AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996
                                                 REGISTRATION NO. 333-12109
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
           Registration Statement Under The Securities Act of 1933

                           HEALTHSOUTH CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Delaware               8062                                          63-0860407
 (State or Other Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer Identification
  Incorporation or Organization)    Classification Code Number)                     Number)

             Two Perimeter Park South, Birmingham, Alabama 35243
                                (205) 967-7116
             (Address, including Zip Code, and Telephone Number,
      including Area Code, of Registrant's Principal Executive Offices)

                                RICHARD M. SCRUSHY
                            Chairman of the Board
                         and Chief Executive Officer
                           HEALTHSOUTH Corporation
                           Two Perimeter Park South
                          Birmingham, Alabama 35243
                                (205) 967-7116
          (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agent for Service)

                                    Copies to:

ROBERT E. LEE GARNER, ESQ.              WILLIAM W. HORTON, ESQ.       CHARLES S. FARMAN, ESQ.
Haskell Slaughter & Young, L.L.C.       BEALL D. GARY, JR., ESQ.      Diepenbrock, Wulff, Plant & Hannegan L.L.P.
1200 AmSouth/Harbert Plaza              HEALTHSOUTH Corporation       300 Capitol Mall
1901 Sixth Avenue North                 Two Perimeter Park South      Suite 1600
Birmingham, Alabama 35203               Birmingham, Alabama 35243     Sacramento, California 95812
(205) 251-1000                          (205) 967-7116                (916) 444-3910

   Approximate date of commencement of proposed sale to the public:
At the effective time of the merger of Fort Sutter Surgery Center, Inc. with a wholly-owned subsidiary of the Registrant, as described in the Prospectus-Proxy Statement included herein.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                           HEALTHSOUTH CORPORATION
                            CROSS-REFERENCE SHEET
    (PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE
                               PROSPECTUS-PROXY
        STATEMENT OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-4)

                          ITEM                                      LOCATION IN PROSPECTUS-PROXY STATEMENT
- --------------------------------------------------------  ---------------------------------------------------------

 1. Forepart of the Registration Statement and Outside    Facing Page; Cross-Reference Sheet; Outside Front Cover Page
Front Cover Page of Prospectus .........................  of Prospectus-Proxy Statement

 2. Inside Front and Outside Back Cover Pages of          Table of Contents; Available Information; Incorporation of
Prospectus .............................................  Certain Information by Reference

 3. Risk Factors, Ratio of Earnings to Fixed Charges      Summary of Prospectus-Proxy Statement; Risk Factors; The
and Other Information ..................................  Special Meeting
                                                          Summary of Prospectus-Proxy Statement; The Special Meeting;
                                                          The Merger; Description of Capital Stock of HEALTHSOUTH;
                                                          Comparison of Rights of FSSCI and HEALTHSOUTH Stockholders;
 4. Terms of the Transaction ...........................  Operations and Management of HEALTHSOUTH after the Merger
 5. Pro Forma Financial Information ....................  Pro Forma Condensed Financial Information
 6. Material Contacts with the Company Being Acquired  .  Not Applicable
 7. Additional Information Required for Reoffering by
Persons and Parties Deemed to be Underwriters  .........  Not Applicable
 8. Interests of Named Experts and Counsel .............  Experts
 9. Disclosure of Commission Position on
Indemnification for Securities Act Liabilities .........  Comparison of Rights of FSSCI and HEALTHSOUTH Stockholders
10. Information with Respect to S-3 Registrants  .......  Incorporation of Certain Information by Reference
11. Incorporation of Certain Information by Reference  .  Incorporation of Certain Information by Reference
12. Information with Respect to S-2 or S-3 Registrants    Not Applicable
13. Incorporation of Certain Information by Reference  .  Not Applicable
14. Information with Respect to Registrants Other than
S-3 or S-2 Registrants..................................  Not Applicable
15. Information with Respect to S-3 Companies  .........  Not Applicable
16. Information with Respect to S-2 or S-3 Companies  ..  Not Applicable
17. Information with Respect to Companies Other than
S-3 or S-2 Companies ...................................  Business of FSSCI; Financial Statements of FSSCI

18. Information if Proxies, Consents or Authorizations    Incorporation of Certain Information by Reference; Summary of
are to be Solicited.....................................  Prospectus-Proxy Statement; The Special Meeting; The Merger
19. Information if Proxies, Consents or Authorizations
are not to be Solicited or in an Exchange Offer  .......  Not Applicable

                       FORT SUTTER SURGERY CENTER, INC.
                                2801 K STREET
                             SACRAMENTO, CA 95816
                               September 27, 1996

Dear Shareholder:

   You are cordially invited to attend a Special Meeting of Shareholders of Fort Sutter Surgery Center, Inc. ("FSSCI") on October 17, 1996. Details as to the time and place of the meeting are set forth in the accompanying Notice of Special Meeting of Shareholders.

   The principal purpose of the meeting is to consider and vote upon the approval of a Plan and Agreement of Merger (the "Plan") providing for the merger (the "Merger") of a wholly-owned subsidiary of HEALTHSOUTH Corporation ("HEALTHSOUTH") with and into FSSCI. If the Merger is consummated, FSSCI will become a wholly-owned subsidiary of HEALTHSOUTH, and the shareholders of FSSCI will be entitled to receive, in exchange for each share of FSSCI Common Stock, a number of shares of HEALTHSOUTH Common Stock that equals the "Exchange Ratio", as described and finally determined in the manner set forth in the attached Prospectus-Proxy Statement.

   As more fully described in the attached Prospectus-Proxy Statement, it is anticipated that the market value (based on the average of the reported daily closing prices of the HEALTHSOUTH Common Stock over a 20-day period ending on the last trading day prior to the Special Meeting) of the shares of HEALTHSOUTH Common Stock to be received by the FSSCI shareholders in exchange for each share of FSSCI Common Stock would be approximately $2,400.

   After careful consideration, your Board of Directors has concluded that the proposed Merger is in the best interests of FSSCI shareholders and recommends that you vote FOR the approval of the Plan.

   The attached Prospectus-Proxy Statement describes the Plan and the proposed Merger more fully and includes other information about HEALTHSOUTH and FSSCI. Please give this information your prompt and thoughtful attention.

   Approval of the Plan by the shareholders of FSSCI requires the affirmative vote of the holders of a majority of the outstanding shares of FSSCI Common Stock. THEREFORE, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD FOR THE MEETING EVEN IF YOU PLAN TO ATTEND. You may vote in person at that time if you so desire.

                                             Sincerely,


                                             DAVID B. COWARD, M.D.
                                             President

                     FORT SUTTER SURGERY CENTER, INC.
                              --------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                October 17, 1996
                              --------------------

To the Shareholders of Fort Sutter Surgery Center, Inc.

   Notice is hereby given that a Special Meeting of Shareholders of Fort Sutter Surgery Center, Inc., a California corporation ("FSSCI"), will be held at the offices of Diepenbrock, Wulff, Plant & Hannegan, LLP, FSSCI's legal counsel, at 300 Capitol Mall, Suite 1600, Sacramento, California on October 17, 1996 at 6:00 p.m., local time, for the following purposes:

       1. To consider and vote upon a proposal to approve (i) the Plan and Agreement of Merger, dated as of August 13, 1996, among FSSCI, HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), and FSSCI Acquisition Corporation, a California corporation (the "Subsidiary") that is wholly owned by HEALTHSOUTH (as it may be amended, supplemented or otherwise modified from time to time, the "Plan"), pursuant to which, among other things, the Subsidiary will be merged with and into FSSCI upon the terms and subject to the conditions contained in the Plan (the "Merger"), and FSSCI will become a wholly-owned subsidiary of HEALTHSOUTH, as described in the accompanying Prospectus-Proxy Statement, and (ii) the related Agreement of Merger to be filed with the California Secretary of State to effect the Merger (including certain amendments to FSSCI's Amended and Restated Articles of Incorporation).

       2. To consider and act upon such other matters as may properly come before the Special Meeting, including any adjournments or postponements thereof.

   The Board of Directors of FSSCI has fixed the close of business on September 22, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting, and only shareholders of record at such time will be entitled to notice of and to vote at the Special Meeting.

   A form of Proxy and a Prospectus-Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice and form a part hereof.

   You are cordially invited and urged to attend the Special Meeting in person. Approval of the Plan and the Merger requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of FSSCI Common Stock. Whether or not you intend to attend the Special Meeting, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, postage pre-paid envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, your Proxy may be revoked at any time before it is voted.

                                        By Order of the Board of Directors,

September 27, 1996                      DAVID B. COWARD, M.D.
Sacramento, California                  President and Assistant Secretary

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE. PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. THE BOARD OF DIRECTORS OF FSSCI UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PLAN.

PROSPECTUS-PROXY STATEMENT

                                 PROXY STATEMENT
                                       OF
                        FORT SUTTER SURGERY CENTER, INC.
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 17, 1996
                                ----------------
                                   PROSPECTUS
                                       OF
                             HEALTHSOUTH CORPORATION

   THIS PROSPECTUS RELATES TO UP TO 296,925 SHARES OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "HEALTHSOUTH COMMON STOCK"), OF HEALTHSOUTH CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, AS APPLICABLE, "HEALTHSOUTH") ISSUABLE TO THE SHAREHOLDERS OF FORT SUTTER SURGERY CENTER, INC. ("FSSCI") UPON CONSUMMATION OF THE MERGER (AS DEFINED BELOW). SUCH NUMBER OF SHARES REPRESENTS THE MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED TO THE FSSCI SHAREHOLDERS. THIS PROSPECTUS ALSO SERVES AS THE PROXY STATEMENT OF FSSCI FOR ITS SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 17, 1996, AND ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF (THE "SPECIAL MEETING"). SEE "THE SPECIAL MEETING".

                                ----------------

   This Prospectus-Proxy Statement describes the terms of a proposed business combination between HEALTHSOUTH and FSSCI, pursuant to which HEALTHSOUTH will acquire FSSCI by means of the merger (the "Merger") of FSSCI Acquisition Corporation, a wholly-owned subsidiary of HEALTHSOUTH (the "Subsidiary"), with and into FSSCI, with FSSCI being the surviving corporation (the "Surviving Corporation"). After the Merger, the combined operations of HEALTHSOUTH and FSSCI are expected to be conducted with FSSCI as a wholly-owned subsidiary of HEALTHSOUTH. The Merger will be effective pursuant to the terms and subject to the conditions of the Plan and Agreement of Merger, dated as of August 13, 1996, among HEALTHSOUTH, the Subsidiary and FSSCI (as it may be amended, supplemented or otherwise modified from time to time, the "Plan"). The Plan is attached to this Prospectus-Proxy Statement as Annex A and is incorporated herein by reference. HEALTHSOUTH and FSSCI are hereinafter sometimes referred to as the "Companies" and individually as a "Company".

   Upon consummation of the Merger, except as described herein, each outstanding share of Common Stock, without par value, of FSSCI (the "FSSCI Common Stock" or the "FSSCI Shares"), other than shares held by FSSCI and Dissenting Shares (as defined herein), will be cancelled and converted into the right to receive that number of shares of HEALTHSOUTH Common Stock which is the quotient (the "Exchange Ratio") of (a) $8,907,735 divided by the number of shares of FSSCI Common Stock outstanding as of the FSSCI Record Date, divided by (b) the Base Period Trading Price, as such Exchange Ratio may be adjusted and finally determined in the manner described herein.

   The term "Base Period Trading Price" means the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the New York Stock Exchange trading day immediately preceding the date of the Special Meeting. FSSCI shareholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. For a more complete description of the terms of the Merger, see "THE MERGER".

   This Prospectus-Proxy Statement and the form of Proxy are first being mailed to shareholders of FSSCI on or about September 27, 1996.

   SEE "RISK FACTORS" AT PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY FSSCI SHAREHOLDERS.


    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE
          SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS-PROXY STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


       THE DATE OF THIS PROSPECTUS-PROXY STATEMENT IS SEPTEMBER 27, 1996.

                              AVAILABLE INFORMATION

   HEALTHSOUTH has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus-Proxy Statement omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

   HEALTHSOUTH  is subject to the  information  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York, 10048; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the Registration Statement and other information with respect to HEALTHSOUTH should be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   THIS PROSPECTUS-PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY HEALTHSOUTH, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF HEALTHSOUTH CORPORATION, TWO PERIMETER PARK SOUTH, BIRMINGHAM, ALABAMA 35243, TELEPHONE (205) 967-7116. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FIVE DAYS PRIOR TO THE SPECIAL MEETING.

   There are hereby incorporated by reference into this Prospectus-Proxy Statement and made a part hereof the following documents filed by HEALTHSOUTH:

   1. HEALTHSOUTH's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended.

   2. HEALTHSOUTH's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996.

   3. HEALTHSOUTH's Current Report on Form 8-K dated December 16, 1995, as amended (relating to the acquisition of Advantage Health Corporation ("Advantage Health")).

   4. HEALTHSOUTH's Current Report on Form 8-K dated January 17, 1996 (relating to the consummation of the acquisition of Surgical Care Affiliates, Inc. ("SCA")).

   5. HEALTHSOUTH'S Current Report on Form 8-K dated March 14, 1996 (relating to the consummation of the acquisition of Advantage Health).

   6. HEALTHSOUTH'S Current Report on Form 8-K dated March 20, 1996 (reporting combined earnings of HEALTHSOUTH and SCA for February 1996).

   7. HEALTHSOUTH'S Current Report on Form 8-K dated May 20, 1996 (reporting combined earnings of HEALTHSOUTH and Advantage Health for April 1996).

   8. The description of HEALTHSOUTH's capital stock contained in HEALTHSOUTH's Registration Statement on Form 8-A filed August 26, 1989.

   All documents filed by HEALTHSOUTH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Proxy Statement and prior to the Closing Date of the Merger shall be deemed to be incorporated by reference into this Prospectus-Proxy Statement and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) is modified or superseded by such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

   Effective August 20, 1996, HEALTHSOUTH acquired by merger Professional Sports Care Management, Inc. ("PSCM"). Prior to such merger, PSCM was a publicly-traded company. Certain pro forma financial information contained herein under "PRO FORMA CONDENSED FINANCIAL INFORMATION" is derived from the historical financial statements of PSCM. Accordingly, there are hereby incorporated by reference to this Prospectus-Proxy Statement and made a part hereof portions of the following documents filed by PSCM:

   1. The financial statements contained at pages 39-55 of PSCM's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

   2. The financial statements contained at pages 1-7 of PSCM's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

   All information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to HEALTHSOUTH was supplied by HEALTHSOUTH, and all information contained in this Prospectus-Proxy Statement with respect to FSSCI was supplied by FSSCI. Although neither HEALTHSOUTH nor FSSCI has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated by reference herein are inaccurate or incomplete, neither HEALTHSOUTH nor FSSCI warrants the accuracy or completeness of such statements or information as they relate to the other party.

   Statements contained in this Prospectus-Proxy Statement which are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting HEALTHSOUTH's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HEALTHSOUTH include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for HEALTHSOUTH's services by government or private payors, competitive pressures in the healthcare industry and HEALTHSOUTH's response thereto, HEALTHSOUTH's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in HEALTHSOUTH's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in HEALTHSOUTH's Securities and Exchange Commission filings and other public announcements.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS-PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS-PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING HEALTHSOUTH OR FSSCI CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT SINCE THE DATE OF SUCH INFORMATION. THIS PROSPECTUS-PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS-PROXY STATEMENT IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                              TABLE OF CONTENTS
                                                                 PAGE
                                                               --------
AVAILABLE INFORMATION .......................................       3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE  ..........       3
SUMMARY OF PROSPECTUS-PROXY STATEMENT........................       7
RISK FACTORS.................................................      13
THE SPECIAL MEETING .........................................      13
 General ....................................................      13
 Date, Place and Time .......................................      13
 Record Date; Quorum ........................................      13
 Voting at the Special Meeting; Vote Required................      13
 Voting and Revocation of Proxies ...........................      14
 Solicitation of Proxies ....................................      14
THE MERGER...................................................      15
 Terms of the Merger ........................................      15
 Non-Competition Agreements..................................      16
 Agreement of Merger.........................................      16
 Amendments to Articles of Incorporation.....................      16
 Background of the Merger ...................................      17
 Reasons for the Merger; Recommendation of the FSSCI Board ..      19
 Opinion of Financial Advisor to FSSCI.......................      19
 Effective Time of the Merger ...............................      22
 Exchange of Certificates....................................      22
 Representations and Warranties..............................      23
 Conditions to the Merger ...................................      23
 Business Pending the Merger ................................      24
 Waiver and Amendment .......................................      24
 Termination ................................................      24
 Indemnification and Insurance...............................      25
 Accounting Treatment .......................................      25
 Certain Federal Income Tax Consequences ....................      25
 Resale of HEALTHSOUTH Common Stock by Affiliates ...........      26
 Expenses....................................................      27
 NYSE Listing................................................      27
RIGHTS OF DISSENTING SHAREHOLDERS............................      27
SELECTED CONSOLIDATED FINANCIAL DATA--HEALTHSOUTH ...........      30
PRO FORMA CONDENSED FINANCIAL INFORMATION ...................      31
BUSINESS OF HEALTHSOUTH .....................................      41
 General.....................................................      41
 Company Strategy............................................      41
 Patient Care Services: General..............................      42
 Outpatient Rehabilitation Services..........................      43
 Inpatient Rehabilitation Services...........................      43
 Medical Centers.............................................      43
 Surgery Centers.............................................      43
 Other Patient Care Services.................................      43
 Locations...................................................      44

                                                                 PAGE
                                                               --------
BUSINESS OF FSSCI............................................      45
 Business Overview...........................................      45
 Organization and Historical Developments....................      45
 Management's Discussion and Analysis of Certain Factors.....      45
 Market for FSSCI's Stock and Related Shareholder Matters....      46
 Certain Transactions........................................      46
FINANCIAL STATEMENTS OF FSSCI................................      47
PRINCIPAL SHAREHOLDERS OF FSSCI..............................      53
DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH .................      54
 Common Stock ...............................................      54
 Fair Price Provision .......................................      54
 Section 203 of the DGCL.....................................      55
 Preferred Stock ............................................      55
 Transfer Agent..............................................      55
COMPARISON OF RIGHTS OF FSSCI AND HEALTHSOUTH
 STOCKHOLDERS ...............................................      56
 Classes and Series of Capital Stock.........................      56
 Size and Election of the Board of Directors.................      56
 Cumulative Voting...........................................      56
 Removal of Directors........................................      57
 Vote Required for Mergers and Reorganizations...............      57
 Other Voting Rights.........................................      58
 Conversion and Dissolution..................................      58
 Business Combinations.......................................      58
 Amendment or Repeal of the Charter Documents................      59
 Amendment or Repeal of Bylaws...............................      60
 Special Meeting of Stockholders.............................      60
 Liability of Directors......................................      60
 Indemnification of Directors and Officers...................      61
 Dissenter's Rights..........................................      62
 Dividends...................................................      62
 Transactions Involving Officers or Directors................      63
 Inspection of Shareholders List.............................      63
 Contractual Restrictions on Stock Transfers.................      63
OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER ...      63
 Operations .................................................      63
 Management .................................................      63
EXPERTS .....................................................      64
LEGAL MATTERS................................................      64
ADDITIONAL INFORMATION.......................................      64
 Other Business..............................................      64
 ANNEXES:
 A. Plan and Agreement of Merger ............................  A-1
 B. Opinion of Robertson, Stephens & Company LLC.............  B-1
 C. Form of Non-Competition Agreement........................  C-1
 D. Chapter 13 of the California General Corporation Law.....  D-1

                    SUMMARY OF PROSPECTUS-PROXY STATEMENT

    The following is a summary of certain information contained elsewhere in this Prospectus-Proxy Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus-Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus-Proxy Statement, the Annexes hereto and the documents incorporated by reference herein.

THE COMPANIES

   HEALTHSOUTH. HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality health care services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At June 30, 1996, HEALTHSOUTH had over 975 patient care locations in 46 states. See "BUSINESS OF HEALTHSOUTH".

   At June 30,  1996,  HEALTHSOUTH  had  consolidated  assets  of  approximately
$3,084,755,000   and   consolidated   stockholders'   equity  of   approximately
$1,288,672,000 and employed approximately 35,000 persons.

   HEALTHSOUTH was incorporated under the laws of Delaware in 1984. Its principal executive offices are located at Two Perimeter Park South, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.

   FSSCI. FSSCI is a California corporation whose principal asset is its interest in Fort Sutter Surgery Center, a California Limited Partnership (the "Partnership"). The Partnership owns and operates two outpatient surgery center facilities in Sacramento, California. A subsidiary of HEALTHSOUTH is the general partner of the Partnership. FSSCI also owns a 4.46% limited partnership interest in Fort Sutter Medical Building, a California Limited Partnership ("FSMB"), which leases to the Partnership the office space for one of the Partnership's facilities.

   FSSCI was incorporated under the laws of California in 1986. It has no employees and no material assets other than its interest in the Partnership and FSMB. FSSCI's principal executive offices are located at 2801 K Street, Sacramento, California 95816, and its telephone number is (916) 733-5017. See "Business of FSSCI".

   FSSCI Acquisition Corporation. The Subsidiary is a direct, wholly-owned subsidiary of HEALTHSOUTH and has not engaged in any business activity unrelated to the Merger. The principal executive offices of the Subsidiary are located at Two Perimeter Park South, Birmingham, Alabama 35243, and its telephone number is
(205) 967-7116.

THE SPECIAL MEETING

   The Special Meeting of FSSCI shareholders (the "Special Meeting") to consider and vote on a proposal to approve the Plan will be held on October 17, 1996, at 6:00 p.m., Pacific Time, at the offices of Diepenbrock, Wulff, Plant & Hannegan, LLP, 300 Capitol Mall, Suite 1600, Sacramento, California. Only holders of record of FSSCI Shares at the close of business on September 23, 1996 (the "FSSCI Record Date"), will be entitled to notice of and to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 3,700 shares of FSSCI Common Stock. Each issued and outstanding FSSCI Share is entitled to one vote on each matter to be presented at the Special Meeting. Proxies sent via facsimile transmission will be accepted if received not later than

15 minutes prior to the scheduled commencement of the Special Meeting. Such proxies may be sent via facsimile to Cynthia Leathers, c/o Charles Farman, Diepenbrock, Wulff, Plant & Hannegan, at (916)446-1696. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING".

VOTE REQUIRED

   Approval of the Plan by the shareholders of FSSCI requires the affirmative vote of the holders of a majority of the outstanding shares of FSSCI Common Stock entitled to vote thereon. Accordingly, approval of the Plan at the Special Meeting will require the affirmative vote of the holders of at least 1,851 shares of FSSCI Common Stock.

   As of the FSSCI Record Date, directors and executive officers of FSSCI and their affiliates beneficially owned an aggregate of 800 shares of FSSCI Common Stock, or approximately 21.62% of the FSSCI Shares outstanding on such date.

   In the event that the Plan is not approved by FSSCI shareholders, the Plan may be terminated by HEALTHSOUTH or FSSCI in accordance with its terms. Such approval is also a condition to HEALTHSOUTH's and FSSCI's obligations to consummate the Merger. See "THE SPECIAL MEETING -- Vote Required", "THE MERGER
- -- Conditions to the Merger" and "-- Termination".

THE MERGER

   Terms of the Merger. FSSCI will be acquired by HEALTHSOUTH pursuant to and subject to the terms and conditions of the Plan, which provides that at the effective time of the Merger (the "Effective Time"), the Subsidiary will merge with and into FSSCI with FSSCI being the Surviving Corporation. The Articles of Incorporation of FSSCI, as amended by the Agreement of Merger, and the Bylaws of the Subsidiary in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law.

   Upon consummation of the Merger, except as described herein, each outstanding share of FSSCI Common Stock, other than shares held by FSSCI and Dissenting Shares (as defined herein), will be cancelled and converted into the right to receive that number of shares of HEALTHSOUTH Common Stock which is the quotient (the "Exchange Ratio") of (a) $8,907,735 divided by the number of shares of FSSCI Common Stock outstanding as of the FSSCI Record Date, divided by (b) the Base Period Trading Price, as such Exchange Ratio may be adjusted and finally determined in the manner described herein. The shares of HEALTHSOUTH Common Stock to be issued to the FSSCI Shareholders are herein called the "Merger Consideration".

   The term "Base Period Trading Price" is defined in the Plan as the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the New York Stock Exchange trading day immediately preceding the date of the Special Meeting. The daily closing price per share shall be the closing price for NYSE-Composite Transactions as reported in The Wall Street Journal-Eastern Edition or, if not reported therein, any other authoritative source. Fractional shares of HEALTHSOUTH Common Stock will not be issuable in connection with the Merger. FSSCI shareholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. See "THE MERGER" and "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH".

   The following table indicates various Exchange Ratios assuming various Base Period Trading Prices, in each case with the resulting "value" to be received for each share of FSSCI Common Stock.


                                                   VALUE TO BE
                                                  RECEIVED FOR
                                                      EACH
          BASE PERIOD                            SHARE OF FSSCI
          TRADING PRICE      EXCHANGE RATIO       COMMON STOCK
          (COL. A)              (COL. B)       (COL. A X COL. B)
          --------------    ----------------   -----------------
          $28.00........         85.9820           $2,407.00
          $30.00........         80.2499           $2,407.00
          $32.00........         75.7342           $2,407.00
          $34.00........         70.8087           $2,407.00
          $36.00........         66.8749           $2,407.00
          $38.00........         63.3552           $2,407.00
          $40.00........         60.1874           $2,407.00

   To the extent the Base Period Trading Price is below $28.00, the Exchange Ratio, and the corresponding number of shares of HEALTHSOUTH Common Stock received for each share of FSSCI Common Stock, would be appropriately increased. To the extent the Base Period Trading Price is above $40.00, the Exchange Ratio, and the corresponding number of shares of HEALTHSOUTH Common Stock received for each share of FSSCI Common Stock, would be appropriately decreased.

   Recommendation of the Board of Directors. The Board of Directors of FSSCI (the "FSSCI Board") has adopted and approved the Plan and has recommended a vote FOR approval of the Plan. The FSSCI Board believes the Plan is fair to and in the best interests of the shareholders of FSSCI.

   The FSSCI Board believes that the Plan is in the best interests of the FSSCI shareholders based on a number of factors, including, without limitation and without assigning relative weights thereto, the following factors:

   (i) The terms and conditions of the Merger, including the aggregate value, after deducting transaction fees and expenses, of the consideration to be received by FSSCI's shareholders in the Merger;

   (ii) The opportunity for the FSSCI shareholders to receive in the Merger, in exchange for a substantially illiquid investment in FSSCI, fully-registered, publicly-traded stock having a substantial market float, thereby permitting the FSSCI shareholders following the Merger to liquidate their investment in a public market that does not currently exist for the FSSCI Common Stock;

   (iii) The opportunity for the FSSCI shareholders to share in the potential for long-term gains in FSSCI through the ownership of HEALTHSOUTH Common Stock following the Merger;

   (iv) The market position of HEALTHSOUTH, and the liquidity and historical performance of HEALTHSOUTH Common Stock;

   (v) The likelihood that the Merger would be consummated, including the absence of any financing condition or other significant contingencies in the Plan and the recent experience of HEALTHSOUTH in effecting tax-free reorganizations such as the Merger;

   (vi)  The  perceived  obstacles  in  effecting  a  transaction  at  a  higher
Partnership valuation, in a manner consistent with the Buyout Provision (as defined herein), with a party other than HEALTHSOUTH;

   (vii) The expectation that the Merger would be tax-free for federal income tax purposes to FSSCI and its shareholders; and

   (viii) The opinion of Robertson, Stephens & Company LLC ("Robertson Stephens"), FSSCI's independent financial advisor, that the Purchase Price Value (as defined herein) in the Merger was fair, from a financial point of view, to such holders as of August 5, 1996.

   The FSSCI Board also considered the following information in determining that the terms of the Merger are fair to FSSCI and its shareholders: (i) its knowledge of, and views concerning, the business, operations, property, assets, financial condition, operating results, strategic objectives and prospects of FSSCI, the Partnership and HEALTHSOUTH; (ii) current industry, economic and market conditions and trends; (iii) the terms of the Plan and the Non-Competition Agreement (as defined herein) and (iv) FSSCI's alternatives.

   See "THE  MERGER  --  Reasons  for the  Merger;  Recommendation  of the FSSCI
Board".

   Opinion of Financial Advisor to FSSCI. Robertson Stephens has served as financial advisor to FSSCI in connection with the Merger and has delivered its written opinion to the FSSCI Board, dated August 5, 1996, that, as of such date, the Purchase Price Value is fair from a financial point of view to the FSSCI shareholders. A copy of the opinion of Robertson Stephens is attached as Annex B to this Prospectus-Proxy Statement and incorporated herein by reference. FSSCI shareholders are urged to, and should, read such opinion carefully in its entirety in conjunction with this Prospectus-Proxy Statement for assumptions made, matters considered and the limits of the review by RSC. See "THE MERGER -- Opinion of Financial Advisor to FSSCI".

   Effective Time of the Merger. The Merger will become effective upon the filing of an agreement of Merger by the Subsidiary and FSSCI under the California General Corporation Law (the "CGCL"), or at such later time as may be specified in such Agreement of Merger. The Plan requires that this filing be made, subject to satisfaction of the conditions to the respective obligations of each party to consummate the Merger, no later than two business days after satisfaction or waiver of the various conditions to the Merger set forth in the Plan, or at such other time as may be agreed by HEALTHSOUTH and FSSCI. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions to the Merger".

   Exchange of Certificates. As soon as reasonably practicable after the Effective Time, HEALTHSOUTH shall deliver to each holder of record of FSSCI Shares one or more certificates representing shares of HEALTHSOUTH Common Stock representing that number of whole shares of HEALTHSOUTH Common Stock which such holder has the right to receive pursuant to the Plan; provided, however, that HEALTHSOUTH shall only be required to make such delivery to a holder who has surrendered such holder's certificate(s) representing FSSCI Shares. HEALTHSOUTH will also issue to such holder a check representing cash in lieu of fractional shares of HEALTHSOUTH Common Stock which would otherwise be issuable, with a fractional share payment to be calculated based upon the Base Period Trading Price. See "THE MERGER--Exchange of Certificates".

   Representations and Warranties. The Plan contains certain representations and warranties made by each of the parties thereto. See "THE MERGER -- Representations and Warranties".

   Conditions to the Merger. The obligation of each of HEALTHSOUTH, the Subsidiary and FSSCI to consummate the Merger is subject to certain conditions, including approval of the Plan by the FSSCI shareholders. See "THE MERGER -- Conditions to the Merger".

   Business Pending the Merger. The Plan provides that, until the Effective Time, except as provided in the Plan, FSSCI will use its reasonable best efforts to preserve intact its present business organizations, and to preserve the goodwill of customers, suppliers and others having business dealings with it. See "THE MERGER -- Business Pending the Merger".


   Amendment. The Plan provides that, at any time prior to the Effective Time, the parties may, under certain circumstances, amend or otherwise change the Plan. See "THE MERGER -- Waiver and Amendment".

   Termination. The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the shareholders of FSSCI, under certain circumstances which are set forth in the Plan. See "THE MERGER -- Termination".

   Accounting Treatment. HEALTHSOUTH will account for the Merger using the purchase method of accounting. See "THE MERGER -- Accounting Treatment".

   Certain Federal Income Tax Consequences. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss will be recognized by holders of FSSCI Shares upon their receipt of HEALTHSOUTH Common Stock in exchange for their FSSCI Shares, except with respect to cash received in lieu of fractional shares. The obligation of FSSCI and HEALTHSOUTH to consummate the Merger is conditioned upon their receipt of opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

   EACH HOLDER OF FSSCI SHARES IS URGED TO CONSULT HIS OR HER PERSONAL TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER, BASED UPON SUCH HOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. SEE "THE MERGER
- -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES".

   Resale Restrictions. All shares of HEALTHSOUTH Common Stock received by FSSCI shareholders in the Merger will be freely transferable, except that shares of HEALTHSOUTH Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of FSSCI at the time of the Special Meeting may be resold by them only in certain permitted circumstances. See "THE MERGER -- Resale of HEALTHSOUTH Common Stock by Affiliates".

   Dissenters' Rights. If the Merger is approved by the required vote of the FSSCI shareholders and is not abandoned or terminated, each holder of FSSCI Common Stock who does not vote in favor of the Merger may, by complying with the procedure described in Chapter 13 of the CGCL, be entitled to the dissenters' rights described therein. See "RIGHTS OF DISSENTING SHAREHOLDERS".

   NYSE Listing. A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to the FSSCI shareholders in the Merger. Although no assurance can be given that the NYSE will accept such shares of HEALTHSOUTH Common Stock for listing, HEALTHSOUTH and FSSCI anticipate that these shares will qualify for listing. It is a condition to the obligation of HEALTHSOUTH, the Subsidiary and FSSCI to consummate the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time. See "THE MERGER -- NYSE Listing".

MARKET AND MARKET PRICE

   The HEALTHSOUTH Common Stock is listed under the symbol HRC on the NYSE. Set forth below are the closing prices per share of HEALTHSOUTH Common Stock on the NYSE on (i) August 12, 1996, the last business day preceding execution of the Plan, and (ii) September 24, 1996:

                                                  MARKET PRICE
                                                  PER SHARE OF
                                                  HEALTHSOUTH
          DATE                                    COMMON STOCK
          -----                                 -----------------
     August 12, 1996  ......................         $34.00
     September 24, 1996 ....................         $35.00

   The following table sets forth certain information as to the high and low reported sale prices per share of HEALTHSOUTH Common Stock for the periods indicated. The prices for HEALTHSOUTH Common Stock are as reported on the NYSE Composite Transactions Tape. HEALTHSOUTH has never paid dividends on its capital stock. All prices shown have been adjusted for a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

                                                           HEALTHSOUTH
                                                          COMMON STOCK
                                                         HIGH       LOW
     1994
      First Quarter ..............................      $16.13    $11.69
      Second Quarter .............................       17.32     12.63
      Third Quarter ..............................       19.69     12.88
      Fourth Quarter .............................       19.32     16.13
     1995
      First Quarter ..............................      $20.44    $18.06
      Second Quarter .............................       21.63     16.32
     Third Quarter ...............................       25.75     17.25
      Fourth Quarter .............................       32.38     22.50
     1996
      First Quarter ..............................      $38.13    $27.00
      Second Quarter .............................       38.63     32.32
      Third Quarter (through September 24, 1996)..       38.00     28.50

   As of September 15, 1996, there were approximately 3,565 record holders of HEALTHSOUTH Common Stock. As of the FSSCI Record Date, there were approximately 35 record holders of FSSCI Common Stock.

   Holders of FSSCI Shares are advised to obtain current market quotations for HEALTHSOUTH Common Stock. No assurance can be given as to the market price of HEALTHSOUTH Common Stock at the Effective Time or at any other time.

OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER

   Pursuant to the Plan, following the Effective Time, FSSCI will be a wholly-owned subsidiary of HEALTHSOUTH. HEALTHSOUTH will continue its operations as prior to the Merger and will continue to be managed by the same Board of Directors and executive officers. See "OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER".

                                  RISK FACTORS


   In addition to the other information in this Prospectus-Proxy Statement, the following should be considered carefully by holders of FSSCI Shares.


   Regulation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH or on the combined Companies. HEALTHSOUTH is also subject, and the combined Companies will be subject, to various other types of regulation at the federal and state levels, including, but not limited to, licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".


                               THE SPECIAL MEETING

GENERAL

   This Prospectus-Proxy Statement is being furnished to the holders of FSSCI Common Stock in connection with solicitation of proxies by the Board of Directors of FSSCI (the "FSSCI Board") for use at the Special Meeting to consider and vote upon a proposal to approve the Plan and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

   Each copy of this Prospectus-Proxy Statement mailed to the holders of FSSCI Common Stock is accompanied by a form of Proxy for use at the Special Meeting.

   This Prospectus-Proxy Statement is also furnished to holders of FSSCI Common Stock as a Prospectus in connection with the issuance to them of the shares of HEALTHSOUTH Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME

   The Special Meeting will be held at the offices of FSSCI's legal counsel, Diepenbrock, Wulff, Plant & Hannegan, LLP, at 300 Capitol Mall, Suite 1600, Sacramento, California on October 17, 1996 at 6:00 p.m., Sacramento time.

RECORD DATE; QUORUM

   The FSSCI Board has fixed the close of business on September 23, 1996, as the FSSCI Record Date for the determination of holders of FSSCI Common Stock entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of FSSCI Common Stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

VOTING AT THE SPECIAL MEETING; VOTE REQUIRED

   As of the FSSCI Record Date, there were outstanding and entitled to vote 3,700 shares of FSSCI Common Stock. Each share of FSSCI Common Stock is entitled to one vote on each matter that comes before the Special Meeting. Approval of the Plan (and the related Agreement of Merger) will require the affirmative vote of the holders of a majority of the outstanding shares of FSSCI Common Stock entitled to vote at the Special Meeting. Accordingly, approval of the Plan will require the affirmative vote of the holders of at least 1,851 shares of FSSCI Common Stock.

   At the Special Meeting, abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present, but will not be counted as votes either for or against the Plan (or the related Agreement of Merger). However, abstentions and broker non-votes will have the practical effect of a vote against the Plan (and the related Agreement of Merger) since they represent one less vote for approval.

   As of the FSSCI Record Date, FSSCI's directors and executive officers and their affiliates beneficially owned an aggregate of 800 shares, or approximately 21.62%, of FSSCI Common Stock outstanding on such date.

   By the unanimous vote of the members of the FSSCI Board at a special meeting held on August 5, 1996, the FSSCI Board determined that the proposed Merger, and the terms and conditions of the Plan (and the related Agreement of Merger), were in the best interests of FSSCI and its shareholders. The Plan (and the related Agreement of Merger) were adopted and approved unanimously by the members of the FSSCI Board of Directors present at the special meeting, who also unanimously resolved to recommend that the shareholders of FSSCI vote FOR approval of the Plan (and the related Agreement of Merger).

   In the event that the Plan is not approved by FSSCI shareholders, the Plan may be terminated in accordance with its terms. See "THE MERGER -- Termination".

VOTING AND REVOCATION OF PROXIES

   Shares of FSSCI Common Stock represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a Proxy for the Special Meeting is properly executed and returned without indicating any voting instructions, the shares of FSSCI Common Stock represented by the Proxy will be voted FOR approval of the Plan (and the related Agreement of Merger). Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing of an instrument revoking, it or of a duly executed Proxy bearing a later date, with the Secretary of FSSCI, prior to or at the Special Meeting, or by voting in person at the Special
Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a Proxy.

   The Board of Directors of FSSCI is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable California law.

SOLICITATION OF PROXIES

   In addition to solicitation by mail, directors, officers and employees of FSSCI, who will not be specifically compensated for such services, may solicit proxies from the shareholders of FSSCI, personally or by telephone or telegram or other forms of communication.

   SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH ELSEWHERE IN THIS PROSPECTUS-PROXY STATEMENT. SEE "THE MERGER -- EXCHANGE OF CERTIFICATES".

                                  THE MERGER

     The description of the Merger contained in this Prospectus-Proxy Statement summarizes the principal provisions of the Plan and the related Agreement of Merger; it is not complete and is qualified in its entirety by reference to the Plan and the related Agreement of Merger, the full text of which are attached hereto as Annexes A and B, respectively. All shareholders are urged to read each of Annex A and Annex B in its entirety.

TERMS OF THE MERGER

   The acquisition of FSSCI by HEALTHSOUTH will be effected by means of the merger of the Subsidiary with and into FSSCI, with FSSCI being the Surviving Corporation. The Articles of Incorporation of FSSCI, with certain amendments thereto effective as of the Effective Time (see "Amendments to Articles of Incorporation"), shall become the Articles of Incorporation of the Surviving Corporation from and after the Effective Time. The Bylaws of the Subsidiary as in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law.

   At the Effective Time, each outstanding share of FSSCI Common Stock (excluding shares held by FSSCI, which shall automatically be cancelled and retired, and Dissenting Shares, which shall be treated in the manner discussed below in "RIGHTS OF DISSENTING SHAREHOLDERS") will be converted into the right to receive that number of shares of HEALTHSOUTH Common Stock which is the quotient (the "Exchange Ratio") of (a) $8,907,735 divided by the number of shares of FSSCI Common Stock outstanding as of the FSSCI Record Date, divided by
(b) the Base Period Trading Price, as such Exchange Ratio may be adjusted and finally determined in the manner described below.

   The term "Base Period Trading Price" means the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the last New York Stock Exchange trading day immediately preceding the date of the Special Meeting. The daily closing price per share shall be the closing price of NYSE-Composite Transactions as reported in The Wall Street Journal-Eastern Edition or, if not reported therein, any other authoritative source.

   The following table indicates various Exchange Ratios assuming various Base Period Trading Prices, in each case with the resulting "value" (based solely on the Base Period Trading Prices indicated) to be received for each share of FSSCI Common Stock.

                                                 VALUE TO BE
                                                RECEIVED FOR
                                                   EACH
     BASE PERIOD                               SHARE OF FSSCI
     TRADING PRICE          EXCHANGE RATIO      COMMON STOCK
     (COL. A)                  (COL. B)       (COL. A X COL. B)
     --------------       ----------------   -----------------
     $28.00.........          85.9820          $2,407.00
     $30.00.........          80.2499          $2,407.00
     $32.00.........          75.7342          $2,407.00
     $34.00.........          70.8087          $2,407.00
     $36.00.........          66.8749          $2,407.00
     $38.00.........          63.3552          $2,407.00
     $40.00.........          60.1874          $2,407.00

   To the extent the Base Period Trading Price is below $28.00, the Exchange Ratio, and the corresponding number of shares of HEALTHSOUTH Common Stock received for each share of FSSCI Common Stock, would be appropriately increased. To the extent the Base Period Trading Price is above $40.00, the Exchange Ratio, and the corresponding number of shares of HEALTHSOUTH Common Stock received for each share of FSSCI Common Stock, would be appropriately decreased.

   As of the Effective Time, all outstanding FSSCI Shares shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive shares of HEALTHSOUTH Common Stock, cash

(without interest) in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. Each FSSCI Share that is owned by FSSCI shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   Based upon the number of shares of HEALTHSOUTH Common Stock outstanding as of September 15, 1996, the holders of FSSCI Shares will receive in the aggregate approximately 0.16% of the shares of HEALTHSOUTH Common Stock anticipated to be outstanding immediately after the Effective Time, assuming an Exchange Ratio of 66.8749.

NON-COMPETITION AGREEMENTS

   As provided in the Plan, it is a condition to the consummation of the Merger that each holder of FSSCI Common Stock who either is a director of FSSCI or holds at least 100 shares of FSSCI Common Stock (the "Designated Shareholders") sign a non-competition agreement in favor of HEALTHSOUTH and the Partnership (the "Non-Competition Agreement"). The summary below of the principal terms of the Non-Competition Agreement is not complete and is qualified in its entirety by reference to the Non-Competition Agreement, the full text of which is attached hereto as Annex C. All FSSCI shareholders are urged to read the full text of the Non-Competition Agreement.

   The Non-Competition Agreement prohibits each Designated Shareholder who is a signatory thereto from engaging, for a period of five years, in any business that is similar to the Partnership Business within a ten-mile radius of 2801 K Street, Sacramento, California, with the "Partnership Business" being defined as the ownership and operation of an outpatient surgery center. The Non-Competition Agreement provides that no Designated Shareholder will be in violation of this restriction by reason of (i) engaging in the private practice of medicine (including performing surgery and related procedures), (ii) serving on the medical staff of any healthcare facility, (iii) providing medical services (including performing surgery and related procedures) at, or referring patients for treatment at, any healthcare facility whatsoever, or (iv) possessing or maintaining such securities or business interests, or engaging in such activities, as such shareholder shall have disclosed in writing to HEALTHSOUTH prior to the Merger (so long as HEALTHSOUTH in its discretion elects to consummate the Merger notwithstanding the interests or activities disclosed by such shareholder). The Non-Competition Agreement also prohibits each Designated Shareholder who is a signatory thereto from using or disclosing certain confidential information regarding the Partnership Business.

   Under terms of the Plan, HEALTHSOUTH in its sole discretion may elect to consummate the closing of the Merger notwithstanding the failure of one or more Designated Shareholders to sign the Non-Competition Agreement.

AGREEMENT OF MERGER

   The Agreement of Merger sets forth the principal terms of the Merger and the exchange of the shares of FSSCI Common Stock in a manner consistent with the terms of the Plan but does not include certain of the representations, conditions, covenants and other provisions set forth in the Plan. The Agreement of Merger will be signed by HEALTHSOUTH, the Subsidiary and FSSCI, and submitted for filing with the California Secretary of State, on or shortly after the Closing Date. Under California law, the Merger will be effective when the Agreement of Merger is actually filed.

AMENDMENTS TO ARTICLES OF INCORPORATION

   As contemplated by the Plan and as more fully set forth in the Agreement of Merger, if the Plan and Agreement of Merger are approved by the holders of FSSCI Common Stock and the Merger is consummated the Amended and Restated Articles of Incorporation of FSSCI in effect as of the date hereof (the "Current Articles") would be amended to read in their entirety as follows:

   "FIRST: The name of the corporation is Fort Sutter Surgery Center, Inc.

   SECOND:The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

   THIRD:The total number of shares which the corporation is authorized to issue is 1,000 shares of Common Stock of the par value of $.01 each."

   Approval of the Agreement of Merger at the Special Meeting will include an approval of the foregoing amendments to the Current Articles.

BACKGROUND OF THE MERGER

   FSSCI is a subchapter S corporation whose principal asset is a 49% limited partnership interest (the "Partnership Interest") in Fort Sutter Surgery Center, a California Limited Partnership (the "Partnership"), of which a wholly-owned subsidiary of HEALTHSOUTH is the general partner (the "General Partner"). The Partnership was organized and operates under the terms of an Amended and Restated Limited Partnership Agreement among FSSCI, the General Partner and certain other partners (as amended through the date hereof, the "Partnership Agreement"). For further information regarding FSSCI, see "BUSINESS OF FSSCI".

   In October 1995, HEALTHSOUTH acquired the General Partner, then called Sutter Surgery Centers, Inc. ("SSCI"), in a transaction (the "SSCI Acquisition") pursuant to which SSCI became a wholly-owned subsidiary of HEALTHSOUTH. SSCI, under its new name of "HEALTHSOUTH Surgery Centers-West, Inc.", continued as the General Partner.

   Prior to the closing of the SSCI Acquisition, certain of FSSCI's officers, together with FSSCI's counsel, engaged in various discussions with representatives of SSCI and HEALTHSOUTH regarding certain issues relating to the transaction. These discussions included preliminary inquiries regarding (i) the price paid by HEALTHSOUTH for SSCI, and (ii) the potential for the limited partners of the Partnership to sell their interests in the Partnership to HEALTHSOUTH, at some future time, in a tax-free reorganization in which the shareholders of FSSCI would receive HEALTHSOUTH Common Stock. Representatives of FSSCI and SSCI also had certain discussions regarding the terms of Section 11.02 of the Partnership Agreement (the "Buyout Provision"), which provides that (i) the limited partners of the Partnership may from time to time request the General Partner to establish a price at which it would be willing to acquire the interests in the Partnership held by such limited partners and (ii) if the price offered by the General Partner were not acceptable to the limited partners, the limited partners could, under certain circumstances, compel the sale of all of the Partnership's assets to a third party.

   Following a meeting on October 23, 1995 among representatives of FSSCI, SSCI and their respective counsel, on October 26, 1995 FSSCI requested that the General Partner set a buyout price pursuant to the Buyout Provision. On November 27, 1995 (following the closing of the SSCI Acquisition), the General Partner, pursuant to the Buyout Provision, offered to purchase the interests of the limited partners in the Partnership, for cash, based on a total Partnership valuation of $9,500,000 (the "November Offer"). Following further discussions between FSSCI's counsel and SSCI, the FSSCI Board met at a special meeting on November 28, 1995 to consider the terms of the November Offer. On December 5, 1995, the FSSCI Board further considered the November Offer at a special meeting at which representatives of the General Partner presented the basis for such offer and responded to questions from the Board.

   As a result of these meetings, and further discussions among members of FSSCI's management, the FSSCI Board determined not to accept the November Offer for a number of reasons, principally because (i) the November Offer contemplated a taxable transaction and (ii) the FSSCI Board believed that the $9,500,000 Partnership valuation contemplated by the November Offer, which would have resulted in a pre-tax purchase price to FSSCI of $4,655,000, was inadequate.

   At its December 5, 1995 meeting, the FSSCI Board, with a view to obtaining a higher buyout price from HEALTHSOUTH (or a third party, pursuant to the Buyout Provision), authorized FSSCI's management to contact Robertson, Stephens & Company LLC ("Robertson Stephens"), a San Francisco-
based investment banking firm experienced in healthcare industry transactions, regarding FSSCI's possible engagement of Robertson Stephens. Following a presentation by Robertson Stephens to certain of FSSCI's officers and related discussions among FSSCI and Robertson Stephens, FSSCI retained Robertson Stephens in February 1996 to represent it in connection with a possible sale of FSSCI or its interest in the Partnership. From February 1996 through April 1996, Robertson Stephens engaged in various discussions with FSSCI and its counsel regarding the proposed structure, price and terms of a potential transaction between FSSCI and HEALTHSOUTH or, alternatively, the potential sale of the Partnership's assets to a third party pursuant to the Buyout Provision.
Beginning in March 1996, Robertson Stephens also engaged in preliminary conversations regarding a potential transaction with representatives of HEALTHSOUTH and another potential third-party buyer.

   Following discussions between Robertson Stephens and HEALTHSOUTH, in April 1996 HEALTHSOUTH submitted to FSSCI a draft letter of intent contemplating HEALTHSOUTH's purchase of the interests of the limited partners in the Partnership based on a total Partnership valuation of $18,675,000, with the structure of the transaction to be determined by FSSCI. Following further discussions among members of FSSCI's management, its counsel and Robertson Stephens, FSSCI proposed certain changes to the draft letter. HEALTHSOUTH subsequently submitted to FSSCI a revised letter of intent.

   On May  17,  1996,  the  FSSCI  Board  held a  special  meeting  to  consider
HEALTHSOUTH's offer, at which a representative of Robertson Stephens, participating by telephone, briefly reviewed the discussions with HEALTHSOUTH that had culminated in the draft letter of intent. Robertson Stephens also gave a brief summary regarding the operations, financial condition and market position of HEALTHSOUTH. FSSCI's counsel reviewed with the FSSCI Board the terms of the draft letter of intent. The FSSCI Board also discussed various matters relating to a proposed transaction with HEALTHSOUTH, including the specific terms of HEALTHSOUTH's proposal and the historical, current and projected operations and financial condition of FSSCI. Following further discussion among members of the FSSCI Board subsequent to this meeting, FSSCI and HEALTHSOUTH executed the letter of intent.

   On June 3, 1996, the FSSCI Board further considered HEALTHSOUTH's offer. At the meeting, FSSCI's counsel reviewed with the FSSCI Board certain matters relating to the terms, structure and anticipated tax consequences of the proposed transaction and reviewed the FSSCI Board's fiduciary duties relating to the proposed transaction. Representatives of Robertson Stephens also reviewed with the FSSCI Board certain financial and market information relating to HEALTHSOUTH. Following these presentations and further discussions among the FSSCI Board, the FSSCI Board unanimously determined to have FSSCI's officers, together with FSSCI's counsel, negotiate forms of definitive agreements with HEALTHSOUTH with respect to a tax-free merger reorganization, subject to further discussions regarding the transaction structure with certain of FSSCI's shareholders. Following an informal meeting with certain shareholders on June 3, 1996 and subsequent discussions or correspondence with certain shareholders, FSSCI's management determined to continue the negotiations with HEALTHSOUTH with respect to a tax-free merger reorganization.

   On August 5, 1996, the FSSCI Board held a special meeting to consider and vote upon substantially final forms of the Plan, the Agreement of Merger and related documents. At the meeting, FSSCI's counsel and representatives of Robertson Stephens reviewed the terms of the Merger and the Plan with the FSSCI Board. Additionally, Robertson Stephens rendered its opinion that the $9,150,000 gross purchase price to be paid by HEALTHSOUTH in the Merger (other than amounts to be paid in respect of partnership interests held by FSSCI other than the Partnership Interest, as to which Robertson Stephens expressed no opinion) (the "Purchase Price Value") was fair, from a financial point of view, to such shareholders as of August 5, 1996. Following further discussion, the FSSCI Board unanimously approved the Merger, the Plan (and the related Agreement of Merger), and the transactions contemplated thereby.

   On August 13, 1996, FSSCI and HEALTHSOUTH executed the Plan.

REASONS FOR THE MERGER; RECOMMENDATION OF THE FSSCI BOARD

   At its special meeting on August 5, 1996, the FSSCI Board unanimously approved the Merger and determined that the Merger is advisable and fair and in the best interests of FSSCI and its shareholders. The FSSCI Board unanimously recommends to FSSCI shareholders that they vote FOR the approval and adoption of the Plan (and the related Agreement of Merger) and the approval of the principal terms of the Merger. The FSSCI Board based its approval of the Merger, and its determination that the terms of the Merger are fair to FSSCI and its shareholders, upon a number of factors, including the following:

   (i) The terms and conditions of the Merger, including the aggregate value, after deducting transaction fees and expenses, of the consideration to be received by FSSCI's shareholders in the Merger;

   (ii) The opportunity for the FSSCI shareholders to receive in the Merger, in exchange for a substantially illiquid investment in FSSCI, fully-registered, publicly-traded stock having a substantial market float, thereby permitting the FSSCI shareholders following the Merger to liquidate their investment in a public market that does not currently exist for the FSSCI Common Stock;

   (iii) The opportunity for the FSSCI shareholders to share in the potential for long-term gains in FSSCI through the ownership of HEALTHSOUTH Common Stock following the Merger;

   (iv) The market position of HEALTHSOUTH, and the liquidity and historical performance of HEALTHSOUTH Common Stock;

   (v) The likelihood that the Merger would be consummated, including the absence of any financing condition or other significant contingencies in the Plan and the recent experience of HEALTHSOUTH in effecting tax-free reorganizations such as the Merger;

   (vi) The perceived obstacles in effecting a transaction at a higher Partnership valuation, in a manner consistent with the Buyout Provision, with a party other than HEALTHSOUTH;

   (vii) The expectation that the Merger would be tax-free for federal income tax purposes to FSSCI and its shareholders; and

   (viii) The opinion of Robertson Stephens, FSSCI's independent financial advisor, that the Purchase Price Value in the Merger was fair, from a financial point of view, to such holders as of August 5, 1996.

   The FSSCI Board also considered the following information in determining that the terms of the Merger are fair to FSSCI and its shareholders: (i) its knowledge of, and views concerning, the business, operations, property, assets, financial condition, operating results, strategic objectives and prospects of FSSCI, the Partnership and HEALTHSOUTH; (ii) current industry, economic and market conditions and trends; (iii) the terms of the Plan and the Non-Competition Agreement; and (iv) FSSCI's alternatives.

   In view of the variety of factors considered in connection with its evaluation of the Merger, the FSSCI Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF FINANCIAL ADVISOR TO FSSCI

   As described above under "Background of the Merger", FSSCI engaged Robertson Stephens in February 1996 to act as its independent financial advisor in connection with a proposed transaction with HEALTHSOUTH (or, alternatively, certain similar transactions). Robertson Stephens has delivered to the FSSCI Board its written opinion, dated August 5, 1996, that the Purchase Price Value is fair to the shareholders of FSSCI from a financial point of view as of the date thereof.

   A copy of the full text of the written opinion of Robertson Stephens, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached to this Prospectus-Proxy Statement as Annex B and is incorporated herein by reference. Shareholders of FSSCI are urged to, and should, read such opinion in its entirety. Robertson Stephens did not recommend to FSSCI that any specific amount of consideration constituted the appropriate consideration for the Merger. Robertson Stephens' opinion is directed only to the fairness from a financial point of view of the Purchase Price Value and does not constitute a recommendation to any FSSCI shareholder as to how such shareholder should vote at the Special Meeting. Robertson Stephens did not consider, and does not express any opinion regarding, the current or future value of the shares of HEALTHSOUTH Common Stock to be issued in the Merger, or regarding the fairness of the Merger to HEALTHSOUTH or to its stockholders. In addition, Robertson Stephens did not consider, and does not express any opinion regarding, any amounts which may be received by FSSCI from HEALTHSOUTH with respect to any partnership interest held by FSSCI other than the Partnership Interest. Robertson Stephens expresses no opinion as to the tax consequences of the Merger, and Robertson Stephens' opinion as to the fairness from a financial point of view of the Purchase Price Value does not take into account the particular tax status or position of any holder of FSSCI Common Stock. In rendering its opinion, Robertson Stephens was not engaged as an agent or fiduciary of FSSCI shareholders or any other third party. The summary of the opinion of Robertson Stephens set forth in this Prospectus-Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

   In connection with its opinion, Robertson Stephens, among other things, (i) reviewed financial information on FSSCI and the Partnership furnished to it by FSSCI and the Partnership, including certain internal financial analyses and forecasts prepared by the management of FSSCI and the Partnership; (ii) reviewed publicly available information; (iii) held discussions with the management of FSSCI and the Partnership concerning the businesses, past and current business operations, financial condition and future prospects of the Partnership; (iv) reviewed the draft Agreement and Plan of Merger, dated as of August 1, 1996 (the "Draft Agreement"); (v) compared the financial terms of the Merger with other transactions which Robertson Stephens deemed relevant; and (vi) made such other studies and inquiries, and reviewed such other data, as Robertson Stephens deemed customary and relevant.

   Upon the assurance of FSSCI and Partnership management that they were unaware of any information that would make information provided to Robertson Stephens inaccurate or misleading, Robertson Stephens relied without independent verification on the accuracy and completeness of all financial and other information that was publicly available or provided to it by FSSCI. Furthermore, Robertson Stephens was not requested to, and did not, obtain any independent appraisal of the properties or assets and liabilities of the Partnership. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of the Partnership which Robertson Stephens reviewed, Robertson Stephens assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of FSSCI and the Partnership. In addition, Robertson Stephens relied upon estimates and judgments of managements of FSSCI and the Partnership as to the future financial performance of the Partnership. Further, Robertson Stephens assumed that the historical financial statements of the Partnership that it reviewed had been prepared and presented in accordance with generally accepted accounting principles ("GAAP"). The opinion is necessarily based only upon market, economic, and other conditions that exist and can be evaluated as of the date of the opinion, and on information available to Robertson Stephens as of the date of the opinion.

   The following paragraphs summarize certain of the financial analyses performed by Robertson Stephens in connection with providing its opinion, dated August 5, 1996, to the FSSCI Board, and do not purport to be a complete description of the analyses performed by Robertson Stephens.

   Precedent Acquisition Transactions Analysis. Robertson Stephens analyzed publicly available information for selected completed acquisitions and mergers involving one, two or three outpatient surgery centers since 1992 (the "Precedent Single Surgery Center Transactions"), and compared certain multiples implied by such information to various multiples for the Partnership implied by the Purchase Price Value. In addition, Robertson Stephens analyzed publicly available information for selected completed acquisitions and mergers in the ambulatory facilities industry since 1993 (the "Precedent Ambulatory Facilities Companies Transactions"), and compared certain multiples implied by such information to various multiples for the Partnership implied by the Purchase Price Value. Such analysis indicated that for the Precedent Single Surgery Center Transactions (i) aggregate consideration as a multiple of latest twelve months ("LTM") revenues ranged from 1.0x to 7.2x, with a mean of 2.5x, compared with a multiple of 2.1x for the Purchase Price Value; and (ii) aggregate consideration as a multiple of LTM net income ranged from 6.1x to 27.4x, with a mean of 12.9x, compared with a multiple of 9.0x for the Purchase Price Value. Such analysis further indicated that for the Precedent Ambulatory Facilities Companies Transactions, aggregate consideration as a multiple of LTM operating income ranged from 8.9x to 15.5x, with a mean of 11.9x, compared with a multiple of 4.7x for the Purchase Price Value. Robertson Stephens noted that multiples of revenues, operating income and net income are relevant to valuation in the outpatient surgery centers/ambulatory facilities industry. Robertson Stephens further noted that the value of FSSCI's interest in the Partnership must be assessed in light of the fact that it represents an illiquid minority interest in a small company which operates only two facilities.

   Discounted Cash Flow Analysis. Robertson Stephens performed a discounted cash flow analysis of the Partnership under three scenarios, utilizing financial information and estimates of future financial performance for the Partnership as provided by FSSCI and Partnership management, such scenarios being referred to as the "Expected Case", the "Upside Case" and the "Downside Case". In such analysis, Robertson Stephens assumed perpetual growth rates of 2005 cash flows of 3.0% to 5.0% per annum and discount rates of 14.0% to 16.0%. For the Expected Case, such analysis produced implied current values of the Partnership ranging from $22.0 million to $28.5 million. For the Upside Case, such analysis produced implied current values of the Partnership ranging from $22.5 million to $29.2 million. For the Downside Case, such analysis produced implied current values of the Partnership ranging from $17.0 million to $21.8 million. Robertson Stephens further noted that the value of FSSCI's interest in the Partnership must be assessed in light of the fact that it represents an illiquid minority interest in a small company which operates only two facilities.

   The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is identical to the Partnership or the contemplated transaction. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that considering any portion of such analyses alone could create a misleading or incomplete view of the process underlying the opinion. Analyses based upon forecasts of future results are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or Robertson Stephens, none of FSSCI, HEALTHSOUTH or Robertson Stephens, or any other person, assumes responsibility if future results are materially different from those forecast. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

   As described above, Robertson Stephens' opinion to the FSSCI Board was one of many factors taken into consideration by the FSSCI Board in making its determination to approve the Plan and the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Robertson Stephens and is qualified by reference to the written opinion of Robertson Stephens set forth in Annex B hereto.

   Robertson Stephens is a nationally-recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In the course of its securities trading, sales and other activities, Robertson Stephens may purchase or sell the securities of HEALTHSOUTH, including its common stock, for its own account and the accounts of its customers. Accordingly, Robertson Stephens may, from time to time, have a long or short position in the securities of HEALTHSOUTH.

   Pursuant to a letter agreement dated February 5, 1996 (the "Engagement Letter"), FSSCI engaged Robertson Stephens to act as its independent financial advisor in connection with a proposed transaction with HEALTHSOUTH (or, alternatively, certain similar transactions). FSSCI retained Robertson Stephens on the basis of Robertson Stephens' experience and reputation as a financial advisor in connection with mergers and acquisitions. FSSCI also considered Robertson Stephens' experience in mergers and acquisitions, and other corporate finance transactions, in the health care industry in particular. Pursuant to the terms of the Engagement Letter, FSSCI has agreed to pay Robertson Stephens a fee of $443,015, contingent upon closing of the Merger. FSSCI has also agreed to reimburse Robertson Stephens for certain of its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Robertson Stephens against certain liabilities, including certain liabilities under federal securities laws.

EFFECTIVE TIME OF THE MERGER

   The Merger will become effective upon the filing of an Agreement of Merger by the Subsidiary and FSSCI under the CGCL, or at such later time as may be specified in such Agreement of Merger. The Plan requires that this filing be made, subject to satisfaction or waiver of the separate conditions to the obligations of each party to consummate the Merger, no later than two business days after satisfaction or waiver of the various conditions to the Merger set forth in the Plan, or at such other time as may be agreed by HEALTHSOUTH and FSSCI. It is presently anticipated that such filing will be made as soon as reasonably possible after the Special Meeting and that the Effective Time will occur upon such filing. However, there can be no assurance as to whether or when the Merger will occur. See "-- Conditions to the Merger".

EXCHANGE OF CERTIFICATES

   From and after the Effective Time, each holder of a stock certificate which immediately prior to the Effective Time represented outstanding FSSCI Shares (collectively, the "Certificates") will be entitled to receive in exchange therefor, upon surrender thereof to HEALTHSOUTH, a certificate or certificates representing the number of whole shares of HEALTHSOUTH Common Stock into which such holder's FSSCI Shares have been converted, cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. As soon as reasonably practicable after the Effective Time, HEALTHSOUTH will send such certificates representing HEALTHSOUTH Common Stock, together with a check in payment of any amounts in lieu of fractional shares, to holders of FSSCI Shares who have surrendered their Certificates.

   After the Effective Time, there will be no transfers on the stock transfer books of FSSCI for FSSCI Shares which were issued and outstanding immediately prior to the Effective Time and converted in the Merger.

   No fractional shares of HEALTHSOUTH Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, HEALTHSOUTH will pay to each holder of FSSCI Shares who would otherwise be entitled to a fractional share an amount of cash in an amount equal to the value of such fractional part of a share of HEALTHSOUTH Common Stock. See "-- Terms of the Merger".

   The certificates representing shares of HEALTHSOUTH Common Stock, the fractional share payment (if any) which any holder of FSSCI Shares is entitled to receive, and any dividends or other distributions paid on such HEALTHSOUTH Common Stock prior to the delivery to HEALTHSOUTH of the Certificates, will not be delivered to such stockholder until the Certificates are delivered to HEALTHSOUTH. No interest will be paid on dividends or other distributions or on any fractional share payment which the holder of such shares shall be entitled to receive upon such delivery.

   At the Effective Time, holders of FSSCI Shares immediately prior to the Effective Time will cease to be, and shall have no rights as, shareholders of FSSCI, other than the right to receive the shares of HEALTHSOUTH Common Stock into which such shares have been converted and any fractional share payment and any dividends or other distributions to which they may be entitled under the Plan. Holders of FSSCI Shares will be treated as stockholders of record of HEALTHSOUTH for purposes of voting at any annual or special meeting of stockholders of HEALTHSOUTH after the Effective Time, both before and after such time as they exchange their Certificates for certificates of HEALTHSOUTH Common Stock as provided in the Plan.


   Neither HEALTHSOUTH nor FSSCI will be liable to any holder of FSSCI Shares for any shares of HEALTHSOUTH Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

   The Plan contains various customary representations and warranties of the parties thereto. The representations and warranties of HEALTHSOUTH and the Subsidiary, made jointly and severally, include, but are not limited to, representations as to: (i) the corporate organization of the Subsidiary, (ii) the power and authority of the Subsidiary to execute and perform the Plan and
(iii) the absence of contracts, liabilities and legal proceedings relating to or affecting the Subsidiary.

   The representations and warranties of HEALTHSOUTH include, but are not limited to, representations as to: (i) the organization of HEALTHSOUTH, (ii) the power and authority of HEALTHSOUTH to execute, deliver and perform the Plan,
(iii) the capitalization of HEALTHSOUTH, (iv) ownership of Subsidiary Common Stock by HEALTHSOUTH, (v) the fact that HEALTHSOUTH has furnished FSSCI with true and complete copies of certain reports, schedules, registration statements and proxy statements filed by HEALTHSOUTH with the SEC since January 1, 1996,
(vi) the absence of material legal proceedings against HEALTHSOUTH, (vii) the fact that HEALTHSOUTH has not incurred any material adverse changes since March 31, 1996, (viii) HEALTHSOUTH's investment intent with respect to the FSSCI Shares acquired, and (ix) the absence of untrue representations by HEALTHSOUTH in the Plan or in connection with the Merger.

   The representations and warranties of FSSCI include,  but are not limited to:
(i) the organization of FSSCI, (ii) the power and authority of FSSCI to execute, deliver and perform the Plan, (iii) the capitalization of FSSCI, (iv) the fact that FSSCI has furnished HEALTHSOUTH with true and complete copies of certain federal tax returns filed by FSSCI with respect to 1994 and 1995, (v) the absence of legal proceedings against FSSCI, (vi) the absence of any material contracts of FSSCI, (vii) the fact that FSSCI has not incurred any material adverse changes since December 31, 1995, (viii) the opinion of FSSCI's financial advisor, (ix) the filing of FSSCI's tax returns, (x) FSSCI's compliance with laws in general, (xi) the vote required by holders of FSSCI capital stock to approve the Plan, and (xii) the absence of untrue representations by FSSCI in the Plan or in connection with the Merger.

CONDITIONS TO THE MERGER

   The obligation of HEALTHSOUTH and the Subsidiary to consummate the Merger is subject to, among others, the following conditions: (i) FSSCI shall have performed all of its obligations as contemplated by the Plan at or prior to the consummation date of the Merger; (ii) the representations and warranties of FSSCI set forth in the Plan shall be true and correct in all material respects as of the dates specified in the Plan; (iii) HEALTHSOUTH shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; and (iv) HEALTHSOUTH shall have received an opinion of FSSCI's counsel substantially in the form specified in the Plan.

   The obligation of FSSCI to consummate the Merger is subject to, among others, the following conditions: (i) HEALTHSOUTH and the Subsidiary shall have performed all of their obligations as contemplated by the Plan at or prior to the consummation of the Merger; (ii) the representations and warranties of HEALTHSOUTH and the Subsidiary set forth in the Plan shall be true and correct as of the dates specified in the Plan; (iii) FSSCI shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; and (iv) FSSCI shall have received an opinion of HEALTHSOUTH's counsel substantially in the form specified in the Plan.

   The obligation of each of HEALTHSOUTH, the Subsidiary and FSSCI to consummate the Merger is subject to certain additional conditions, including the following:
(i) no order, decree or injunction by a
court of competent jurisdiction preventing the consummation of the Merger or imposing any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or business of FSSCI shall be in effect; (ii) no statute, rule or regulation shall have been enacted by the government of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger or any other transaction contemplated by the Plan illegal; (iii) the Registration Statement shall have been declared effective under the Securities Act and shall not be subject to any stop order; (iv) the Merger shall have been approved by the requisite vote of the holders of the outstanding FSSCI Shares entitled to vote thereon; and (v) the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE upon official notice of issuance and shall have been qualified (or shall be exempt from qualification) under applicable state securities laws.

BUSINESS PENDING THE MERGER

   The Plan provides that, during the period from the date of the Plan to the Effective Time, except as provided in the Plan, HEALTHSOUTH and FSSCI will conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and FSSCI will use its reasonable best efforts to preserve intact its present business organization and to preserve the goodwill of those persons having business dealings with it.

   Under the Plan, FSSCI may not (other than as required pursuant to or contemplated by the terms of the Plan and related documents), without first obtaining the written consent of HEALTHSOUTH, (i) encumber any asset or enter into any transaction or make any contract or commitment relating to its properties, assets and business; (ii) enter into any employment or other contract or agreement; (iii) issue or sell, or agree to issue or sell, any shares of its capital stock or other securities of FSSCI; (iv) extend credit to anyone; (v) guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with past practices; or (vi) amend its Articles of Incorporation or Bylaws.

WAIVER AND AMENDMENT

   The Plan provides that, at any time prior to the Effective Time, HEALTHSOUTH, the Subsidiary and FSSCI may (i) extend the time for the performance of any of the obligations or other acts of the other parties contained in the Plan; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Plan or in any document delivered pursuant to the Plan; and (iii) waive compliance with the agreements or conditions under the Plan. In addition, the Plan may be amended at any time upon the written agreement of HEALTHSOUTH, the Subsidiary and FSSCI without the approval of shareholders of either Company, except that after the Special Meeting no amendment may be made which by law requires a further approval by the shareholders of FSSCI without such further approval's being obtained.

TERMINATION

   The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the shareholders of FSSCI: (i) by mutual written consent of HEALTHSOUTH and FSSCI; (ii) by either HEALTHSOUTH or FSSCI if there is a material breach on the part of the other party of any representation, warranty, covenant or other agreement set forth in the Plan which is not cured as provided in the Plan; (iii) by either HEALTHSOUTH or FSSCI if any governmental entity or court of competent jurisdiction shall have issued a final, permanent order, decree, or ruling or other action enjoining or otherwise prohibiting the Merger and such order, decree, or ruling or other action shall have become non-appealable; (iv) by either HEALTHSOUTH or FSSCI if the Merger has not been consummated on or before December 31, 1996 (or such later date as may be determined under the Plan), unless the failure to consummate the Merger by such time is due to the breach of the Plan by the party seeking to terminate the Plan; (v) by either HEALTHSOUTH or FSSCI if any required approval of the Plan by shareholders of FSSCI has not been obtained by the required votes at a duly held meeting of shareholders; or (vi) by either HEALTHSOUTH or FSSCI in the event that (a) all of the mutual conditions to the obligation of both parties to effect the Merger shall have been satisfied and (b) any condition to the obligation of the terminating party to effect the Merger is not capable of being satisfied within the time periods specified in the Plan.

INDEMNIFICATION AND INSURANCE

   The Plan provides that FSSCI shall, and after the Effective Time the Surviving Corporation shall, indemnify, defend and hold harmless each person who is, or has ever been at any time prior to the Effective Time, an officer, director or employee of FSSCI (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party, in connection with any claim arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of FSSCI, pertaining to a matter occurring or existing at or prior to the Effective Time.

ACCOUNTING TREATMENT

   HEALTHSOUTH intends to account for the Merger by the purchase method of accounting. Under the purchase method, the assets and liabilities of FSSCI will be recorded on the books of HEALTHSOUTH at their fair value. Any cost in excess of the net asset value will be amortized using the straight-line method over a period to be determined by HEALTHSOUTH based upon its estimate of the useful life of the goodwill acquired.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the principal federal income tax consequences of the Merger to the holders of FSSCI Shares. The discussion is based on currently existing provisions of the Code, Treasury Regulations thereunder, administrative rulings and court decisions. All of the foregoing are subject to change and any such change can affect the continuing validity of this discussion. This summary applies only to holders of FSSCI Shares who hold their FSSCI Shares as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of FSSCI Shares in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, holders who are subject to the alternative minimum tax provisions of the Code), and it does not discuss any aspect of state, local, foreign or other tax law.

   It is a condition to the consummation of the Merger that FSSCI receive an opinion from its counsel, Diepenbrock, Wulff, Plant & Hannegan LLP ("Diepenbrock, Wulff"), and that HEALTHSOUTH receive an opinion from its counsel, Haskell Slaughter & Young, L.L.C. ("Haskell Slaughter", and together with Diepenbrock, Wulff, "Tax Counsel"), substantially to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Consistent with such opinions, it is expected that the material federal income tax consequences of the Merger will be that: (i) no gain or loss will be recognized by HEALTHSOUTH, the Subsidiary or FSSCI as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of FSSCI upon the exchange of their FSSCI Shares solely for shares of HEALTHSOUTH Common Stock pursuant to the Merger, except that a FSSCI stockholder who receives cash proceeds in lieu of a fractional share of HEALTHSOUTH Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis allocated to such fractional share (as described in clause (iii) below) and the amount of cash received, and such gain or loss will constitute capital gain or loss if such stockholder's FSSCI Shares with respect to which gain or loss is recognized are held as a capital asset at the Effective Time, (iii) the aggregate tax basis of the shares of the HEALTHSOUTH Common Stock received solely in exchange for FSSCI Shares pursuant to the Merger (including fractional shares of HEALTHSOUTH Common Stock for which cash is received) will be the same as the aggregate tax basis of the FSSCI Shares exchanged therefor, and (iv) the holding period for HEALTHSOUTH Common Stock received in exchange for FSSCI Shares pursuant to the Merger will include the holding period of the FSSCI Shares exchanged therefor, provided such FSSCI Shares were held as a capital asset at the Effective Time.

   Neither HEALTHSOUTH nor FSSCI has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. The opinions rendered by Tax Counsel are not binding on the Service or the courts and do not preclude the Service from adopting a contrary position. In rendering their opinions, Tax Counsel may receive and will rely upon representations contained in certificates of HEALTHSOUTH, the Subsidiary, FSSCI and others. Tax Counsel's opinions will be subject to certain limitations and qualifications and will be based upon the truth and accuracy of these representations and upon certain factual assumptions and represent Tax Counsel's best legal judgment.

   Of particular importance will be those assumptions and representations relating to the "continuity of interest" requirement as set forth in certain federal tax regulations and judicial decisions relating to reorganizations under
Section 368(a) of the Code (the "Continuity Requirement"). To satisfy the Continuity Requirement, the FSSCI shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose or transfer such amount of the HEALTHSOUTH Common Stock received in the Merger (or of their FSSCI Common Stock in anticipation of the Merger) such that the FSSCI shareholders, as a group, would not receive and retain after the Merger a meaningful continuing equity ownership in HEALTHSOUTH that is sufficient to satisfy the Continuity Requirement. If this Continuity Requirement were not satisfied, the Merger would not be treated as a "reorganization". The Tax Counsel's opinions assume that the Continuity Requirement will be satisfied in the Merger.

   A successful IRS challenge to the "reorganization" status of the Merger (as a result of the failure to satisfy the Continuity Requirement or otherwise) would result in each FSSCI shareholder recognizing gain or loss with respect to each share of FSSCI Common Stock surrendered in the Merger equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the HEALTHSOUTH Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the HEALTHSOUTH Common Stock so received would equal its fair market value as of the Effective Time of the Merger and his or her holding period for such stock would begin the day after the Merger.

   Finally,  FSSCI  is an  "S"  corporation  for  federal  tax  purposes,  while
HEALTHSOUTH is a "C" corporation. Thus, following the Merger, the FSSCI shareholders will not be entitled to the various benefits afforded to (or subject to the restrictions imposed on) shareholders of an "S" corporation under the federal tax laws. For example, for federal tax purposes prior to the Effective Time of the Merger, the income (and loss) of FSSCI generally flows through directly to the FSSCI shareholders without regard to the existence of the corporation; by contrast, the shareholders of a "C" corporation like HEALTHSOUTH are subject to "double taxation" because the corporation pays a corporate tax on its income and the shareholders pay a tax on dividends received from the corporation.

   EACH HOLDER OF FSSCI SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

RESALE OF HEALTHSOUTH COMMON STOCK BY AFFILIATES

   The shares of HEALTHSOUTH Common Stock to be issued to holders of FSSCI Shares in connection with the Merger have been registered under the Securities Act. HEALTHSOUTH Common Stock received by the shareholders of FSSCI upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of FSSCI or HEALTHSOUTH within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with FSSCI or HEALTHSOUTH at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of FSSCI or HEALTHSOUTH may not sell their shares of HEALTHSOUTH Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of HEALTHSOUTH Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such two-year period within any three-month period for purposes of Rule 145 may not exceed the greater of (i) 1% of the outstanding shares of HEALTHSOUTH Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if HEALTHSOUTH remained current with its information filings with the SEC under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell such HEALTHSOUTH Common Stock without such manner of sale or volume limitations, provided that HEALTHSOUTH were current with its Exchange Act information filings and such Affiliate were not then an Affiliate of HEALTHSOUTH. Three years after the Effective Time, an Affiliate would be able to sell such shares of HEALTHSOUTH Common Stock without any restrictions so long as such Affiliate had not been an Affiliate of HEALTHSOUTH for at least three months prior thereto.

   FSSCI has agreed to use its reasonable, good faith efforts to cause each holder of FSSCI Shares deemed to be an Affiliate of FSSCI to enter into an agreement providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of shares of HEALTHSOUTH Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

EXPENSES

   The Plan provides that all costs and expenses incurred in connection with the Plan and the transactions contemplated thereby shall be paid by the party incurring such expense, except that HEALTHSOUTH has agreed to pay, on behalf of FSSCI, $443,015 payable to Robertson Stephens in connection with its services to FSSCI. The aggregate Merger Consideration reflects a reduction of the Purchase Price Value by such amount.

NYSE LISTING

   A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to FSSCI shareholders and option holders in connection with the Merger. Although no assurance can be given that the shares of HEALTHSOUTH Common Stock so issued will be accepted for listing, HEALTHSOUTH and FSSCI anticipate that these shares will qualify for listing on the NYSE upon official notice of issuance thereof. It is a condition to the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time.

                        RIGHTS OF DISSENTING SHAREHOLDERS

   As used in this Prospectus-Proxy Statement, (i) the term "Dissenting Shares" means shares of FSSCI Common Stock (A) which were outstanding as of the FSSCI Record Date and were not voted in favor of the Merger and (B) with respect to which the holder thereof has perfected such holder's demand that FSSCI purchase the holder's shares in accordance with Chapter 13 ("Chapter 13") of the CGCL and with respect to which the holder thereof has not effectively withdrawn or lost such rights, and the term "Dissenting Shareholder" means any record holder of Dissenting Shares who wishes to exercise dissenters' rights in accordance with Chapter 13, or such holder's duly appointed representative, or a transferee of record of a holder of Dissenting Shares.

   If a Dissenting Shareholder properly and timely exercises dissenters' rights under Chapter 13 in connection with the Merger, such holder's Dissenting Shares will not be converted into the right to receive the Merger Consideration, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL. A Dissenting Shareholder must not vote in favor of the Merger. However, failure to vote in favor of the Merger will not, in and of itself, be sufficient notice of a Dissenting Shareholder's intention to dissent. Rather, any Dissenting Shareholder wishing to exercise dissenters' rights must comply with the procedures set forth in Chapter 13.

   The following discussion of the provisions of Chapter 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13, a copy of which is attached to this Prospectus-Proxy Statement as Annex D and is incorporated herein by reference. This discussion, and the provisions of Chapter 13, should be reviewed carefully by any holder of

FSSCI Common Stock who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in a loss of such rights.

   If the Merger is approved by the required vote of FSSCI shareholders and is not abandoned or terminated, each holder of shares of FSSCI Common Stock who does not vote in favor of the FSSCI Merger and who follows the procedures set forth in Chapter 13 will be entitled to have such holder's shares of FSSCI Common Stock purchased by FSSCI for cash at their fair market value. The fair market value of any such Dissenting Shares shall be determined as of the day before the first announcement of the terms of the FSSCI Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

   Within ten days after approval of the FSSCI Merger by FSSCI shareholders, FSSCI must mail a notice of such approval (the "Approval Notice") to all FSSCI shareholders who did not vote in favor of the FSSCI Merger, together with a statement of the price determined by FSSCI to represent the fair market value of a Dissenting Share, a brief description of the procedure to be followed in order to pursue dissenters' rights, and a copy of Sections 1300 through 1304 of the CGCL. The statement of price made in the Approval Notice will constitute an offer by FSSCI to purchase all Dissenting Shares at the stated amount, unless such shares lost their status as Dissenting Shares as described below.

   A Dissenting Shareholder must make a written demand upon FSSCI for the purchase of such holder's Dissenting Shares and for payment to the Dissenting Shareholder in cash of the fair market value of such shares. The written demand must state the number and class of the shares of FSSCI Common Stock held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that FSSCI purchase and must contain a statement of what such Dissenting
Shareholder claims to be the fair market value of those shares as of the day before the announcement of the FSSCI Merger. The statement of fair market value will constitute an offer by the Dissenting Shareholder to sell the shares to FSSCI at such price. The written demand should also specify the Dissenting Shareholder's name and mailing address. In order for such demand to be effective, (i) it must be received by FSSCI within thirty days after the date on which the Approval Notice is mailed to the Dissenting Shareholder, and (ii) the Dissenting Shareholder must also submit to FSSCI the certificate(s) representing such holder's Dissenting Shares for endorsement as Dissenting Shares. The written demand and certificate(s) representing the Dissenting Shares should be delivered to FSSCI at 2801 K Street, Suite 310, Sacramento, California 95814:
Attention: Dr. David Coward.

   If FSSCI and a Dissenting Shareholder agree that the Dissenting Shareholder's shares are Dissenting Shares and agree upon the price of such shares, the Dissenting Shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for such Dissenting Shares must be made within thirty days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the FSSCI Merger are satisfied, and is subject to the surrender by the Dissenting Shareholder of the certificate(s) representing the Dissenting Shares.

   If FSSCI denies that a Dissenting Shareholder's shares qualify as Dissenting Shares, or if FSSCI and a Dissenting Shareholder fail to agree upon the fair market value of the Dissenting Shares, then the Dissenting Shareholder may file a complaint in the Superior Court of Sacramento County (the "Court") requesting determination as to whether the shares are Dissenting Shares or as to the fair market value of the Dissenting Shareholder's shares, or both. Such complaint must be filed within six (6) months after the date on which the Approval Notice is mailed to the Dissenting Shareholder. A Dissenting Shareholder may also intervene in any action pending on such a complaint. Two or more Dissenting Shareholders may join as plaintiffs or be joined as defendants in any such action, and two or more such actions may be consolidated. The costs of the action, including reasonable compensation to appraisers that may be appointed by the Court, will be assessed or apportioned as the Court considers equitable and, except in the situations where the appraised value exceeds the price offered by FSSCI and Chapter 13 would require that FSSCI pay such expenses, may be apportioned to the Dissenting Shareholders.

   If any Dissenting Shareholder who demands the purchase of such holder's shares of FSSCI Common Stock fails to perfect, or effectively withdraws or loses the right to such purchase, the shares of

FSSCI Common Stock of such holder will be converted into the right to receive the Merger Consideration (on a per share basis), multiplied by the number of shares of FSSCI Common Stock held by such person, in accordance with the Agreement of Merger. Dissenting Shares lose their status as Dissenting Shares if
(i) the Merger is abandoned; (ii) such shares are transferred prior to their submission for the required endorsement, (iii) the Dissenting Shareholder and FSSCI do not agree upon the status of the Dissenting Shareholder's shares as Dissenting Shares or do not agree on the purchase price, and neither the Dissenting Shareholder nor FSSCI files a complaint or intervenes in a pending action within six (6) months after the Approval Notice is mailed to the Dissenting Shareholder, or (iv) the Dissenting Shareholder, with FSSCI's consent, withdraws the demand that FSSCI purchase such holder's Dissenting Shares. A Dissenting Shareholder may not withdraw his or her demand for purchase of his or her shares without FSSCI's consent.

               SELECTED CONSOLIDATED FINANCIAL DATA -- HEALTHSOUTH

   The consolidated income statement data set forth below for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the consolidated balance sheet data at December 31, 1991 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of HEALTHSOUTH. The data for the six months ended June 30, 1995 and 1996 and at June 30 ,1996 are derived from the unaudited consolidated financial statements of HEALTHSOUTH. In the opinion of HEALTHSOUTH, the consolidated income statement data for the six months ended June 30, 1996 and 1995, and the consolidated balance sheet data at June 30, 1996, reflect all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of results of interim periods. Operating results for the six months ended June 30, 1995 and 1996 are not necessarily indicative of results for the full fiscal year or for any future interim period. The data set forth below should be read in conjunction with the consolidated financial statements, related notes and other information incorporated by reference herein. The financial information for all periods set forth below has been restated to reflect the acquisitions of ReLife, Inc. ("ReLife") in December 1994, Surgical Health Corporation ("SHC") in June 1995, Sutter Surgery Centers Inc. ("SSCI") in October 1995, Surgical Care Affiliates, Inc. ("SCA") in January 1996 and Advantage Health Corporation ("Advantage Health") in March 1996, each of which has been accounted for as a pooling of interests.


                                                                         YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------
                                                         1991        1992        1993          1994         1995
                                                     ----------- ----------- -----------  ------------- ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
 Revenues .........................................  $468,572    $750,134    $979,206     $1,649,199    $2,003,146
 Operating expenses:
  Operating units .................................   316,628     521,619     668,201      1,161,758     1,371,740
  Corporate general and administrative ............    17,347      25,667      37,043         61,640        56,920
 Provision for doubtful accounts ..................     9,345      16,553      20,026         32,904        37,659
 Depreciation and amortization.....................    24,295      42,107      63,572        113,977       143,322
 Interest expense .................................    19,273      18,237      24,200         73,644       101,790
 Interest income ..................................    (9,489)     (8,595)     (5,903)        (6,387)       (7,882)
 Merger and acquisition related expenses (1) ......        --          --         333          6,520        34,159
 Gain on sale of MCA Stock (2) ....................        --          --          --         (7,727)           --
 Loss on impairment of assets (2) .................        --          --          --         10,500        53,549
 Loss on abandonment of computer project (2) ......        --          --          --          4,500            --
 Loss on disposal of surgery centers (2) ..........        --          --          --         13,197            --
 NME Selected Hospitals Acquisition related expense
  (2) .............................................        --          --      49,742             --            --
 Terminated merger expense ........................        --       3,665          --             --            --
 Loss on extinguishment of debt ...................        --         883          --             --            --
 Gain on sale of partnership interest .............        --          --      (1,400)            --            --
 Provision for contingent payment..................     5,400          --          --             --            --
                                                     ----------- ----------- -----------  ------------- ------------
                                                      382,799     620,136     855,814      1,464,526     1,791,257
                                                     ----------- ----------- -----------  ------------- ------------
 Income before income taxes and minority interests     85,773     129,998     123,392        184,673       211,889
 Provision for income taxes........................    24,582      38,550      37,993         65,121        76,221
                                                     ----------- ----------- -----------  ------------- ------------
                                                       61,191      91,448      85,399        119,552       135,668
 Minority interests................................    18,613      25,943      29,377         31,469        43,147
                                                     ----------- ----------- -----------  ------------- ------------
 Income from continuing operations.................    42,578      65,505      56,022         88,083        92,521
 Income from discontinued operations (2)...........     2,971       3,283       4,452             --            --
                                                     ----------- ----------- -----------  ------------- ------------
 Net income .......................................  $ 45,549    $ 68,788    $ 60,474     $   88,083    $   92,521
                                                     =========== =========== ===========  ============= ============
 Weighted average common and common equivalent
  shares outstanding (3)...........................   105,451     127,148     132,479        140,427       148,730
                                                     =========== =========== ===========  ============= ============
 Net income per common and common equivalent
  share (3)
 Continuing operations.............................  $   0.40    $   0.51    $   0.43     $     0.63    $     0.62
 Discontinued operations ..........................      0.03        0.03        0.03            --            --
                                                     ----------- ----------- -----------  ------------- ------------
                                                     $   0.43    $   0.54    $   0.46     $     0.63    $     0.62
                                                     =========== =========== ===========  ============= ============
 Net income per common share -- assuming full
  dilution (3)(4) .................................  $0.42       N/A         N/A          $     0.63    $     0.62
                                                     =========== =========== ===========  ============= ============

                           (RESTUBBED TABLE CONTINUED)

                                                             SIX MONTHS
                                                           ENDED JUNE 30,
                                                     --------------------------
                                                        1995         1996
                                                     ---------- -------------
Income Statement Data:
 Revenues .........................................  $951,512   $1,176,823
 Operating expenses:
  Operating units .................................   657,942      775,399
  Corporate general and administrative ............    27,872       32,657
 Provision for doubtful accounts ..................    19,456       25,877
 Depreciation and amortization.....................    67,888       87,994
 Interest expense .................................    48,584       47,342
 Interest income ..................................    (4,000)      (3,474)
 Merger and acquisition related expenses(1) .......    29,194       28,939
 Gain on sale of MCA Stock(2) .....................        --           --
 Loss on impairment of assets (2)..................    11,192           --
 Loss on abandonment of computer project (2) ......        --           --
 Loss on disposal of surgery centers(2) ...........        --           --
 NME Selected Hospitals Acquisition related expense
  (2) .............................................        --           --
 Terminated merger expense ........................        --           --
 Loss on extinguishment of debt ...................        --           --
 Gain on sale of partnership interest .............        --           --
 Provision for contingent payment..................        --           --
                                                     ---------- -------------
                                                      858,128      994,734
                                                     ---------- -------------
 Income before income taxes and minority interests     93,384      182,089
 Provision for income taxes........................    29,846       59,954
                                                     ---------- -------------
                                                       63,538      122,135
 Minority interests................................    18,690       24,729
                                                     ---------- -------------
 Income from continuing operations.................    44,848       97,406
 Income from discontinued operations(2)............        --           --
                                                     ---------- -------------
 Net income .......................................  $ 44,848   $   97,406
                                                     ========== =============
 Weighted average common and common equivalent
  shares outstanding(3)............................   143,366      163,959
                                                     ========== =============
 Net income per common and common equivalent
  share(3)
 Continuing operations.............................  $   0.31   $     0.59
 Discontinued operations ..........................        --           --
                                                     ---------- -------------
                                                     $   0.31   $     0.59
                                                     ========== =============
 Net income per common share -- assuming full
  dilution (3)(4) .................................  $   0.31   $     0.58
                                                     ========== =============

                                                          DECEMBER 31,                            JUNE 30,
                                 -------------------------------------------------------------- ------------
                                     1991        1992         1993         1994         1995        1996
                                 ----------- ------------ ------------ ------------ ----------- ------------
                                                                (IN THOUSANDS)
Balance Sheet Data:
 Cash and marketable securities  $173,290    $  179,725   $  148,308   $  129,971   $  156,321  $  108,438
 Working capital ..............   225,794       269,120      284,691      282,667      406,125     431,764
 Total assets .................   737,472     1,143,235    1,881,211    2,230,093    2,931,495   3,084,755
 Long-term debt(5) ............   253,483       413,656    1,008,429    1,139,087    1,391,664   1,419,455
 Stockholders' equity .........   391,452       581,954      646,397      757,583    1,185,898   1,288,672

(1) Expenses related to SHC's Ballas merger in 1993, the ReLife and Heritage mergers in 1994, the SHC and SSCI mergers and NovaCare Rehabilitation Hospitals Acquisition in 1995 and the SCA and Advantage Health mergers in 1996.
(2) See "Notes to Consolidated Financial Statements" in the HEALTHSOUTH documents incorporated herein by reference.
(3) Adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid on December 31, 1991 and a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.
(4) Fully-diluted earnings per share in 1991 reflect shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 7 3/4 % Convertible Subordinated Debentures Due 2014, all of which were converted into Common Stock prior to June 3, 1991. Fully-diluted earnings per share in 1994 and 1995 and the six months ended June 30, 1995 and 1996 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures Due 2001.
(5)   Includes current portion of long-term debt.

                  PRO FORMA CONDENSED FINANCIAL INFORMATION

   The following pro forma condensed financial information and explanatory notes are presented to reflect the effect for all periods presented of the merger of a wholly-owned subsidiary of HEALTHSOUTH with Professional Sports Care Management, Inc. ("PSCM") in a transaction to be accounted for as a pooling of interests, which merger was consummated in the third quarter of 1996 (the "PSCM Merger").

   The HEALTHSOUTH historical amounts reflect the combination of HEALTHSOUTH, ReLife, SHC, SSCI, SCA and Advantage Health for all periods presented, as HEALTHSOUTH acquired ReLife in December 1994, SHC in June 1995, SSCI in October 1995, SCA in January 1996 and Advantage Health in March 1996 in transactions accounted for as poolings of interests.

   In addition, the pro forma condensed financial information reflects the impact of HEALTHSOUTH's acquisition, effective April 1, 1995, from NovaCare, Inc. ("NovaCare") of 11 rehabilitation hospitals, 12 other facilities and two Certificates of Need (the "NovaCare Rehabilitation Hospitals Acquisition") on the results of operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995.

   The pro forma condensed balance sheet assumes that the PSCM Merger was consummated on June 30, 1996, and the pro forma condensed income statements assume that the PSCM Merger was consummated on January 1, 1993. The assumptions are described in the accompanying Notes to Pro Forma Condensed Financial Information.

   All HEALTHSOUTH shares outstanding and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend on April 17, 1995.

   The pro forma information should be read in conjunction with the historical financial statements of HEALTHSOUTH and PSCM. Certain balance sheet and income statement amounts from the PSCM historical financial statements have been reclassified in order to conform to the HEALTHSOUTH method of presentation. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the PSCM Merger been consummated at the dates indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

   The following pro forma condensed financial information and explanatory notes do not reflect the effect of the Merger, since the effect of the Merger is not material to the financial condition or operations of HEALTHSOUTH for any period presented.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                JUNE 30, 1996

                                                                               PRO FORMA     PRO FORMA
                                                      HEALTHSOUTH     PSCM    ADJUSTMENTS    COMBINED
                                                    -------------- --------- ------------- ------------
                                                                       (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents .......................  $  104,613     $ 7,534   $         0   $  112,147
 Other marketable securities .....................       3,825           0             0        3,825
 Accounts receivable .............................     481,326       7,661             0      488,987
 Inventories, prepaid expenses and other current
  assets .........................................     134,207         838             0      135,045
 Deferred income taxes ...........................      23,505           0        (1,151)(3)   22,354
                                                    -------------- --------- ------------- ------------
Total current assets..............................     747,476      16,033        (1,151)     762,358
Other assets .....................................      70,278         711             0       70,989
Deferred income taxes.............................           0           0             0            0
Property, plant and equipment, net ...............   1,329,587       5,590             0    1,335,177
Intangible assets, net ...........................     937,414      31,506             0      968,920
                                                    -------------- --------- ------------- ------------
Total assets .....................................  $3,084,755     $53,840       $(1,151)  $3,137,444
                                                    ============== ========= ============= ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................................  $  108,063     $   134   $     7,000 (l) $115,197
 Salaries and wages payable.......................      79,219          72             0       79,291
 Accrued interest payable and other liabilities...      89,963       2,064        (2,800)(l)   88,076
                                                                                  (1,151)(3)

 Current portion of long-term debt................      38,467       2,434             0       40,901
                                                    -------------- --------- ------------- ------------
Total current liabilities.........................     315,712       4,704         3,049      323,465
Long-term debt....................................   1,380,988       4,209             0    1,385,197
Deferred income taxes ............................      27,091         741             0       27,832
Other long-term liabilities.......................       5,375         805             0        6,180
Deferred revenue..................................         890           0             0          890
Minority interests................................      66,027         151             0       66,178
Stockholders' equity:
 Preferred Stock, $.10 par .......................           0           0             0            0
 Common Stock, $.01 par ..........................       1,541          78           (60)(2)    1,559
 Additional paid-in capital ......................     893,528      39,469            60 (2)  933,057
 Retained earnings................................     414,350       3,730        (4,200)(l)  413,880
 Deferred stock grants............................           0         (47)            0         (47)
 Treasury stock...................................        (323)          0             0        (323)
 Receivable from Employee Stock Ownership Plan ...     (14,148)          0             0      14,148)
 Notes receivable from stockholders ..............      (6,276)          0             0      (6,276)
                                                    -------------- --------- ------------- ------------
Total stockholders' equity .......................   1,288,672      43,230        (4,200)   1,327,702
                                                    -------------- --------- ------------- ------------
Total liabilities and stockholders' equity  ......  $3,084,755     $53,840   $    (1,151)  $3,137,444
                                                    ============== ========= ============= ============

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1995

                                                                                     ACQUISITION
                                                                             ---------------------------
                                                                                      PRO FORMA      PRO FORMA
                                                           HEALTHSOUTH   NOVACARE   ADJUSTMENTS      COMBINED      PSCM
                                                          ------------- ----------- -----------    ------------  --------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues ...............................................  $2,003,146    $37,942     $1,860 (5)     $2,042,948    $27,110
Operating expenses:
 Operating units .......................................   1,371,740     33,065       (910)(2)      1,403,895     16,987
 Corporate general and administrative...................      56,920          0          0             56,920      4,698
Provision for doubtful accounts ........................      37,659        322          0             37,981        499
Depreciation and amortization ..........................     143,322      1,996       (999)(1)        146,201      1,629
                                                                                     1,882 (3)
Interest expense .......................................     101,790      2,595      2,684 (4)        107,069        423
Interest income.........................................      (7,882)         0          0             (7,882)      (585)
Merger and acquisition related expenses.................      34,159          0          0             34,159          0
Loss on impairment of assets ...........................      53,549          0          0             53,549          0
                                                          ------------- ----------- -------------  ------------- ----------
                                                           1,791,257     37,978      2,657          1,831,892     23,651
                                                          ------------- ----------- -------------  ------------- ----------
Income (loss) before income taxes and minority
 interests .............................................     211,889        (36)      (797)           211,056      3,459
Provision (benefit) for income taxes....................      76,221       (101)      (259)(6)         75,861      1,361
                                                          ------------- ----------- -------------  ------------- ----------
                                                             135,668         65       (538)           135,195      2,098
Minority interests .....................................      43,147         89          0             43,236         16
                                                          ------------- ----------- -------------  ------------- ----------
Net income (loss).......................................  $   92,521    $   (24)    $ (538)          $ 91,959       $2,082
                                                          ============= =========== =============  ============= ==========
Weighted average common and common equivalent shares
 outstanding............................................     148,730        N/A        N/A            148,730        7,303
                                                          ============= =========== =============  ============= ==========
Net income per common and common equivalent share  .....  $     0.62        N/A        N/A           $   0.62       $ 0.29
                                                          ============= =========== =============  ============= ==========
Net income per common share--assuming full dilution  ...  $     0.62        N/A        N/A           $   0.62          N/A
                                                          ============= =========== =============  ============= ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                           PRO FORMA      PRO FORMA
                                                         ADJUSTMENTS       COMBINED
                                                        ------------    -------------
Revenues ...............................................   $     0       $2,070,058
Operating expenses:
 Operating units .......................................         0        1,420,882
 Corporate general and administrative...................         0           61,618
Provision for doubtful accounts ........................         0           38,480
Depreciation and amortization ..........................         0          147,830

Interest expense .......................................         0          107,492
Interest income.........................................         0           (8,467)
Merger and acquisition related expenses.................         0           34,159
Loss on impairment of assets ...........................         0           53,549
                                                          ------------- ------------
                                                                 0        1,855,543
                                                          ------------- ------------
Income (loss) before income taxes and minority
 interests .............................................         0          214,515
Provision (benefit) for income taxes....................         0           77,222
                                                          ------------- ------------
                                                                 0          137,293
Minority interests .....................................         0           43,252
                                                          ------------- ------------
Net income (loss).......................................   $     0         $ 94,041
                                                          ============= ============
Weighted average common and common equivalent shares
 outstanding............................................    (5,601)(2)      150,432
                                                          ============= ============
Net income per common and common equivalent share  .....        N/A        $   0.63
                                                          ============= ============
Net income per common share--assuming full dilution  ...        N/A        $   0.63
                                                          ============= ============


                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994

                                                                               ACQUISITION
                                                                        ------------------------
                                                                                     PRO FORMA
                                                           HEALTHSOUTH   NOVACARE   ADJUSTMENTS
                                                          ------------- ---------- -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................................  $1,649,199    $142,548   $  8,058 (5)
Operating expenses:
 Operating units........................................   1,161,758     128,233    (12,406)(2)
 Corporate general and administrative...................      61,640           0          0
Provision for doubtful accounts.........................      32,904       1,269          0
Depreciation and amortization...........................     113,977       7,041     (1,918)(1)
                                                                                      7,526 (3)
Interest expense........................................      73,644      11,096     10,100 (4)
Interest income.........................................      (6,387)          0          0
Merger and acquisition related expenses.................       6,520           0          0
Gain on sale of MCA Stock...............................      (7,727)          0          0
Loss on impairment of assets............................      10,500           0          0
Loss on abandonment of computer project.................       4,500           0          0
Loss on disposal of surgery centers.....................      13,197           0          0
                                                          ------------- ---------- -------------
                                                           1,464,526     147,639      3,302
                                                          ------------- ---------- -------------
Income (loss) before income taxes and minority
 interests..............................................     184,673      (5,091)     4,756
Provision (benefit) for income taxes....................      65,121      (1,084)       780 (6)
                                                          ------------- ---------- -------------
                                                             119,552      (4,007)     3,976
Minority interests .....................................      31,469         445          0
                                                          ------------- ---------- -------------
Net income (loss).......................................  $   88,083    $ (4,452)  $  3,976
                                                          ============= ========== =============
Weighted average common and common equivalent shares
 outstanding............................................     140,427         N/A        N/A
                                                          ============= ========== =============
Net income per common and common equivalent share ......  $     0.63         N/A        N/A
                                                          ============= ========== =============
Net income per common share--assuming full dilution ....  $     0.63         N/A        N/A
                                                          ============= ========== =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)
                                                         ACQUISITIONS
                                                         ------------
                                                            PRO FORMA              PRO FORMA     PRO FORMA
                                                            COMBINED      PSCM    ADJUSTMENTS    COMBINED
                                                          ------------ --------- ------------- ------------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE AMOUNTS)
Revenues................................................  $1,799,805   $16,430   $     0       $1,816,235
Operating expenses:
 Operating units........................................   1,277,585     9,506         0        1,287,091
 Corporate general and administrative...................      61,640     2,717         0           64,357
Provision for doubtful accounts.........................      34,173       380         0           34,553
Depreciation and amortization...........................     126,626       838         0          127,464

Interest expense........................................      94,840     1,473         0           96,313
Interest income.........................................      (6,387)      (80)        0           (6,467)
Merger and acquisition related expenses.................       6,520         0         0            6,520
Gain on sale of MCA Stock...............................      (7,727)        0         0           (7,727)
Loss on impairment of assets............................      10,500         0         0           10,500
Loss on abandonment of computer project.................       4,500         0         0            4,500
Loss on disposal of surgery centers.....................      13,197         0         0           13,197
                                                          ------------ --------- ------------- ------------
                                                           1,615,467    14,834         0        1,630,301
                                                          ------------ --------- ------------- ------------
Income (loss) before income taxes and minority
 interests..............................................     184,338     1,596         0          185,934
Provision (benefit) for income taxes....................      64,817       956         0           65,773
                                                          ------------ --------- ------------- ------------
                                                             119,521       640         0          120,161
Minority interests .....................................      31,914       171         0           32,085
                                                          ------------ --------- ------------- ------------
Net income (loss).......................................  $   87,607   $   469   $     0       $   88,076
                                                          ============ ========= ============= ============
Weighted average common and common equivalent shares
 outstanding............................................     140,427     4,324    (3,317)(2)      141,434
                                                          ============ ========= ============= ============
Net income per common and common equivalent share ......  $     0.62   $  0.11       N/A       $     0.62
                                                          ============ ========= ============= ============
Net income per common share--assuming full dilution ....  $     0.62       N/A       N/A       $     0.62
                                                          ============ ========= ============= ============

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1993

                                                                           PRO FORMA    PRO FORMA
                                                   HEALTHSOUTH    PSCM    ADJUSTMENTS    COMBINED
                                                  ------------- -------- ------------- -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues........................................  $979,206      $5,738   $      0      $984,944
Operating expenses:
 Operating units................................   668,201       3,531          0       671,732
 Corporate general and administrative...........    37,043         964          0        38,007
Provision for doubtful accounts.................    20,026         157          0        20,183
Depreciation and amortization...................    63,572         239          0        63,811
Interest expense................................    24,200          56          0        24,256
Interest income.................................    (5,903)         (4)         0        (5,907)
Merger and acquisition related expenses.........       333           0          0           333
NME Selected Hospitals Acquisition related
 expense........................................    49,742           0          0        49,742
Gain on sale of partnership interest............    (1,400)          0          0        (1,400)
                                                  ------------- -------- ------------- -----------
                                                   855,814       4,943          0       860,757
                                                  ------------- -------- ------------- -----------
Income before income taxes and
 minority interests.............................   123,392         795          0       124,187
Provision for income taxes......................    37,993          40          0        38,033
                                                  ------------- -------- ------------- -----------
                                                    85,399         755          0        86,154
Minority interests..............................    29,377           0          0        29,377
                                                  ------------- -------- ------------- -----------
Income from continuing operations...............    56,022         755          0        56,777
Income from discontinued operations.............     4,452           0          0         4,452
                                                  ------------- -------- ------------- -----------
Net income......................................  $ 60,474      $  755   $      0      $ 61,229
                                                  ============= ======== ============= ===========
Weighted average common and common equivalent
 shares outstanding.............................   132,479       2,787     (2,138)(2)   133,128
                                                  ============= ======== ============= ===========
Net income per common and common equivalent
 share:
 Continuing operations..........................  $   0.43      $ 0.27           N/A   $   0.43
 Discontinued operation.........................      0.03          --           N/A       0.03
                                                  ------------- -------- ------------- -----------
                                                  $   0.46      $ 0.27           N/A   $   0.46
                                                  ============= ======== ============= ===========

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                        SIX MONTHS ENDED JUNE 30, 1996

                                                                    PRO FORMA     PRO FORMA
                                           HEALTHSOUTH     PSCM    ADJUSTMENTS    COMBINED
                                          ------------- --------- ------------- ------------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................  $1,176,823    $19,327   $         0   $1,196,150
Operating expenses:
 Operating units........................     775,399     12,124             0      787,523
 Corporate general and administrative...      32,657      3,317             0       35,974
Provision for doubtful accounts.........      25,877        336             0       26,213
Depreciation and amortization...........      87,994      1,126             0       89,120
Interest expense........................      47,342        268             0       47,610
Interest income.........................      (3,474)      (208)            0       (3,682)
Merger and acqusition related expenses..      28,939          0             0       28,939

                                             994,734     16,963             0    1,011,697
                                          ------------- --------- ------------- ------------
Income before income taxes and minority
 interests .............................     182,089      2,364             0      184,453
Provision for income taxes .............      59,954        907             0       60,861
                                          ------------- --------- ------------- ------------
                                             122,135      1,457             0      123,592
Minority interests......................      24,729        152             0       24,881
                                          ------------- --------- ------------- ------------
Net income..............................  $   97,406    $ 1,305   $         0   $   98,711
                                          ============= ========= ============= ============
Weighted average common and common
 equivalent shares outstanding .........     163,959      7,779        (5,966)(2)  165,772
                                          ============= ========= ============= ============
Net income per common and common
 equivalent share ......................  $     0.59    $  0.17           N/A   $     0.60
                                          ============= ========= ============= ============
Net income per common share--assuming
 full dilution .........................  $     0.58        N/A           N/A   $     0.59
                                          ============= ========= ============= ============

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                        SIX MONTHS ENDED JUNE 30, 1995

                                                                             ACQUISITION
                                                                     --------------------------
                                                                                    PRO FORMA
                                                        HEALTHSOUTH    NOVACARE    ADJUSTMENTS
                                                      -------------- ----------- --------------
                                                                                (IN THOUSANDS,
                                                                            EXCEPT PER SHARE AMOUNTS)
Revenues............................................     $951,512       $37,942     $1,860 (5)
Operating expenses:
 Operating units ...................................      657,942        33,065       (910)(2)
 Corporate general and administrative ..............       27,872             0          0
Provision for doubtful accounts.....................       19,456           322          0
Depreciation and amortization.......................       67,888         1,996       (999)(1)
                                                                                     1,882 (3)
Interest expense....................................       48,584         2,595      2,684 (4)
Interest income.....................................       (4,000)            0          0
Merger and acquisition related expenses.............       29,194             0          0
Loss on impairment of assets........................       11,192             0          0
                                                      -------------- ----------- --------------
                                                          858,128        37,978      2,657
                                                      -------------- ----------- --------------
Income (loss) before income taxes and minority
 interests .........................................       93,384           (36)      (797)
Provision (benefit) for income taxes ...............       29,846          (101)      (259)(6)
                                                      -------------- ----------- --------------
                                                           63,538            65       (538)
Minority interests .................................       18,690            89          0
                                                      -------------- ----------- --------------
Net income (loss)...................................     $ 44,848       $   (24)    $ (538)
                                                      ============== =========== ==============
Weighted average common and common equivalent
 shares outstanding ................................      143,366           N/A        N/A
                                                      ============== =========== ==============
Net income per common and common equivalent share ..     $   0.31           N/A        N/A
                                                      ============== =========== ==============
Net income per common share--assuming full
 dilution...........................................     $   0.31           N/A        N/A
                                                      ============== =========== ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                     ACQUISITIONS
                                                    --------------
                                                       PRO FORMA              PRO FORMA     PRO FORMA
                                                        COMBINED     PSCM    ADJUSTMENTS    COMBINED
                                                      ----------- --------- ------------- ------------
Revenues............................................  $991,314    $13,079   $     0       $1,004,393
Operating expenses:
 Operating units ...................................   690,097      7,656         0          697,753
 Corporate general and administrative ..............    27,872      1,635         0           29,507
Provision for doubtful accounts.....................    19,778        544         0           20,322
Depreciation and amortization.......................    70,767        726         0           71,493

Interest expense....................................    53,863        187         0           54,050
Interest income.....................................    (4,000)      (224)        0           (4,224)
Merger and acquisition related expense..............    29,194          0         0           29,194
Loss on impairment of assets........................    11,192          0         0           11,192
                                                      ----------- --------- ------------- ------------
                                                       898,763     10,524         0          909,287
                                                      ----------- --------- ------------- ------------
Income (loss) before income taxes and minority
 interests .........................................    92,551      2,555         0           95,106
Provision (benefit) for income taxes ...............    29,486      1,047         0           30,533
                                                      ----------- --------- ------------- ------------
                                                        63,068      1,508         0           64,573
Minority interests .................................    18,779          2         0           18,781
                                                      ----------- --------- ------------- ------------
Net income (loss)...................................  $ 44,286     $1,506    $    0         $ 45,792
                                                      =========== ========= ============= ============
Weighted average common and common equivalent
 shares outstanding ................................   143,366      6,974    (5,349)(2)      144,991
                                                      =========== ========= ============= ============
Net income per common and common equivalent share ..  $   0.31       0.22       N/A         $   0.32
                                                      =========== ========= ============= ============
Net income per common share--assuming full
 dilution...........................................  $   0.31        N/A       N/A         $   0.32
                                                      =========== ========= ============= ============

                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION


A. THE NOVACARE REHABILITATION HOSPITALS ACQUISITION

   Effective April 1, 1995 HEALTHSOUTH completed the acquisition of the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two additional facilities (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $234,807,000. The transaction was accounted for as a purchase and, accordingly, the results of the acquired NovaCare facilities are included in HEALTHSOUTH's historical financial statements from the effective date of the acquisition. HEALTHSOUTH financed the cost of the NovaCare Rehabilitation Hospitals Acquisition through additional borrowings under its existing credit facilities, as amended.


   The accompanying pro forma income statements for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 assume that the transaction was consummated January 1, 1994.

   Certain assets and liabilities of Rehab Systems Company (a wholly-owned subsidiary of NovaCare, Inc.) were excluded from the NovaCare Rehabilitation Hospitals Acquisition. The excluded assets and liabilities are as follows (in thousands):

Cash and cash equivalents............................         $  4,973
Accounts receivable .................................              259
Other current assets ................................               42
Equipment, net ......................................            4,719
Intangible assets, net ..............................           56,321
Other assets (primarily investments in subsidiaries)            40,637
Accounts payable ....................................             (454)
Other current liabilities ...........................             (275)
Current portion of long term debt ...................             (146)
Long term debt.......................................          (38,620)
Payable to affiliates................................          (92,377)
                                                            ------------
 Net excluded asset (liability) .....................         $(24,921)
                                                            ============

   The  following  pro  forma   adjustments   are  necessary  for  the  NovaCare
Rehabilitation Hospitals Acquisition:

   1. To exclude historical depreciation and amortization expense related to the excluded assets described above. The total expense excluded amounts to $1,918,000 for the year ended December 31, 1994 and $999,000 for the six months ended June 30, 1995 and year ended December 31, 1995.

   2. To eliminate intercompany management fees and royalty fees totaling $12,406,000 for the year ended December 31, 1994 and $910,000 for the six months ended June 30, 1995 and year ended December 31, 1995 of the acquired NovaCare facilities.

   3. To adjust depreciation and amortization expense to reflect the allocation of the excess purchase price over the net tangible asset value as follows (in thousands):

                  PURCHASE PRICE
                    ALLOCATION       USEFUL       ANNUAL        QUARTERLY
                    ADJUSTMENT        LIFE     AMORTIZATION    AMORTIZATION
                 ---------------- ----------- -------------- ---------------
Leasehold
value..........  $128,333         20 years        $6,417         $1,605
Goodwill ......    44,365         40 years         1,109            277
                                              -------------- ---------------
                                                  $7,526         $1,882
                                              ============== ===============

   No  additional   adjustments  to  NovaCare's   historical   depreciation  and
amortization are necessary. The remaining net assets acquired approximate their fair value.

   Because NovaCare's results of operations before intercompany items (described in Note 2 above) are profitable, both on a historical and pro forma basis, the 40-year amortization period for goodwill is appropriate and consistent with HEALTHSOUTH policy. Leasehold value is being amortized over the weighted average remaining terms of the leases, which is 20 years.


   4. To increase interest expense by $19,559,000 for the year ended December 31, 1994 and $4,889,000 for the six months ended June 30, 1995 and year ended December 31, 1995 to reflect pro forma borrowings of $234,807,000, described above, at a 8.33% variable interest rate, which represents HEALTHSOUTH's weighted average cost of debt, as if they were outstanding for the entire period, and to decrease interest expense by $9,459,000 for the year ended December 31, 1994 and $2,205,000 for the six months ended June 30, 1995 and year ended December 31, 1995, which represents interest on NovaCare debt not assumed by HEALTHSOUTH. A .125% variance in the assumed interest rate would change annual pro forma interest expense by approximately $294,000.


   5. To adjust estimated Medicare reimbursement for the changes in reimbursable expenses described in items 1,2, 3 and 4 above. These changes are as follows (in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                             YEAR ENDED           AND
                                            DECEMBER 31,    SIX MONTHS ENDED
                                                1994         JUNE 30, 1995
                                         ----------------- -----------------
Depreciation and amortization (Note 1)   $(1,918)               $ (999)
Intercompany management fees (Note 2)     (4,196)                 (910)
Depreciation and amortization (Note 3)     7,526                 1,882
Interest expense (Note 4) .............   10,100                 2,684
                                         ----------------- -----------------
                                          11,512                 2,657
Assumed Medicare utilization ..........       70%                   70%
                                         ----------------- -----------------
Increased reimbursement ...............  $ 8,058                $1,860
                                         ================= =================

   The Medicare utilization rate of 70% assumes a slight improvement in NovaCare's historical Medicare percentage of 78% as a result of bringing these facilities into the HEALTHSOUTH network.

   6. To adjust the NovaCare provision for income taxes to an effective rate of 39% (net of minority interests).

B. THE PSCM MERGER

   The PSCM Merger is intended to be accounted for as a pooling of interests. The pro forma condensed income statements assume that the PSCM Merger was consummated on January 1, 1993. The pro forma condensed balance sheet assumes that the PSCM Merger was consummated on June 30, 1996.

   The pro forma condensed financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of HEALTHSOUTH. Prior to January 1, 1994, PSCM was treated as an S corporation for federal income tax purposes. The accompanying pro forma income statements contain no adjustments to present PSCM's provision for income taxes as if it were a C corporation (PSCM's tax status effective January 1, 1994) under the Internal Revenue Code for all periods presented.

   The following pro forma adjustments are necessary for the PSCM Merger:

   1. The pro forma income statements do not reflect non-recurring costs resulting directly from the PSCM Merger. The management of HEALTHSOUTH estimates that these costs will approximate $7,000,000 and will be charged to operations in the quarter the PSCM Merger is consummated. The amount includes costs to merge the two companies and professional fees. However, this estimated expense, net of taxes of $2,800,000, has been charged to retained earnings in the accompanying pro forma balance sheet.

   2. To adjust pro forma share amounts based on historical share amounts, converting each outstanding PSCM Share into .233 shares of HEALTHSOUTH Common Stock.

   3. To net PSCM's current deferred income tax payable against HEALTHSOUTH's current deferred income tax asset.

                             BUSINESS OF HEALTHSOUTH

GENERAL

   HEALTHSOUTH is the nation's largest provider of outpatient and rehabilitative healthcare services. HEALTHSOUTH provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At June 30, 1996, HEALTHSOUTH had over 975 patient care locations in 46 states. On August 20, 1996, HEALTHSOUTH acquired an additional 36 outpatient rehabilitation centers in New York, New Jersey and Connecticut through the acquisition of Professional Sports Care Management, Inc. In addition, on September 11, 1996, HEALTHSOUTH entered into an agreement to acquire ReadiCare, Inc., a Sunnyvale, California-based operator of 37 occupational medicine clinics, in a merger valued at approximately $70,000,000.

   In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. HEALTHSOUTH's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by HEALTHSOUTH can save money for payors and employers.

   HEALTHSOUTH operates the largest network of free-standing outpatient surgery centers in the United States. HEALTHSOUTH's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, HEALTHSOUTH believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 80% of HEALTHSOUTH's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals.

   Over the last two years, HEALTHSOUTH has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center business. HEALTHSOUTH believes that these acquisitions complement its historical operations and enhance its market position. HEALTHSOUTH further believes that its expansion into the outpatient surgery business provides it with a platform for future growth. HEALTHSOUTH is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

COMPANY STRATEGY

   HEALTHSOUTH's principal objective is to be the provider of choice for patients, physicians and payors alike for outpatient and rehabilitative healthcare services throughout the United States. HEALTHSOUTH's growth strategy is based upon four primary elements: (i) the implementation of HEALTHSOUTH's integrated service model in appropriate markets, (ii) successful marketing to managed care organizations and other payors, (iii) the provision of high-quality, cost-effective healthcare services, and (iv) the expansion of its national network.

   o Integrated Service Model. HEALTHSOUTH seeks, where appropriate, to provide an integrated system of healthcare services, including outpatient rehabilitation services, inpatient rehabilitation services, ambulatory surgery services and outpatient diagnostic services. HEALTHSOUTH believes that its integrated system offers payors the convenience of dealing with a single provider for multiple services. Additionally, it believes that its facilities can provide extensive referral opportunities. For example, HEALTHSOUTH estimates that approximately one-third of its outpatient rehabilitation patients have had outpatient surgery, virtually all inpatient rehabilitation patients will require some form of outpatient rehabilitation, and virtually all inpatient rehabilitation patients have had some type of diagnostic procedure. HEALTHSOUTH has implemented its integrated service model in certain of its markets, and intends to expand the model into other appropriate markets.

   o Marketing to Managed Care Organizations and Other Payors. Since the late 1980s, HEALTHSOUTH has focused on the development of contractual relationships with managed care organizations, major insurance companies, large regional and national employer groups and provider alliances and networks. HEALTHSOUTH's documented outcomes and experience with several hundred thousand patients in delivering quality healthcare services at reasonable prices has enhanced its attractiveness to such entities and has given HEALTHSOUTH a competitive advantage over smaller and regional competitors. These relationships have increased patient flow to HEALTHSOUTH's facilities and contributed to HEALTHSOUTH's same-store growth.

   o Cost-Effective Services. HEALTHSOUTH's goal is to provide high-quality healthcare services in cost-effective settings. To that end, HEALTHSOUTH has developed standardized clinical protocols for the treatment of its patients. This results in "best practices" techniques being utilized at all of HEALTHSOUTH's facilities, allowing the consistent achievement of demonstrable, cost-effective clinical outcomes. HEALTHSOUTH's reputation for its clinical programs is enhanced through its relationships with major universities throughout the nation, and its support of clinical research in its facilities. Further, independent studies estimate that, for every dollar spent on rehabilitation, $11 to $35 is saved. Finally, surgical procedures typically are less expensive in outpatient surgery centers than in hospital settings. HEALTHSOUTH believes that outpatient and rehabilitative healthcare services will assume increasing importance in the healthcare environment as payors continue to seek to reduce overall costs by shifting patients to more cost-effective treatment settings.

   o Expansion of National Network. As the largest provider of outpatient and rehabilitative healthcare services in the United States, HEALTHSOUTH is able to realize economies of scale and compete successfully for national contracts with large payors and employers while retaining the flexibility to respond to particular needs of local markets. The national network affords HEALTHSOUTH the opportunity to offer large national and regional employers and payors the convenience of dealing with a single provider, to utilize greater buying power through centralized purchasing, to achieve more efficient costs of capital and labor and to more effectively recruit and retain clinicians. HEALTHSOUTH believes that its recent and pending acquisitions in the outpatient surgery and diagnostic imaging fields will further enhance its national presence by broadening the scope of its existing services and providing new opportunities for growth. These national benefits are realized without sacrificing local market responsiveness. HEALTHSOUTH's objective is to provide those outpatient and rehabilitative healthcare services needed within each local market by tailoring its services and facilities to that market's needs, thus bringing the benefits of nationally recognized expertise and quality into the local setting.

PATIENT CARE SERVICES: GENERAL

   HEALTHSOUTH began its operations in 1984 with a focus on providing comprehensive orthopaedic and musculoskeletal rehabilitation services on an outpatient basis. Over the succeeding 12 years, HEALTHSOUTH has consistently sought and implemented opportunities to expand its services through acquisitions and de novo development activities that complement its historic focus on orthopaedic, sports medicine and occupational medicine services and that provide independent platforms for growth. HEALTHSOUTH's acquisitions and internal growth have enabled it to become the largest provider of rehabilitative healthcare services, both inpatient and outpatient, in the United States. In addition, HEALTHSOUTH has added outpatient surgery services, diagnostic imaging services and other outpatient services which provide natural enhancements to its rehabilitative healthcare locations and facilitate the implementation of its integrated service model. HEALTHSOUTH believes that these additional businesses also provide opportunities for growth in other areas not directly related to the rehabilitative business, and HEALTHSOUTH intends to pursue further expansion in those businesses.

OUTPATIENT REHABILITATION SERVICES

   HEALTHSOUTH operates the largest group of affiliated proprietary outpatient rehabilitation facilities in the United States. HEALTHSOUTH's outpatient rehabilitation centers offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, that are tailored to the individual patient's needs, focusing predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries and various neurological and neuromuscular conditions. As of June 30, 1996, HEALTHSOUTH provided outpatient rehabilitative healthcare services through approximately 643 outpatient locations, including freestanding outpatient centers and their satellites and outpatient satellites of inpatient facilities.

INPATIENT REHABILITATION SERVICES

   At June 30, 1996, HEALTHSOUTH operated 96 inpatient rehabilitation facilities with 5,682 beds, representing the largest group of proprietary inpatient rehabilitation facilities in the United States. HEALTHSOUTH's inpatient rehabilitation facilities provide high-quality comprehensive services to patients who require intensive institutional rehabilitation care. Certain of HEALTHSOUTH's inpatient rehabilitation facilities also provide outpatient rehabilitation services for patients who have completed their inpatient course of treatment but remain in need of additional therapy that can be accomplished on an outpatient basis.

MEDICAL CENTERS

   HEALTHSOUTH operates five medical centers with 912 licensed beds in four distinct markets. These facilities, which are licensed as general, acute-care hospitals, provide general and specialty medical and surgical healthcare services, emphasizing orthopaedics, sports medicine and rehabilitation.

SURGERY CENTERS

   As a result of three acquisitions of major surgery center operators in 1995 and early 1996, HEALTHSOUTH became the largest operator of outpatient surgery centers in the United States. It currently operates 135 free-standing surgery centers, including five mobile lithotripsy units, in 33 states, and has an additional ten free-standing surgery centers under development. Approximately 80% of these facilities are located in markets served by HEALTHSOUTH outpatient and rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals between surgery and rehabilitative facilities as well as to centralize administrative functions. HEALTHSOUTH's surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures that do not generally require overnight hospitalization. Its typical surgery center is a free-standing facility with two to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery and administration. Each of HEALTHSOUTH's surgery centers is available for use only by licensed physicians, oral surgeons and podiatrists, and the centers generally do not perform surgery on an emergency basis.

   Outpatient surgery centers, unlike hospitals, have not historically provided overnight accommodations, food services or other ancillary services. Over the past several years, states have increasingly permitted the use of extended-stay recovery facilities by outpatient surgery centers. As a result, many outpatient surgery centers are adding extended recovery care capabilities where permitted. Fifty-two of HEALTHSOUTH's surgery centers currently provide for extended recovery stays. HEALTHSOUTH's ability to develop such recovery care facilities is dependent upon state regulatory environments in the particular states where its centers are located.

OTHER PATIENT CARE SERVICES

   In certain of its markets, HEALTHSOUTH provides other patient care services, including home healthcare, diagnostic services, physician services and contract management of hospital-based rehabilitative healthcare services. HEALTHSOUTH evaluates market opportunities on a case-by-case basis in determining whether to provide additional services of these types, which may be complementary to facility-based services provided by HEALTHSOUTH or stand-alone businesses.

LOCATIONS

   The following table sets forth a listing of HEALTHSOUTH's patient care services locations by state at June 30, 1996.

                                            INPATIENT
                          OUTPATIENT     REHABILITATION   MEDICAL
                        REHABILITATION     FACILITIES     CENTERS   SURGERY   DIAGNOSTIC     OTHER
        STATE             CENTERS(1)        (BEDS)(2)    (BEDS)(2)  CENTERS     CENTERS     SERVICES
- ---------------------  ---------------- ---------------- --------- --------- ------------ -----------
Alabama..............  16                9 (389)         1 (219)       5        3            10
Alaska...............                                                  1
Arizona..............  19                3 (183)                       4
Arkansas.............   1                1 (80)                        2
California ..........  48                1 (60)                       18                     11
Colorado ............  26                                              5                     12
Connecticut .........  17                2 (40)                                               1
District of Columbia    1                                                       1
Delaware.............   7                                              1
Florida .............  46                8 (613)         2 (397)      19                     11
Georgia .............  11                1 (75)                        4        1
Hawaii...............   3                                              1
Idaho ...............                                                  1
Illinois ............  50                                              4
Indiana .............  13                1 (80)                        2
Iowa.................   3                                                                     1
Kentucky ............   3                1 (40)                        1                      1
Louisiana ...........   2                1 (43)                        1
Maine ...............   9                4 (155)                                              1
Maryland ............  14                1 (44)                        4        3
Massachusetts .......  37               10 (639)                       1                     10
Michigan ............   1                                              1
Mississippi .........   2
Missouri ............  33                4 (107)                       7                      6
Nebraska.............   2
Nevada...............   2
New Hampshire........  12                3 (148)
New Jersey ..........  36                2 (170)                       2        1             2
New Mexico ..........   3                1 (60)                        1
New York ............  14                1 (27)
North Carolina ......  12                1 (17)                        3
Ohio.................  28                                              1
Oklahoma ............  11                1 (111)                       5                      1
Oregon...............                                                  1
Pennsylvania ........  27               11 (981)                       5
Rhode Island.........   3
South Carolina.......   8                4 (235)                       2
Tennessee ...........  13                5 (330)                       6        1
Texas ...............  69               10 (633)         1 (96)       15        2            14
Utah ................   1                1 (86)                        1
Vermont..............                    2 (52)
Virginia ............   9                2 (84)          1 (200)       1        2            10
Washington ..........  26                                              1
West Virginia .......                    4 (200)                       1
Wisconsin............   1                                              4
Wyoming .............   1

   (1) Includes freestanding outpatient centers and their satellites and outpatient satellites of inpatient rehabilitation facilities.

   (2) "Beds" refers to the number of beds for which a license or certificate of need has been granted, which may vary materially from beds available for use.

                                BUSINESS OF FSSCI

BUSINESS OVERVIEW

   FSSCI is a subchapter S corporation whose principal asset is its interest in the Partnership. The Partnership owns and operates two outpatient surgery center facilities in Sacramento, California at 2801 K Street (the "Fort Sutter Facility") and at 1201 Alhambra Boulevard (the "Alhambra Facility"). Each shareholder of FSSCI (or, with respect to shares of FSSCI held by a trust, a trustee of such shareholder) is or was a licensed physician who has performed surgeries at (or who has otherwise been affiliated with) the Fort Sutter Facility.

   FSSCI also owns a 4.46% limited partner interest (the "Building Interest") in Fort Sutter Medical Building, A California Limited Partnership ("FSMB"), which leases to the Partnership the office space for the Fort Sutter Facility.

   FSSCI does not engage in any business or activity other than holding the Partnership Interest and the Building Interest, receiving periodic distributions thereon, and (after deducting amounts for the payment of FSSCI fees and expenses and the establishment of reserves) distributing amounts received to its shareholders. Other than the Partnership Interest, the Building Interest, and cash reserves, FSSCI has no assets. FSSCI has no current intention of engaging in any other business or activities (other than the Merger), or acquiring or disposing of any material assets (except in connection with the Merger), in the foreseeable future. FSSCI has no employees.

ORGANIZATION AND HISTORICAL DEVELOPMENTS

   FSSCI was originally incorporated (under the name "Fort Sutter Surgery Center Medical Group, Inc.") as a professional corporation in January 1986 to own and operate the Fort Sutter Facility. In December 1986, FSSCI entered into a series of related transactions with Sutter Ambulatory Care Corporation ("SACC"), the ultimate result of which was (i) the Partnership acquired the Fort Sutter Facility, (ii) SACC became the general partner of the Partnership and acquired a 51% limited partnership interest therein and (iii) FSSCI became a limited partner of the Partnership and acquired the Partnership Interest. In 1990, FSSCI changed its corporate status from a professional corporation to a general business corporation. As of October 1993, SACC transferred its interest in the partnership to SSCI, of which SACC was a principal shareholder. In October 1995, HEALTHSOUTH acquired the outstanding capital stock of SSCI, which, under its new name of "HEALTHSOUTH Surgery Centers-West, Inc.", continues to act the general partner of the Partnership.
See "THE MERGER -- Background of the Merger".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CERTAIN FACTORS

   Overview. FSSCI does not engage in any business or activity other than holding the Partnership Interest and the Building Interest, receiving periodic distributions thereon, and (after deducting amounts for the payment of FSSCI fees and expenses and the establishment of reserves) distributing the amounts so received to its shareholders. Other than the Partnership Interest, the Building Interest, and cash, FSSCI has no assets. Historically, virtually all of FSSCI's income has been attributable to its interest in the Partnership. Accordingly, FSSCI's financial position and results of operations have at all times been almost entirely dependent on the financial position and results of operations of the Partnership.

   As a result of the foregoing, for the last several years FSSCI has not prepared any financial statements in accordance with generally accepted accounting principles or, except as required to be set forth on FSSCI's federal and California state income tax returns, any other financial statements or information. Historically, the financial information set forth in its annual tax returns has been prepared almost exclusively in reliance on information regarding its interests in the Partnership that has been prepared and provided to FSSCI, on an annual basis, by the General Partner. FSSCI has not been required to prepare, and has not prepared, financial statements or other financial information for quarterly, monthly or other accounting periods of less than a full fiscal year.

   Solely for purposes of this Prospectus-Proxy Statement, FSSCI has restated certain financial information contained in its federal tax returns for 1994 and 1995 in accordance with generally accepted accounting principles. In light of the limited nature of its operations and holdings and the time and expense involved in providing audited financial statements, however, FSSCI does not believe that it would be practicable or meaningful to provide audited financial information for such periods for inclusion in this Prospectus-Proxy Statement. For similar reasons (together with the fact that FSSCI historically has not received information from the Partnership that would allow it to prepare, in a practicable manner, financial statements in accordance with generally accepted accounting principles for periods less than a full fiscal year), FSSCI does not believe that it would be practicable or meaningful to provide financial information regarding FSSCI in accordance with generally accepted accounting principles for any interim period in 1996 or any other year.

   ACCORDINGLY, THE FINANCIAL INFORMATION REGARDING FSSCI DISCUSSED BELOW HAS BEEN DERIVED ALMOST ENTIRELY FROM FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION THAT HAS BEEN PROVIDED TO FSSCI BY THE RESPECTIVE GENERAL PARTNERS OF THE PARTNERSHIP AND FSMB, AND FSSCI HAS NOT INDEPENDENTLY CONFIRMED THE ACCURACY OF THE INFORMATION PROVIDED TO IT OR CONFIRMED WHETHER THE FINANCIAL STATEMENTS PROVIDED TO IT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. ADDITIONALLY, THE DISCUSSION BELOW REGARDING THE FIRST SIX MONTHS OF 1995 AND 1996 ONLY INCLUDES INFORMATION REGARDING THE PARTNERSHIP, AS PROVIDED TO FSSCI BY THE GENERAL PARTNER, AND DOES NOT REFLECT COMPLETE FINANCIAL INFORMATION OF FSSCI PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. FINALLY, NO FINANCIAL INFORMATION REGARDING FSSCI SET FORTH BELOW OR OTHERWISE APPEARING IN THIS PROSPECTUS-PROXY STATEMENT HAS BEEN AUDITED.

   Discussion. In 1994, FSSCI's gross income was $1,380,671 (of which $1,379,776 was attributable to the Partnership Interest) and its net income was $1,308,076. The total patient revenues and net income of the Partnership in 1994 were $13,287,000 and $2,764,000, respectively, as compared with $10,924,000 and
$2,227,000, respectively, in 1993; FSSCI believes that the increases in the Partnership's total patient revenues and net income in 1994 were principally a result of an increased number of cases, particularly eye and pain cases.

   In 1995, FSSCI's gross income was $1,355,675 (of which $1,354,710 was attributable to the Partnership Interest) and its net income was $1,302,802. The slight decrease in FSSCI's gross income in 1995 principally reflects the decrease in the Partnership's net income described below, and the slight decrease in FSSCI's net income in 1995 principally reflects the decrease in FSSCI's gross income, offset by a reduction in FSSCI's expenses from $53,000 to $33,000. The total patient revenues and net income of the Partnership in 1995 were $13,698,000 and $2,747,000, respectively, reflecting a 3.09% increase and a 0.62% decrease, respectively, from 1994. FSSCI believes that the relative equivalence in total patient revenues and net income of the Partnership in 1994 and 1995 reflected the relative stability in both the total number of cases and the revenue per case.

   For the first six months of 1996, the Partnership's total patient revenues and net income were $9,480,000 and $2,396,000, respectively, as compared with $6,805,000 and $1,320,440 for the first six months of 1995. FSSCI believes that the increase in total patient revenues in 1996 primarily reflects increased costs for surgeries charged by the Partnership in 1996, and that the increase in net income in 1996 primarily reflects the foregoing increase in total patient revenues, offset by an increase in contractual adjustments from $2,600,620 to $4,086,000.

MARKET FOR FSSCI STOCK AND RELATED SHAREHOLDER MATTERS.

   There is no public or established private market for the FSSCI Common Stock. As of September 23, 1996, there were 35 shareholders of record of FSSCI. The policy of FSSCI is, and for the last several years has been, to distribute to its shareholders all amounts (after deducting amounts for the payment of FSSCI fees and expenses and the establishment of reserves) received by FSSCI with respect to the Partnership Interest and the Building Interest.

CERTAIN TRANSACTIONS

   At its special meeting on August 5, 1996, the FSSCI Board unanimously authorized a bonus payment of $25,000 to each of Cynthia Leathers and David Coward and $10,000 to each of Dr. Harris, Dr. Nielsen, Dr. Leathers and Dr. Knight, in each case in recognition of such person's previous and anticipated future efforts in connection with the Merger.

                        FINANCIAL STATEMENTS OF FSSCI

Balance Sheet at December 31, 1995 (Unaudited) ................       48

Statements of Income for the Years Ended December 31, 1995
 and 1994 (Unaudited)..........................................       49

Statements of Stockholders' Equity for the Years Ended
 December 31, 1995 and 1994 (Unaudited)........................       50

Statements of Cash Flows for the Years Ended December 31,
 1995 and 1994 (Unaudited).....................................       51

Notes to Financial Statements..................................       52

                       FORT SUTTER SURGERY CENTER, INC.
                                BALANCE SHEET
                              DECEMBER 31, 1995
                                 (UNAUDITED)

      ASSETS
      Cash............................................  $   43,345
      Investments:
        Fort Sutter Surgery Center....................   1,812,149
        Fort Sutter Medical Building..................      35,700
                                                        ----------
                Total assets..........................  $1,891,194
                                                        ==========
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Income taxes payable............................  $      282
                                                        ----------
      Stockholders' equity:
       Common stock: 100,000 shares authorized, 3,700
        shares outstanding............................     990,000
       Retained earnings..............................     900,912
                                                        ----------
                Total stockholders' equity............   1,890,912
                Total liabilities and stockholders      ----------
                 equity...............................  $1,891,194
                                                        ==========

                             See accompanying notes.

                        FORT SUTTER SURGERY CENTER, INC.
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                   (UNAUDITED)

                                                1995              1994
                                          ----------        ----------
INCOME:
 Fort Sutter Surgery Center .........     $1,354,710        $1,379,776
 Fort Sutter Medical
  Building ..........................              0                 0
 Interest ...........................            965               895
                                          ----------        ----------
                                           1,355,675         1,380,671
                                          ----------        ----------
EXPENSES:
 Management fees ....................         26,421            38,245
 Legal and accounting ...............          6,523            13,244
 Miscellaneous ......................            129             1,206
                                                            ----------
                                              33,073            52,695
                                                            ----------
Income before income taxes ..........      1,322,602         1,327,976
Provision for income taxes ..........         19,800            19,900
                                          ----------        ----------
Net income ..........................     $1,302,802        $1,308,076
                                          ==========        ==========


                             See accompanying notes.

                       FORT SUTTER SURGERY CENTER, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (UNAUDITED)
                                                                      TOTAL
                                           COMMON     RETAINED     STOCKHOLDERS
                                           STOCK      EARNINGS        EQUITY
                                        -----------   -----------  -------------
Balances, December 31, 1994 .........   $   990,000   $ 1,379,534    $ 2,369,534
Net income ..........................     1,308,076     1,308,076
Dividends ...........................    (1,805,600)   (1,805,600)
                                        -----------   -----------    -----------
Balances, December 31,
1994 ................................       990,000       882,010      1,872,010
Net income ..........................     1,302,802     1,302,802
Dividends ...........................    (1,283,900)   (1,283,900)
                                        -----------   -----------    -----------
Balances, December 31,
1995 ................................   $   990,000   $   900,912    $ 1,890,912
                                        ===========   ===========    ===========

                             See accompanying notes.

                       FORT SUTTER SURGERY CENTER, INC.
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                                 (UNAUDITED)

                                                                     1995          1994
                                                                ------------- -------------
Cash Flows from Operating Activities:
 Net income...................................................  $ 1,302,802   $ 1,308,076
 Adjustments to reconcile net income to net cash used in
  operating activities:
  Current year income from investment in Fort Sutter Surgery
   Center.....................................................   (1,354,710)   (1,379,776)
  Increase (decrease) in income taxes payable.................        7,581        (9,699)
 Net cash used in operating activities........................      (44,327)      (81,399)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Distributions from Fort Sutter Surgery Center................    1,321,116     1,912,264
 Distributions from Fort Sutter Medical Bldg..................            0         8,912
  Net cash provided by investing activities...................    1,321,116     1,921,176
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends to stockholders....................................   (1,283,900)   (1,805,600)
  Net increase (decrease) in cash.............................       (7,111)       34,177
Cash, beginning of year.......................................       50,456        16,279
Cash, end of year.............................................  $    43,345   $    50,456
Supplementary Disclosure of Cash Flow.........................
 Information:
 Cash paid for state income taxes.............................  $    12,218   $    29,600


                             See accompanying notes.

                       FORT SUTTER SURGERY CENTER, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investment in Partnerships

The Company conducts most of its activities through its 49% limited partndership interest in Fort Sutter Surgery Center and its 4.5% limited partnership interest in Fort Sutter Medical Building. The Company accounts for its investment in Fort Sutter Surgery Center using the equity method and in Fort Sutter Medical Building using the cost method.

Income Taxes

The Company has elected to be treated as an S corporation for income tax purposes. As such, it is not taxed, for federal income tax purposes, as a separate entity; rather, the shareholders report their pro rata share of the Company's taxable income on their own individual income tax returns. For state income tax purposes, S corporations are taxed as a separate entity in addition to the shareholders reporting their pro rata share of the Company's taxable income. Therefore, the provision for income taxes includes only state income tax expense.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVESTMENT IN PARTNERSHIP:

Fort Sutter Surgery Center operates two free-standing surgical centers in Sacremento, California. It is a provider of services under Federal MediCare and California Medi-Cal programs and other third-party contracts.

A summary of the financial position and operating results of Fort Sutter Surgery Center as taken from its unaudited financial statements consists of:

                                                         1995         1994
                                                         ----         ----
                Current assets ...................   $2,208,839   $2,011,023
                Noncurrent assets ................    5,028,869    5,306,361
                Current liabilities ..............      513,577    1,285,985
                Noncurrent liabilities............      639,827      589,746
                Partners' capital ................    6,084,304    5,441,653
                Net patient service revenue ......    8,208,682    9,494,166
                Net income ...........                2,747,033    2,763,524

3. RELATED PARTY TRANSACTIONS

A stockholder provides management services to the Company. Management fees paid to the stockholder were $26,421 in 1995 and $38,245 in 1994.

4. MERGER OF COMPANY:

On August 13, 1996, the Company entered into a Plan and Agreement of Merger with HEALTHSOUTH Corporation, which is the parent company of the general partner of Fort Sutter Surgery Center, and with a wholly-owned subsidiary of HEALTHSOUTH Corporation. Pursuant to the Plan and Agreement of Merger, the subsidiary will merge with and into the Company, with the Company as the surviving corporation, as a result of which the Company will become a wholly-owned subsidiary of HEALTHSOUTH Corporation and the existing stockholders of the Company will receive shares of HEALTHSOUTH Corporation stock in cancellation of their shares of Company stock. The Company expects this transaction to close in the fourth quarter of 1996.

                       PRINCIPAL SHAREHOLDERS OF FSSCI

   The following table sets forth certain information with respect to the beneficial ownership of FSSCI Common Stock as of September 23, 1996, by (i) each person who is known by FSSCI to beneficially own more than five percent of FSSCI Common Stock, (ii) each director of FSSCI (including the President, Dr. Coward), and (ii) all of FSSCI's executive officers and directors as a group. The business address of each of the FSSCI's directors listed below is FSSCI's address.

                                                            SHARES BENEFICIALLY
                                                                 OWNED (1)
                                                            -------------------
NAME AND ADDRESS                                            NUMBER    PERCENT
- ----------------------------------------------------------  ------    --------
Michael Leathers, M.D (2).................................  300        8.11%
Richard D. Heater and Marian C.
Heater as Co-Trustees of the
Heater Family Trust.......................................  225        6.08%
  3619 Winding Creek Rd.
  Sacramento, CA 95825
Donald R. Jasper. M.D. ...................................  200        5.41%
  95 Scripps Dr.
  Sacramento, CA 95825
George Piersall, M.D. ....................................  200        5.41%
  1124 1st St.
  Los Osos, CA 93402
Tadashi Shimada, M.D. ....................................  200        5.41%
  780 E. Washington Blvd.
  Suite 105
  Crescent City, CA 95531
David B. Coward (2)(3)....................................  175        4.73%
Orel Knight, M.D. (2).....................................  175        4.73%
Michael Nielsen, M.D. (2).................................  100        2.70%
James B. Harris (2)(4)....................................   50        1.35%
All directors and executive officers as a group (5
persons)..................................................  800       21.62%
- ----------

   (1) The information as to beneficial ownership is based on the FSSCI's stock records and on information furnished to FSSCI by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote, or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition of, a security). A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other persons.

   (2) Director.

   (3) Represents 175 shares held by the David B. Coward and Linda J. Coward Revocable Trust dated October 1, 1989, of which Mr. Coward is a trustee.

   (4) Represents 50 shares held jointly by Mr. Harris and his spouse.

                   DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH

COMMON STOCK

   HEALTHSOUTH is authorized by the HEALTHSOUTH Restated Certificate of Incorporation (the "HEALTHSOUTH Certificate") to issue up to 251,500,000 shares of capital stock, of which 250,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. As of August 9, 1996, there were 155,051,946 shares of HEALTHSOUTH Common Stock outstanding (including shares reserved for issuance in connection with HEALTHSOUTH's 1995 and 1996 mergers which had not yet been claimed by holders of the stock of the acquired companies). In addition, there were outstanding options under HEALTHSOUTH's stock option plans to purchase an additional 16,414,425 shares of HEALTHSOUTH Common Stock. An additional 2,145,964 shares of HEALTHSOUTH Common Stock were reserved for future option grants under such plans. Additionally, 6,112,956 shares are currently reserved for issuance upon conversion of the Debentures, and 76,639 shares are reserved for issuance upon the exercise of outstanding warrants.

   Holders of HEALTHSOUTH Common Stock are entitled to participate equally in dividends when and as declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or distribution of assets of HEALTHSOUTH, are entitled to share ratably in such assets remaining after payment of liabilities. Stockholders are entitled to one vote per share. Holders of HEALTHSOUTH Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such stock. The outstanding shares of HEALTHSOUTH Common Stock are fully paid and nonassessable.

FAIR PRICE PROVISION

   The HEALTHSOUTH Certificate contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The HEALTHSOUTH Certificate requires the affirmative vote of 66 2/3 % of all shares of HEALTHSOUTH entitled to vote in the election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in the election of Directors. For purposes of this restriction, a "business combination" includes: (a) the sale, exchange, lease, transfer or other disposition by HEALTHSOUTH of all, or substantially all, of its assets or business; (b) any merger or consolidation of HEALTHSOUTH; and (c) certain sales of HEALTHSOUTH's Common Stock in exchange for cash, assets, securities or any combination thereof. An "other entity" is defined to include, generally, any corporation, person or entity, and any affiliate or associate of such corporation, person or entity.

   The foregoing supermajority vote shall not be required where, in the business combination, (i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of HEALTHSOUTH's Common Stock (subject to certain adjustments upward) and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied.

   The provisions of the HEALTHSOUTH Certificate described in the preceding paragraphs, and its Bylaws, may be amended or repealed only by the affirmative vote of 66 2/3 % of the shares entitled to vote thereon.

   The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of HEALTHSOUTH through the acquisition of a large block of HEALTHSOUTH's voting stock, or to effect a merger or other acquisition that is not approved by a majority of HEALTHSOUTH's Directors serving in office prior to the acquisition by the other entity of 5% or more of HEALTHSOUTH's stock. In addition, holders of the Debentures have the right to require HEALTHSOUTH to redeem the Debentures at 100% of the principal amount thereof, plus accrued interest, upon the occurrence of certain events involving a sale or merger of HEALTHSOUTH, unless holders of HEALTHSOUTH's Common Stock shall receive an amount per share at least equal to the conversion price of the Debentures in effect on the date such sale or merger is consummated. Such holders' redemption option may impede certain forms of takeovers if the potential acquiror is unable to finance the redemption of the Debentures.

SECTION 203 OF THE DGCL

   HEALTHSOUTH is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares held by directors, officers and certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 % of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined to include any person, and the affiliates and associates of such person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies or others interested in acquiring HEALTHSOUTH to negotiate in advance with the HEALTHSOUTH Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the acquiror becoming an interested stockholder.

PREFERRED STOCK

   The HEALTHSOUTH Certificate authorizes the issuance of up to 1,500,000 shares of Preferred Stock, par value $.10 per share (the "HEALTHSOUTH Preferred Stock"). The Board of Directors has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. Issuance of shares of HEALTHSOUTH Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of HEALTHSOUTH. Any such issuance could also adversely affect the voting power of the holders of the HEALTHSOUTH Common Stock. The Board of Directors of HEALTHSOUTH has no current intention of issuing any shares of HEALTHSOUTH Preferred Stock.

TRANSFER AGENT

   The transfer agent and registrar for the HEALTHSOUTH Common Stock is ChaseMellon Shareholder Services, New York, New York.

                          COMPARISON OF RIGHTS OF FSSCI
                          AND HEALTHSOUTH STOCKHOLDERS

   HEALTHSOUTH is incorporated in Delaware, and the rights of its stockholders are (and the rights of the FSSCI shareholders who receive shares of HEALTHSOUTH Common Stock in the Merger will thereafter be) governed by the DGCL, the HEALTHSOUTH Certificate and the Bylaws of HEALTHSOUTH (the "HEALTHSOUTH Bylaws"). FSSCI is incorporated in California, and the rights of its shareholders are governed by the CGCL, the Amended and Rested Articles of Incorporation of FSSCI (the "FSSCI Articles") and the Amended and Restated Bylaws of FSSCI (the "FSSCI Bylaws").

   While there are substantial similarities between the DGCL and the CGCL, as well as between the corporate charters and Bylaws of HEALTHSOUTH and FSSCI, a number of differences exist. The following is a summary comparison of the rights, as of the date hereof, of a HEALTHSOUTH stockholder under the DGCL, the HEALTHSOUTH Certificate and the HEALTHSOUTH Bylaws, on the one hand, and the rights of an FSSCI shareholder under the CGCL, the FSSCI Articles and the FSSCI Bylaws, on the other hand. The following summary does not purport to be complete and is qualified in its entirety to the DGCL, the CGCL, the HEALTHSOUTH Certificate, the HEALTHSOUTH Bylaws, the FSSCI Articles and the FSSCI Bylaws.

CLASSES AND SERIES OF CAPITAL STOCK

   FSSCI. FSSCI is authorized by the FSSCI Articles to issue up to 100,000 shares of FSSCI Common Stock. As of September 23, 1996, there were 3,700 shares of FSSCI Common Stock issued and outstanding.

   HEALTHSOUTH. HEALTHSOUTH is authorized by the HEALTHSOUTH Certificate to issue up to 251,500,000 shares of capital stock, of which 250,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH". The Board of Directors of HEALTHSOUTH has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of September 15,
1996, there were no shares of HEALTHSOUTH Preferred Stock issued and outstanding, and the Board of Directors of HEALTHSOUTH has no present intention of issuing shares of HEALTHSOUTH Preferred Stock.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS

   FSSCI. The FSSCI Bylaws provide that the FSSCI Board shall consist of five directors until such number is changed by an amendment to the FSSCI Bylaws approved by a majority of the outstanding shares entitled to vote. Under the CGCL and the FSSCI Bylaws, an amendment reducing the number of directors to a number less than five cannot be adopted if the votes cast against (or not consenting to) such amendment are equal to more than sixteen and two-thirds percent of the outstanding shares entitled to vote. Subject to the cumulative voting requirements discussed below, in any election of FSSCI directors the candidates receiving the highest number of the affirmative votes of the shares entitled to vote for them are elected (up to the number of directors to be elected).

   HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that the HEALTHSOUTH Board of Directors shall consist of at least one director and that the size of the HEALTHSOUTH Board of Directors may be fixed by the directors then in office. Directors of HEALTHSOUTH are elected by a plurality of votes cast at the annual meeting of stockholders. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority of directors then in office.

CUMULATIVE VOTING

   In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stock holder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

   FSSCI. Under the CGCL, cumulative voting in the election of directors is a right available to all shareholders of California corporations unless a corporation is "listed" and that corporation's articles of incorporation specifically eliminate cumulative voting. A "listed" corporation is defined under the CGCL Law as a corporation with (i) securities listed on the New York or American Stock Exchange or (ii) securities designated as national market system securities on the Nasdaq System if the corporation has at least 800 holders of equity securities. FSSCI does not meet this definition and, further, the FSSCI Bylaws specifically provide for cumulative voting.

   Under both the CGCL and the FSSCI Bylaws, for a shareholder to cumulate votes in the election of directors (i) the name of the candidate for whom the shareholder wishes to cumulate votes must have been placed in nomination prior to commencement of the voting and (ii) the shareholder must have given notice prior to commencement of the voting of his, her or its intent to cumulate votes. If any shareholder has given the notice set forth in clause (ii) above, all shareholders are entitled to cumulate votes.

   HEALTHSOUTH. Under the DGCL, cumulative voting in the election of directors is not mandatory. Neither the HEALTHSOUTH Restated Certificate nor the HEALTHSOUTH Bylaws currently provide for cumulative voting and, therefore, the stockholders of HEALTHSOUTH do not have cumulative voting rights. The absence of cumulative voting thus limits the ability of minority stockholders to obtain representation on HEALTHSOUTH's Board of Directors.

REMOVAL OF DIRECTORS

   FSSCI. Under the CGCL, a director of FSSCI (i) may be removed without cause, upon approval by the holders of a majority of the outstanding shares of common stock entitled to vote (subject to certain limitations which prevent any such removal where the removal is opposed by a number of votes sufficient to elect such director under cumulative voting) and (ii) may be removed for fraudulent or dishonest acts or gross abuses of authority or discretion following a suit brought by shareholders holding at least 10% of the outstanding shares of any class of capital stock. In addition, Section 302 of the CGCL permits a corporation's board to remove directors declared of unsound mind by a court or convicted of a felony.

   HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a director may be removed with or without cause by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

VOTE REQUIRED FOR MERGERS AND REORGANIZATIONS

   FSSCI. Under the CGCL, the principal terms of mergers and certain other specified types of corporate reorganizations ("Reorganizations") generally must be approved by a majority of the outstanding shares of each class of shares of the acquiring corporation and (with certain exceptions) the target corporation, except that no such vote is required of the shareholders of a corporation if such corporation or its shareholders, or both, will immediately after the merger or Reorganization own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation unless (i) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (ii) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Under the CGCL, a sale by a corporation of all or substantially all of its assets generally requires the approval of a majority of the outstanding shares of such corporation, unless the transaction otherwise constitutes a "Reorganization" subject to the class vote described in the preceding sentence.

   HEALTHSOUTH. The DGCL does not provide for a class vote with respect to mergers or consolidations unless otherwise required by a corporation's certificate of incorporation; the HEALTHSOUTH Certificate does not provide for such class vote. Under the DGCL, the terms of a merger or consolidation generally must be approved by a majority of the outstanding stock, except that the DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger; the HEALTHSOUTH Certificate does not provide for a shareholder vote in such situations. Under the DGCL, a sale by a corporation of all or substantially all of its assets generally requires the approval of a majority of the outstanding shares of such corporation.

OTHER VOTING RIGHTS

   FSSCI. The FSSCI Common Stock is not divided into classes, and FSSCI has no classes or series of capital stock issued or outstanding other than the FSSCI Common Stock. Each FSSCI shareholder holding shares of FSSCI Common Stock entitled to be voted on any matter, including the election of directors, shall have one vote on each such matter submitted to vote at a meeting of shareholders for each such share of FSSCI Common Stock held by such shareholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the PSCM Articles or the FSSCI Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of FSSCI stockholders.

   HEALTHSOUTH. The HEALTHSOUTH Common Stock is not divided into classes, and HEALTHSOUTH has no classes or series of capital stock issued or outstanding other than the HEALTHSOUTH Common Stock. Each HEALTHSOUTH stockholder holding shares of HEALTHSOUTH Common Stock entitled to be voted on any matter, including the election of directors, shall have one vote on each such matter submitted to vote at a meeting of stockholders for each such share of HEALTHSOUTH Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the HEALTHSOUTH Certificate or the HEALTHSOUTH Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of HEALTHSOUTH stockholders.

CONVERSION AND DISSOLUTION

   FSSCI. The FSSCI Common Stock has no conversion features.

   HEALTHSOUTH. The HEALTHSOUTH Common Stock has no conversion features. The HEALTHSOUTH Certificate authorizes 1,500,000 shares of Preferred Stock, par value $.10 per share, and provides that such shares of HEALTHSOUTH Preferred
Stock  may have  such  voting  powers,  preferences  and  other  special  rights
(including, without limitation, the right to convert the shares of such HEALTHSOUTH Preferred Stock into shares of HEALTHSOUTH Common Stock) as shall be stated in the HEALTHSOUTH Certificate or resolutions providing for the issuance of HEALTHSOUTH Preferred Stock. If the Board of Directors were to designate such a series of HEALTHSOUTH Preferred Stock, such HEALTHSOUTH Preferred Stock could be entitled to preferential payments in the event of dissolution of HEALTHSOUTH.

BUSINESS COMBINATIONS

   FSSCI. The CGCL does not contain any provision comparable to Section 203 of the DGCL, discussed above in "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH --
Section 203 of the DGCL". However, the CGCL does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

   Section 1203 of the CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date for acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

   HEALTHSOUTH. HEALTHSOUTH is currently subject to Section 203 of the DGCL, which generally prohibits certain "business combinations" between a corporation and an "interested stockholder" for a period of three years. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH --Section 203 of the DGCL". Additionally, the HEALTHSOUTH Certificate provides that the vote of the holders of 66-2/3% of all shares of HEALTHSOUTH entitled to vote in the election of directors is required for the approval and adoption of a business combination (as defined in the HEALTHSOUTH Certificate) with any entity (as defined in the HEALTHSOUTH
Certificate) if, on the record date for the determination of stockholders entitled to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in the election of directors. The voting requirements of the "fair price" provision are not applicable to a business combination involving a holder of 20% or more of HEALTHSOUTH's voting stock in the business combination, if:
(i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of the HEALTHSOUTH Common Stock (subject to certain upward adjustments); and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH -- Fair Price Provision".

AMENDMENT OR REPEAL OF THE CHARTER DOCUMENTS

   FSSCI. Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and, subject to certain exceptions, the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. The FSSCI Articles do not require a greater level of approval for an amendment thereto. Under the CGCL, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would
(i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having the rights, preferences or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.


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

   HEALTHSOUTH. Under Delaware law, unless its certificate of incorporation or by-laws otherwise provide, amendments of a corporation's certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the approval of a majority of the outstanding stock of such class or series. The HEALTHSOUTH Certificate requires approval by holders of at least 66-2/3% of the outstanding shares entitled to vote thereon to repeal or amend Article SIXTH of the HEALTHSOUTH Certificate (regarding the calling of special meetings by the stockholders), Article SEVENTH of the HEALTHSOUTH Certificate (regarding the "fair price" provision) and Article EIGHTH of the HEALTHSOUTH Certificate (regarding the amendment of the HEALTHSOUTH Certificate). The HEALTHSOUTH Certificate also provides that a majority of the HEALTHSOUTH Board of Directors may make, alter or repeal the HEALTHSOUTH Bylaws.

AMENDMENT OR REPEAL OF BYLAWS

   FSSCI. Under the CGCL, a corporation's bylaws may be adopted, amended or repealed either by the board of directors (with certain exceptions) or the shareholders of the corporation. The FSSCI Bylaws provide that the bylaws may be changed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the FSSCI Board; provided, however, that the FSSCI Board may not amend the bylaws in order to change the authorized number of directors.

   HEALTHSOUTH. Under the DGCL, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The HEALTHSOUTH Certificate expressly grants to its directors the power to make, alter, or repeal any bylaws.

SPECIAL MEETING OF STOCKHOLDERS

   FSSCI. The FSSCI Bylaws provide that a special meeting of the shareholders may be called by the FSSCI Board, FSSCI's Chairman of the Board, FSSCI's president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the vote at the meeting.

   HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a special meeting of the HEALTHSOUTH stockholders may be called by a majority of the Board of Directors or by the holders of at least 20% of the outstanding shares of capital stock of HEALTHSOUTH entitled to vote in the election of directors.

LIABILITY OF DIRECTORS

   FSSCI. The CGCL permits a corporation to limit or eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for a breach of the director's fiduciary duty except where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees. The FSSCI Articles eliminate the liability of directors for monetary damages to the corporation to the fullest extent permissible under the CGCL.

   HEALTHSOUTH. The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, subject to certain limitations.

   Each of the HEALTHSOUTH Certificate and the FSSCI Certificate includes such a provision, as set forth below, to the maximum extent permitted by law.

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

   Each of the HEALTHSOUTH Certificate and the FSSCI Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of HEALTHSOUTH, under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

   While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   FSSCI. The CGCL permits a corporation, subject to certain limitations, to indemnify its officers, directors and other "agents" (as defined in Section 317(a) of the CGCL) if certain standards of conduct are met. With respect to actions brought by or in the right of a corporation ("derivative actions"), the person must have acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. With respect to proceedings other than derivative actions, the agent must have acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful.

   In proceedings other than derivative actions, the CGCL permits an agent to be indemnified against expenses, judgments, fines, settlements and other amounts. In derivative actions, (i) indemnification is generally limited to payment of expenses, (ii) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (iii) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

   The CGCL provides that a corporation may advance expenses of defense (upon receipt of a undertaking to reimburse the corporation if it is ultimately determined that such person is not entitled to such indemnification) and further requires indemnification when the individual has successfully defended the action on the merits. The CGCL permits a corporation to purchase and maintain liability insurance for its agents. The indemnification authorized by the CGCL is not exclusive, and a corporation may grant its agents certain additional rights to indemnification.

   The FSSCI Articles and the FSSCI Bylaws permit, but do not require, FSSCI to provide indemnification of its agents to the maximum extent permitted by CGCL.

   HEALTHSOUTH. The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

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

   The HEALTHSOUTH Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of HEALTHSOUTH, or is or was serving at the request of HEALTHSOUTH as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by HEALTHSOUTH to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits HEALTHSOUTH to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HEALTHSOUTH pursuant to the foregoing provisions, HEALTHSOUTH has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DISSENTER'S RIGHTS

   FSSCI. Under the CGCL, shareholders of a California corporation (with certain exceptions that do not apply to FSSCI) who dissent from a merger or consolidation of the corporation are entitled to appraisal rights. See "RIGHTS OF DISSENTING SHAREHOLDERS".

   HEALTHSOUTH. Under the DGCL, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation for which a stockholders' vote is required are generally entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein). The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. The HEALTHSOUTH Certificate does not provide for such rights.

DIVIDENDS

   FSSCI. The CGCL provides that a corporation may make a distribution to its shareholders if: (i) the retained earnings of the corporation, immediately prior thereto, equals or exceeds the amount of the proposed distribution, or (ii) immediately after giving effect to the distribution, (a) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (b) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times its current liabilities, and
(iii) the corporation making the distribution is not, or as a result of the distribution would not be, likely to be unable to meet its liabilities (except those who payment is otherwise adequately provided for) as they mature. Neither the FSSCI Articles nor the FSSCI Bylaws contain restrictions on the declaration or payment of dividends.

   HEALTHSOUTH. Subject to any restrictions contained in a corporation's certificate of incorporation, the DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/ or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The HEALTHSOUTH Certificate contains no restrictions on the declaration or payment of dividends.

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

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

   FSSCI. Under the CGCL, any loan or guaranty to or for the benefit of a director or officer of the corporation or its subsidiaries requires approval of the shareholders unless such loan or guaranty is provided for under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, the CGCL permits shareholders of a corporation with 100 or more shareholders of record to approve a bylaw authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guaranty may reasonably be expected to benefit the corporation. The CGCL further provides that contracts or transactions between a corporation and (i) any of its directors or (ii) an entity in which a director has a material financial interest are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and the disinterested directors or a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

   HEALTHSOUTH. Under the DGCL, a Delaware corporation may loan money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

INSPECTION OF SHAREHOLDERS LIST

   The DGCL and the CGCL each permit any shareholder to inspect the shareholders list for a purpose reasonably related to such person's interest as a shareholder. Additionally, the CGCL provides for an absolute right to inspect and copy the corporation's shareholders list by a person or persons holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a
Schedule 14A with the SEC. The DGCL does not provide for any such absolute right of inspection, and no such right is granted under the HEALTHSOUTH Certificate or the HEALTHSOUTH Bylaws.

CONTRACTURAL RESTRICTIONS ON STOCK TRANFERS

   FSSCI and its shareholders are parties to an Amended and Restated Shareholders' Agreement dated as of April 6, 1990, as amended by the First Amendment thereto dated as of December 13, 1990 (as so amended, the "Shareholders' Agreement"), which generally (i) provides a right of first refusal in favor of FSSCI (or, in certain circumstances, the other FSSCI shareholders) upon a proposed transfer of any FSSCI Shares by any FSSCI shareholder, except in certain specified circumstances, and (ii) permits FSSCI (or, in certain circumstances, the other FSSCI shareholders) to acquire the FSSCI Shares held by an FSSCI shareholder following such shareholder's bankruptcy, death or marital dissolution. In connection with the Merger, it is anticipated that the Shareholders' Agreement will be amended by FSSCI and a majority of the outstanding FSSCI Shares to, among other things, (i) ratify and approve certain prior transfers of FSSCI Shares by certain FSSCI shareholders and (ii) expressly permit the conversion and cancellation of the FSSCI Shares in the Merger. There are no similar agreements or restrictions relating to the HEALTHSOUTH Common Stock.

                            OPERATIONS AND MANAGEMENT
                         OF HEALTHSOUTH AFTER THE MERGER

OPERATIONS

   After the consummation of the Merger, FSSCI will be a wholly-owned subsidiary of HEALTHSOUTH. HEALTHSOUTH will continue to engage in the business of providing outpatient and rehabilitative healthcare services as prior to the Merger. No material disposition or restructuring of either of HEALTHSOUTH or FSSCI or any material part thereof is contemplated as a result of the Merger. See the information set forth herein and in the documents incorporated herein by reference as set forth under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE", "BUSINESS OF HEALTHSOUTH" and "BUSINESS OF FSSCI".

MANAGEMENT

   After the consummation of the Merger, HEALTHSOUTH will be managed by the same Board of Directors and executive officers as existed prior to the Merger.

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
                                     EXPERTS

   The   consolidated   financial   statements   and  schedule  of   HEALTHSOUTH
Corporation, the consolidated financial statements of Surgical Health Corporation, the consolidated financial statements of Rehab Systems Company, the consolidated financial statements of Relife, Inc., the consolidated financial statements of Sutter Surgery Centers, Inc., the consolidated financial statements of Advantage Health Corporation, the consolidated financial statements of Harmarville Rehabilitation Center, Inc., and the consolidated financial statements of Surgical Care Affiliates, Inc. incorporated by reference in this Prospectus-Proxy Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon incorporated by reference herein. Such consolidated financial statements have been incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

   The validity of the shares of HEALTHSOUTH Common Stock to be issued to the stockholders of FSSCI pursuant to the Merger will be passed upon by Haskell Slaughter & Young, L.L.C.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

   The FSSCI Board does not know of any matter to be brought before its Special Meeting other than as described in the Notice of Special Meeting accompanying this Prospectus-Proxy Statement mailed to the shareolders of FSSCI. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matter.

                                                                       ANNEX A

                         PLAN AND AGREEMENT OF MERGER

   PLAN AND AGREEMENT OF MERGER (the "Plan of Merger"), made and entered into as of the 13th day of August, 1996, by and among HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), FSSCI ACQUISITION CORPORATION, a California corporation (the "Subsidiary"), and FORT SUTTER SURGERY CENTER, INC., a California corporation ("FSSCI") (the Subsidiary and FSSCI being sometimes collectively referred to herein as the "Constituent Corporations").

                             W I T N E S S E T H:

   WHEREAS, the respective Boards of Directors of HEALTHSOUTH, the Subsidiary and FSSCI have approved the merger of the Subsidiary with and into FSSCI (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby all shares of Common Stock, without par value, of FSSCI (the "FSSCI Common Stock"), not owned directly or indirectly by FSSCI, except for Dissenting Shares (as hereinafter defined), will be converted into the right to receive the Merger Consideration (as hereinafter defined);

   WHEREAS, each of HEALTHSOUTH, the Subsidiary and FSSCI desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

   NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

Section 1. THE MERGER.

   1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the California General Corporation Law (the "CGCL"), the Subsidiary shall be merged with and into FSSCI at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and FSSCI shall continue as the surviving corporation (the "Surviving Corporation") under the name "Fort Sutter Surgery Center, Inc." and shall succeed to and assume all the rights and obligations of the Subsidiary and FSSCI in accordance with the CGCL.

   1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 9.2 and 9.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 9.1 (other than Section 9.1(a), which shall be satisfied on the Closing Date), at the offices of Haskell Slaughter & Young, L.L.C., Birmingham, Alabama, unless another date or place is agreed to by the parties hereto.

   1.3 Effective Time. Subject to the provisions of this Plan of Merger, the parties shall file an Agreement of Merger (the "California Filing") in substantially the form attached as Exhibit 1.3 hereto and any other filings required under the CGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the California Filing is duly filed with the California Secretary of State (the "Effective Time").

   1.4 Effect of the Merger. The Merger shall have the effects set forth in
Section 1107 of the CGCL.

Section 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.

   2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of FSSCI Common Stock or any shares of capital stock of the Subsidiary:

   (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

   (b) Cancellation of Treasury Stock. Each share of FSSCI Common Stock that is owned by FSSCI, if any, shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.01 per share, of HEALTHSOUTH ("HEALTHSOUTH Common Stock"), cash or other consideration shall be delivered in exchange therefor.

   (c) Conversion of FSSCI Shares. Subject to Section 2.2(d), each issued and outstanding share of FSSCI Common Stock (other than Dissenting Shares (as defined below) and shares to be canceled in accordance with Section 2.1(b)) (collectively, the "Exchanging FSSCI Shares") shall be converted into the right to receive that number of shares of HEALTHSOUTH Common Stock (the "Exchange Ratio") which is the quotient, computed to four decimal places, obtained by dividing (i) the quotient obtained by dividing (A) $8,907,735 by (B) the number of shares of FSSCI Common Stock outstanding as of the Effective Time, by (ii) the Base Period Trading Price (as defined below), as may be adjusted as provided in Section 2.1(e) below (the "Merger Consideration"). For purposes of this Plan of Merger, the term "Base Period Trading Price" shall mean the average of the daily closing prices per share for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the New York Stock Exchange trading day immediately preceding the date of the Special Meeting (as defined in Section 7.3) (such period being herein called the "Base Period"). As of the Effective Time, all such Exchanging FSSCI Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging FSSCI Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

   (d) Dissenting Shares. Notwithstanding anything in this Plan of Merger to the contrary, the holder of any shares of FSSCI Common Stock that, as of the Effective Time, are or may become "Dissenting Shares" within the meaning of such term under Section 1300(b) of the CGCL ("Dissenting Shares") shall not be entitled to receive the Merger Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock unless such holder fails to perfect or otherwise loses such holder's rights, if any, but shall instead be entitled only to such rights as may be granted to such holder under Chapter 13 of the CGCL. If, after the Effective Time, such holder fails to perfect or loses any such rights under such statute, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.1(c) and the cash in lieu of fractional shares of HEALTHSOUTH Common Stock specified in Section 2.2.

   (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time HEALTHSOUTH shall have declared a stock split (including a reverse split) of HEALTHSOUTH Common Stock or a dividend payable in HEALTHSOUTH Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of HEALTHSOUTH Common Stock with respect to their HEALTHSOUTH Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then (i) the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities and (ii) if such stock split, dividend or distribution has a record date during or after the Base Period and prior to the Effective Time, then the number of shares of HEALTHSOUTH Common Stock to be issued upon conversion of a share of FSSCI Common Stock pursuant to Section 2.1(c) shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

   (f) Payment of Investment Banking Fees. The parties acknowledge and agree that the aggregate Merger Consideration reflects the deduction of $443,015 payable by FSSCI to Robertson, Stephens & Company. On the Closing Date, and contemporaneously with the Closing, HEALTHSOUTH shall pay such amount to Robertson, Stephens & Company by wire transfer in immediately available funds to an account designated by Robertson, Stephens & Company.
Such payment shall be for the account of FSSCI.

   2.2 Exchange of Certificates. (a) Exchange Procedures. As soon as reasonably practicable after the Effective Time, HEALTHSOUTH shall deliver to each holder of record of a certificate or certificates which immediately prior to the
Effective Time represented outstanding shares of FSSCI Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 one or more certificates representing shares of HEALTHSOUTH Common Stock representing that number of whole shares of HEALTHSOUTH Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled; provided, however that HEALTHSOUTH shall only be required to make such delivery to a holder who has surrendered such holder's Certificates. In the event of a transfer of ownership of shares of FSSCI Common Stock which is not registered in the transfer records of FSSCI, a certificate representing the proper number of shares of HEALTHSOUTH Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of HEALTHSOUTH Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HEALTHSOUTH that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HEALTHSOUTH Common Stock and cash in lieu of any fractional shares of HEALTHSOUTH Common Stock as contemplated by this
Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of HEALTHSOUTH Common Stock.

   (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HEALTHSOUTH Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HEALTHSOUTH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the surrender of such Certificate in accordance with Section 2.2(a). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HEALTHSOUTH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HEALTHSOUTH Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HEALTHSOUTH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of HEALTHSOUTH Common Stock.

   (c) No Further Ownership Rights in Exchanging FSSCI Shares. All shares of HEALTHSOUTH Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(b) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Exchanging FSSCI Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

   (d) No Fractional Shares. No certificates or scrip representing fractional shares of HEALTHSOUTH Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HEALTHSOUTH. Notwithstanding any other provision of this Plan of Merger, each holder of Exchanging FSSCI Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HEALTHSOUTH Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HEALTHSOUTH Common Stock multiplied by the Base Period Trading Price.

   (e) No Liability. None of HEALTHSOUTH, the Subsidiary or FSSCI shall be liable to any person in respect of any shares of HEALTHSOUTH Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock or any dividends or distributions with respect to HEALTHSOUTH Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

   (f) Lost Certificates. If any Certificate representing any Exchanging FSSCI Shares shall have been lost, stolen or destroyed, then (i) the holder thereof shall not be entitled to receive a certificate representing the shares of HEALTHSOUTH Common Stock into which such Exchanging FSSCI Shares have been converted pursuant to Section 2.1 unless and until such holder shall have executed and delivered to the Surviving Corporation an Affidavit and Indemnity in form attached as Exhibit 2.2(f) hereto, and (ii) such Affidavit and Indemnity shall for all purposes be deemed a "Certificate" for purposes of the exchange procedures described in this Section 2.2.

   2.3 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of FSSCI shall be amended and restated, effective at the Effective Time, in a manner satisfactory to HEALTHSOUTH. The Articles of Incorporation of FSSCI, as so amended and restated, shall become the Articles of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

   2.4 Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the laws of the State of California, the Articles of Incorporation of FSSCI and the said Bylaws.

   2.5 Directors and Officers of the Surviving Corporation. The Directors and officers of the Subsidiary immediately prior to the Effective Time shall be the Directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

   2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and FSSCI as of the Effective Time shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

   2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its sole shareholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary. The employees and agents of the Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Subsidiary.

Section 3. REPRESENTATIONS AND WARRANTIES OF FSSCI.

   FSSCI hereby represents and warrants to HEALTHSOUTH and the Subsidiary as follows:

   3.1 Organization, Existence and Good Standing. FSSCI is a corporation duly organized, validly existing and in good standing under the laws of the State of California. FSSCI has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

   3.2 FSSCI Capital Stock. FSSCI's authorized capital consists of 100,000 shares of FSSCI Common Stock, of which 3,700 shares were issued and outstanding as of the date hereof and none of which shares are issued and held as treasury shares. The names, addresses, tax identification numbers and number of shares of FSSCI Common Stock held by each holder of FSSCI Shares is as set forth on
Exhibit  3.2-1 to the  Disclosure  Schedule  delivered  by FSSCI to  HEALTHSOUTH simultaneously with the execution and delivery hereof (the "Disclosure Schedule"). All of the issued and outstanding shares of FSSCI Common Stock are duly and validly issued, fully paid and nonassessable. Except as set forth on
Exhibit 3.2-2 to the Disclosure Schedule, there are no options, warrants, or similar rights granted by FSSCI or any other agreements to which FSSCI is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of FSSCI Common Stock.

   3.3 Subsidiaries, etc. Except as set forth on Exhibit 3.3, FSSCI does not own stock or other equity interests in and does not control, directly or indirectly, any other corporation, association, partnership or business organization, other than its 49% limited partnership interest in Fort Sutter Surgery Center, A California Limited Partnership (the "Partnership"). FSSCI owns such limited partnership interest in the Partnership free and clear of any liens, charges, claims or encumbrances of any kind, except for those encumbrances set forth in the Amended and Restated Limited Partnership Agreement of the Partnership dated as of July 12, 1991, as further amended through the date hereof (as so amended, the "Partnership Agreement").

   3.4 Foreign Qualifications. FSSCI is not required to be qualified to do business as a foreign corporation in any jurisdiction.

   3.5 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, FSSCI has the corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Articles of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of the Plan of Merger and such related documents. Except as set forth on Exhibit 3.5 to the Disclosure Schedule, the execution and delivery of the Plan of Merger does not and, subject to the receipt of required shareholder approval, the consummation of the Merger will not, cause FSSCI to violate any provisions of the Articles of Incorporation of FSSCI or any provisions of, or result in the acceleration of any obligation of FSSCI under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which FSSCI is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject, except where any such violation would not have a material adverse effect on FSSCI or its ability to enter into and perform this Plan of Merger. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of FSSCI. This Plan of Merger has been duly executed and delivered by FSSCI and, assuming this Agreement constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, as the case may be, constitutes a valid and binding obligation of FSSCI, enforceable against FSSCI in accordance with its terms.

   3.6 FSSCI Financial Information. (a) FSSCI has previously delivered to HEALTHSOUTH true and correct copies of the federal tax returns filed by FSSCI, as prepared by FSSCI's accountants, for the 1994 and 1995 calendar years.

   (b) Except as set forth in Exhibit 3.6(b), FSSCI has:

   (i) no material assets other than (i) its interest in the Partnership, (ii) its interest in the Fort Sutter Medical Building, A California Limited Partnership, and (iii) cash held in bank deposits or money market accounts; and

   (ii) no material liabilities other than transaction fees accrued through the date hereof or otherwise payable at the Closing that, if not paid by FSSCI prior to the Closing Date, will be part of the Closing Transaction Fees.

   3.7 Legal Proceedings. Except as set forth on Exhibit 3.13 to the Disclosure Schedule, there is no litigation, governmental investigation or other proceeding pending or, so far as is known to FSSCI, threatened against or relating to FSSCI, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to FSSCI, no reasonable basis for any such action exists.

   3.8 Contracts, etc. Except as set forth in Exhibit 3.8 to the Disclosure Schedule, other than the Partnership Agreement, FSSCI is not a party to any contract, lease or agreement of any kind, written or oral.

   3.9 Subsequent Events. Except as set forth on Exhibit 3.9 to the Disclosure Schedule or disclosed in the FSSCI Documents, FSSCI has not, since December 31, 1995:

   (a) Incurred any material adverse change in its business or financial condition.

   (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on Exhibit 3.6(b) or
(ii) liabilities incurred since December 31, 1995 in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on FSSCI.

   (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on FSSCI, except as may have been required due to income or operations of FSSCI since the date of the FSSCI Balance Sheet.

   (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, of FSSCI.

   (e) Sold or transferred any of the assets of FSSCI, canceled any material debts or claims owed to FSSCI or waived any material rights of FSSCI.

   (f)  Except  for this Plan of Merger  and any other  agreement  executed  and
delivered   pursuant  to  this  Plan  of  Merger,   entered  into  any  material
transaction.

   (g) Issued any stock, bonds or other securities.

   3.10 Tax Returns. Except as set forth on Exhibit 3.13 to the Disclosure Schedule, FSSCI has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on FSSCI. FSSCI has made all payments shown as due on such returns. FSSCI has not been notified that any tax returns of FSSCI are currently under audit by the Internal Revenue Service or any state or local tax agency. No agreements have been made by FSSCI for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

   3.11 Commissions and Fees. Except for fees payable to Robertson, Stephens & Company, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against HEALTHSOUTH resulting from any action taken by FSSCI or its shareholders, officers or Directors, or any of them.

   3.12 Employment Matters. FSSCI has no employees and is not a party to, or obligated to make contributions to or under or otherwise participate in, any employee benefit plan of any kind whatsoever, whether or not such plan is subject to the Employee Retirement Income Security Act of 1976, as amended.

   3.13 Compliance with Laws in General. Except as set forth on Exhibit 3.13 to the Disclosure Schedule, FSSCI has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations.

   3.14 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the FSSCI Common Stock entitled to vote thereon is the only vote of the holders of any class or series of FSSCI capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

   3.15 Opinion of Financial Advisor. FSSCI has received the oral opinion of Robertson, Stephens & Company to the effect that, as of the date of this Plan of Merger, the Merger Consideration is fair to the holders of FSSCI Shares from a financial point of view, a written copy of which opinion will be delivered by FSSCI to HEALTHSOUTH prior to the date on which the definitive proxy materials for the Proxy Statement (as defined in Section 7.4(a)) are filed with the SEC.

   3.16 No Untrue Representations. No representation or warranty by FSSCI in this Plan of Merger, and no Exhibit or certificate issued by FSSCI and furnished or to be furnished to HEALTHSOUTH pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of the circumstances under which they were made.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY AND HEALTHSOUTH.

   The Subsidiary and HEALTHSOUTH, jointly and severally, hereby represent and warrant to FSSCI as follows:

   4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of California. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of HEALTHSOUTH.

   4.2 Power and Authority. The Subsidiary has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not, and the consummation of the Merger contemplated hereby will not, violate any provisions of the Articles of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

   4.3 No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

   4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

   4.5 No Contracts or Liabilities. Other than the obligations created under the Plan of Merger, the Subsidiary is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

Section 5. REPRESENTATIONS AND WARRANTIES OF HEALTHSOUTH.

   HEALTHSOUTH hereby represents and warrants to FSSCI as follows:

   5.1 Organization, Existence and Good Standing. HEALTHSOUTH is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. HEALTHSOUTH has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. HEALTHSOUTH is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary.

   5.2 Power and Authority. HEALTHSOUTH has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not, and the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of HEALTHSOUTH, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which HEALTHSOUTH is a party or by which it is bound, or violate any restrictions of any kind to which HEALTHSOUTH is subject. The execution and delivery of this Agreement has been approved by the Board of Directors of HEALTHSOUTH. This Agreement has been duly executed and delivered by HEALTHSOUTH and the Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of FSSCI, constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, enforceable against HEALTHSOUTH and the Subsidiary in accordance with its terms.

   5.3 HEALTHSOUTH Common Stock. On the Closing Date, HEALTHSOUTH will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of FSSCI Shares in accordance with the provisions of the Plan of Merger. The HEALTHSOUTH Common Stock to be issued pursuant to the Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, (ii) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (iii) authorized for listing on the New York Stock Exchange, Inc. (the "Exchange") upon official notice of issuance.

   5.4. Capitalization. HEALTHSOUTH's authorized capital stock consists of 1,500,000 shares of Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 250,000,000 shares of Common Stock, par value $.01 per share, of which 154,734,263 shares are issued and outstanding, and 93,000 shares are held in treasury. All of the issued and outstanding shares of HEALTHSOUTH Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in the HEALTHSOUTH Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the HEALTHSOUTH Quarterly Report on Form 10-Q for the three months ended March 31, 1996 (the "HEALTHSOUTH Documents"), there are no options, warrants, convertible debentures or similar rights granted by HEALTHSOUTH or any other agreements to which HEALTHSOUTH is a party providing for the issuance or sale by it of any additional securities, other than stock options granted in the ordinary course since such date. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of HEALTHSOUTH Common Stock.

   5.5 Subsidiary Common Stock. HEALTHSOUTH owns, beneficially and of record, all of the issued and outstanding shares of Subsidiary Common Stock, which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. HEALTHSOUTH has the corporate power to endorse and surrender such Subsidiary Shares for cancellation pursuant to the Plan of Merger. HEALTHSOUTH has taken all such actions as may be required in its capacity as the sole shareholder of the Subsidiary to approve the Merger.

   5.6 HEALTHSOUTH Documents. HEALTHSOUTH has heretofore furnished FSSCI with a true and complete copy of the HEALTHSOUTH Documents, and any report or other filing that HEALTHSOUTH was required to file with the Securities and Exchange Commission since March 31,

1996 (the "Additional Filings"), together with any amendments or supplements thereto. Except as disclosed in the HEALTHSOUTH Documents or the Additional Filings, no event has occurred or arisen prior to the date hereof that will require the filing of (i) a Current Report on Form 8-K after the date hereof or
(ii) any material amendment or supplement to any HEALTHSOUTH Document or Additional Filings. As of their respective dates, the HEALTHSOUTH Documents and Additional Filings did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the HEALTHSOUTH Documents and Additional Filings complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the HEALTHSOUTH Documents and Additional Filings, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of HEALTHSOUTH required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of HEALTHSOUTH at said dates and the consolidated results of operations and cash flows of HEALTHSOUTH for the periods then ended.

   5.7 Investment Intent. HEALTHSOUTH is acquiring the shares of FSSCI Common Stock hereunder for its own account and not with a view to the distribution or sale thereof, and HEALTHSOUTH has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the shares of FSSCI Common Stock to any other person, firm or corporation.

   5.8 Legal Proceedings. Except as disclosed in the HEALTHSOUTH 10-K, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to HEALTHSOUTH, threatened against or relating to HEALTHSOUTH, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to HEALTHSOUTH, no basis for any such action exists.

   5.9 No Violations. Subject to compliance with applicable securities laws as set forth in Section 7.4, the consummation of the Merger will not violate any law or restriction to which HEALTHSOUTH is subject.

   5.10 Subsequent Events. Except as disclosed in the last-filed HEALTHSOUTH Document or any Additional Filing, HEALTHSOUTH has not, since the date of the last-filed HEALTHSOUTH Document:

   (a) Incurred any material adverse change in its business or financial condition.

   (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the March 31, 1996 Balance Sheet contained in the HEALTHSOUTH Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 or (ii) liabilities discharged or satisfied in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on HEALTHSOUTH.

   (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on HEALTHSOUTH, except as may have been required due to income or operations of HEALTHSOUTH since March 31, 1996.

   (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of HEALTHSOUTH.

   (e) Sold or transferred any of the assets material to the consolidated business of HEALTHSOUTH, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

   5.11 No Untrue Representation. No representation or warranty by HEALTHSOUTH in this Plan of Merger, and no Exhibit or certificate issued by HEALTHSOUTH and furnished or to be furnished to FSSCI pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statement or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

Section 6. ACCESS TO INFORMATION AND DOCUMENTS.

   6.1 Access to Information. Between the date hereof and the Closing Date, FSSCI will give to HEALTHSOUTH and its counsel, accountants and other representatives full access to all the properties, documents and other records of FSSCI and shall furnish HEALTHSOUTH with copies of such documents and with such information with respect to the affairs of FSSCI as HEALTHSOUTH may from time to time reasonably request. For purposes of this Section 6.1, "Confidential Information" means all written and oral information concerning FSSCI, whether prepared by FSSCI, its advisors or otherwise, which FSSCI (or its advisors) has provided or shall provide to HEALTHSOUTH, other than information which is or becomes available to the public other than as a result of a disclosure by HEALTHSOUTH. HEALTHSOUTH shall, and shall cause each of its (and its subsidiaries' and affiliates') directors, officers, employees, representatives, agents and advisors to, (i) hold and maintain in confidence all Confidential Information, (ii) not use any Confidential Information for any purpose other than to evaluate the Merger, and (iii) not disclose any Confidential Information to any person or entity, except as required by applicable law.

   6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise.

   6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

   (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

Section 7. COVENANTS.

   7.1 Preservation of Business. FSSCI will use its best efforts to preserve the business organization of FSSCI intact and to preserve for HEALTHSOUTH and the Surviving Corporation the goodwill of those persons having business relations with FSSCI.

   7.2 Material Transactions. Prior to the Effective Time, FSSCI will not (other than as required pursuant to the terms of the Plan of Merger), without first obtaining the written consent of HEALTHSOUTH:

   (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of FSSCI.

   (b) Enter into any employment or other contract or agreement.

   (c) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of FSSCI.

   (d) Extend credit to anyone.

   (e) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

   (f) Amend its Articles of Incorporation or Bylaws.

   (g) Take any action (other than the payment of transaction fees) of a character described in Section 3.9(a) to 3.9(g), inclusive.

   7.3 Meeting of FSSCI Shareholders. FSSCI will take all steps necessary in accordance with its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of FSSCI will (i) recommend (subject to its fiduciary duties) to FSSCI's shareholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use reasonable, good faith efforts (subject to its fiduciary duties) to obtain the approval by FSSCI's shareholders of this Plan of Merger and the transactions contemplated hereby.

   (b) Nothing contained herein shall affect the right of FSSCI to take action by written consent in lieu of meeting to the extent permitted by applicable law and its Articles of Incorporation and Bylaws.

   7.4 Registration Statement. (a) HEALTHSOUTH shall prepare and file with the Securities and Exchange Commission and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of HEALTHSOUTH Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act of 1933 (the "Securities Act"), including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of FSSCI containing the information required by Form S-4 (the "Proxy Statement"). HEALTHSOUTH shall take all reasonable steps to cause the Registration Statement to be declared effective as promptly as practicable and to maintain such effectiveness until all of the shares covered thereby have been distributed. HEALTHSOUTH shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading. HEALTHSOUTH shall use its reasonable, good faith efforts to have the Proxy Statement approved by the SEC under the provisions of the Securities Exchange Act of 1934. HEALTHSOUTH shall provide FSSCI with copies of all filings made pursuant to this Section 7.4 and shall consult with FSSCI on responses to any comments made by the Staff of the SEC with respect thereto.

   (b) The information specifically designated as being supplied by FSSCI for inclusion in the Registration Statement (other than any information relating to the business, assets, operations or financial condition of the Partnership that has been provided to FSSCI by the general partner of the Partnership) shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of FSSCI Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information specifically designated as being supplied by FSSCI for inclusion in the Proxy Statement (other than any information relating to the business, assets, operations or financial condition of the Partnership that has been provided to FSSCI by the general partner of the Partnership) shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of FSSCI Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to FSSCI, or its officers or directors, should be discovered by FSSCI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, FSSCI shall promptly inform HEALTHSOUTH. All documents, if any, that FSSCI is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

   (c) The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Registration Statement (including any information relating to the business, assets, operations or financial condition of the Partnership) shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of FSSCI Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Proxy Statement (including any information relating to the business, assets, operations or financial condition of the Partnership) shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of FSSCI Common Stock, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to HEALTHSOUTH or its officers or directors, should be discovered by HEALTHSOUTH which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, HEALTHSOUTH shall promptly inform FSSCI and shall promptly file such amendment to the Registration Statement. All documents that HEALTHSOUTH is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (d) Prior to the Closing Date, HEALTHSOUTH shall use its reasonable, good faith efforts to cause the shares of HEALTHSOUTH Common Stock to be issued pursuant to the Merger to be registered or qualified (or to be exempt from registration or qualification) under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

   (e) Prior to the Closing Date, HEALTHSOUTH shall file an additional listing application (the "Listing Application") with the Exchange relating to the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger, and shall use its reasonable, good faith efforts to cause such shares of HEALTHSOUTH Common Stock to be approved for listing on the Exchange, upon official notice of issuance, prior to the Closing Date.

   (f) FSSCI shall furnish all information to HEALTHSOUTH with respect to FSSCI as HEALTHSOUTH may reasonably request for inclusion in the Registration Statement, the Proxy Statement and the Listing Application, and shall otherwise cooperate with HEALTHSOUTH in the preparation and filing of such documents.

   7.5 Exemption from State Takeover Laws. FSSCI shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of FSSCI's Board of Directors or otherwise.

   7.6 Public Disclosures. HEALTHSOUTH and FSSCI will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange.

   7.7 Resignation of FSSCI Directors. On or prior to the Closing Date, FSSCI shall deliver to HEALTHSOUTH evidence satisfactory to HEALTHSOUTH of the resignation of the Directors of FSSCI, such resignations to be effective on the Closing Date.

   7.8 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit to the Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.8, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

   7.9 Other Actions. None of FSSCI, HEALTHSOUTH and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of FSSCI or HEALTHSOUTH to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of FSSCI or HEALTHSOUTH to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

   7.10 Accounting Methods. Neither HEALTHSOUTH nor FSSCI shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by such parties' independent accountants.

   7.11 Tax-Free Reorganization Treatment. Neither HEALTHSOUTH nor FSSCI shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   7.12 Affiliate Agreements. FSSCI will use its reasonable, good faith efforts to cause each of its Directors and executive officers and each of its "affiliates" (within the meaning of Rule 145 under the Securities Act of 1933, as amended) to execute and deliver to HEALTHSOUTH as soon as practicable an agreement in the form attached hereto as Exhibit 7.12 relating to the disposition of shares of FSSCI Common Stock and shares of HEALTHSOUTH Common Stock held by such person and the shares of HEALTHSOUTH Common Stock issuable pursuant to this Plan of Merger.

   7.13 Cooperation. (a) HEALTHSOUTH and FSSCI shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

   (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of HEALTHSOUTH and FSSCI shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of FSSCI's shareholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of HEALTHSOUTH and FSSCI will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

   7.14 Certain Information. For as long as any affiliate (as defined for purposes of Rule 145 under the Securities Act of 1933) of FSSCI holds shares of HEALTHSOUTH Common Stock issued in the Merger (but not for a period in excess of two years from the date of consummation of the Merger), HEALTHSOUTH shall file with the Securities and Exchange Commission or otherwise make publicly available all information about HEALTHSOUTH required pursuant to Rule 144(c) under the Securities Act of 1933 to enable such affiliate to resell such shares under the provisions of Rule 145(d) under the Securities Act of 1933.

   7.15 Distribution to FSSCI Shareholders. (a) On or prior to August 15, 1996, HEALTHSOUTH shall cause the general partner of the Partnership to distribute to FSSCI, in a manner consistent with past practice, the amounts to which FSSCI is entitled to receive under Section 5.03B of the Partnership Agreement (the "FSSCI Distributive Share") for the period from April 1, 1996 through June 30, 1996. FSSCI shall distribute such amounts (after deducting amounts for FSSCI fees, expenses and reserves) to its shareholders, in a manner consistent with past practice, on or prior to the Closing Date.

   (b) On or prior to the 30th day following the last day of the calendar month in which the Closing Date occurs, HEALTHSOUTH shall cause the general partner of the Partnership to distribute to an account designated by FSSCI prior to the Closing (for the benefit of the shareholders of FSSCI as of the Closing Date), in a manner consistent with past practice prior to the Closing Date, the FSSCI Distributive Share for the period from June 30, 1996 through the Closing Date. The Assistant Secretary of FSSCI (immediately prior to the Closing Date) shall thereafter distribute such amounts to FSSCI's former shareholders (less the fees or expenses incurred by FSSCI with respect to the Merger and not otherwise paid by HEALTHSOUTH pursuant to Section 2.1(f) hereof), in a manner consistent with past practice.

   (c) On or prior to the Closing Date, FSSCI shall distribute to its shareholders, on a pro rata basis, all cash held by or on behalf of FSSCI.

   7.16 Payment to Partnership Employees. Within 30 days following the Closing Date, HEALTHSOUTH shall cause the Partnership to pay to certain employees of the Partnership, to be determined by HEALTHSOUTH and FSSCI, a bonus, not to exceed $50,000 in the aggregate, in the manner agreed to by HEALTHSOUTH and FSSCI in their sole discretion prior to the Closing. The distribution payable to the account designated by FSSCI pursuant to Section 7.15(b) shall be reduced by an amount equal to 49% of the aggregate amounts payable pursuant to this Section 7.16.

Section 8. TERMINATION, AMENDMENT AND WAIVER.

   8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of shares of FSSCI Common Stock:

   (a) by mutual written consent of HEALTHSOUTH and FSSCI;

   (b) by either HEALTHSOUTH or FSSCI:

   (i) if, upon a vote at a duly held meeting of shareholders or any adjournment thereof, any required approval of the holders of shares of FSSCI Common Stock shall not have been obtained;

   (ii) if the Merger shall not have been consummated on or before December 31, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of shareholders;

   (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibited the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

   (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

   (v) if either HEALTHSOUTH or FSSCI gives notice of termination as a non-notifying party pursuant to Section 7.8; or

   (c) By either HEALTHSOUTH or FSSCI in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in
Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of HEALTHSOUTH) or Section 9.3 (in the case of FSSCI) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii).

   8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.1, 6.2 and 8.2.

   8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of FSSCI Common Stock; provided, however, that after any such approval, there shall be made no amendment that pursuant to Section 1104 of the CGCL requires further approval by such shareholders without the further approval of such shareholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

   8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.8.

   8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of HEALTHSOUTH, the Subsidiary or FSSCI, action by its Board of Directors or the duly authorized designee of the Board of Directors.

Section 9. CONDITIONS TO CLOSING.

   9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived in writing by HEALTHSOUTH and FSSCI):

   (a) None of HEALTHSOUTH, the Subsidiary or FSSCI nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of FSSCI.

   (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

   (c) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

   (d) The holders of FSSCI Shares shall have approved (by such vote as is required under the CGCL) the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

   (e) The shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the Exchange, shall have been issued pursuant to an effective registration statement (which is subject to no stop order), and shall have been qualified (or shall be exempt from qualification) under applicable state securities laws.

   9.2 Conditions to Obligations of HEALTHSOUTH and the Subsidiary. The obligations of HEALTHSOUTH and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by HEALTHSOUTH and the Subsidiary):

   (a) Each of the agreements of FSSCI to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and FSSCI shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

   (b) The representations and warranties of FSSCI set forth in Section 3.9(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of FSSCI set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that FSSCI shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by HEALTHSOUTH) under
Section 7.2. HEALTHSOUTH and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of FSSCI, dated the Closing Date, certifying in such detail as HEALTHSOUTH and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

   (c) HEALTHSOUTH shall have received an opinion from Haskell Slaughter & Young, L.L.C., to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable assumptions and reasonable representations of fact provided by officers of HEALTHSOUTH, FSSCI and the Subsidiary.

   (d) HEALTHSOUTH shall have received an opinion from Diepenbrock, Wulff, Plant & Hannegan, LLP substantially to the effect set forth in Exhibit 9.2(d) hereto.

   (e) Each of the shareholders of FSSCI who either (i) is a director of FSSCI on the date hereof or (ii) owns at least 100 shares of FSSCI Common Stock on the date hereof shall have entered into a Non-Competition Agreement substantially in the form of Exhibit 9.2(e) hereto.

   9.3 Conditions to Obligations of FSSCI. The obligations of FSSCI to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by FSSCI):

   (a) Each of the agreements of HEALTHSOUTH and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and HEALTHSOUTH and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

   (b) The representations and warranties of HEALTHSOUTH set forth in Section 5.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of HEALTHSOUTH set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such that the representations and warranties in Section 5.6 expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). FSSCI shall have been furnished with a certificate, executed by duly authorized officers of HEALTHSOUTH and the Subsidiary, dated the Closing Date, certifying in such detail as FSSCI may reasonably request as to the fulfillment of the foregoing conditions and to the conditions set forth in Sections 9.1(c) and 9.1(e).

   (c) FSSCI shall have received an opinion from Diepenbrock, Wulff, Plant & Hannegan, LLP to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable assumptions and reasonable representations of fact provided by officers of HEALTHSOUTH, FSSCI and the Subsidiary.

   (d) FSSCI shall have received an opinion from Haskell Slaughter & Young, L.L.C., substantially to the effect set forth in Exhibit 9.3(d) hereto.

Section 10. MISCELLANEOUS.

   10.1   Nonsurvival   of   Representations   and   Warranties.   None  of  the
representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

   10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

     If to HEALTHSOUTH:

          HEALTHSOUTH Corporation
          Two Perimeter Park South
          Birmingham, Alabama 35243
          Attention: Thomas W. Carman
          Facsimile: (205) 969-4750

     with a copy to:

          William W. Horton, Esq.
          HEALTHSOUTH Corporation
          Two Perimeter Park South
          Birmingham, Alabama 35243
          Facsimile: (205) 969-4732

     If to FSSCI:

          Fort Sutter Surgery Center, Inc.
          2801 K Street
          Suite 310
          Sacramento, California 95816
          Attention: Dr. David B. Coward
          Facsimile: (916) 733-5017
     with a copy to:

          Charles S. Farman, Esq.
          Diepenbrock, Wulff, Plant & Hannegan, LLP
          300 Capitol Mall
          Suite 1700
          Sacramento, California 95814
          Facsimile: (916) 446-1696

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

   10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

   10.4 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of California, applied without giving effect to any conflicts-of-law principles.

   10.5 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

   10.6 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

   10.7 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with FSSCI or HEALTHSOUTH, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles and (ii) any changes resulting from any restructuring or other similar charges or write-offs taken by FSSCI with the consent of HEALTHSOUTH.

   10.8 Taxes. For purposes of this Agreement, the term "tax" or "taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, Social Security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, the term "tax return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to taxes.

   10.9 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

   10.10 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

   10.11 Entire Agreement. This instrument, including all Exhibits attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

   10.12  Counterparts.   This  Plan  of  Merger  may  be  executed  in  several
counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

   10.13 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as provided in Section 10.15, no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

   10.14 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by HEALTHSOUTH, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

   10.15 Indemnification of FSSCI Agents. FSSCI (and, after the Effective Time, the Surviving Corporation) shall, to the maximum extent and in the manner that a California corporation is permitted by the CGCL to indemnify its agents (as defined in Section 317(a) of the CGCL), indemnify, defend and hold harmless each of the officers and directors of FSSCI immediately prior to the Closing Date against expenses (as defined in Section 317(a) of the CGCL), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the CGCL), arising by reason of the fact that such person is or was an agent of FSSCI (including any proceeding relating to the Merger). Expenses and attorneys' fees incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 10.15, shall be paid by the applicable corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 10.15.

   IN WITNESS WHEREOF, HEALTHSOUTH, the Subsidiary and FSSCI have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.


                                        FORT SUTTER SURGERY CENTER, INC.
                                        By   /s/ DAVID B. COWARD
                                           -----------------------------
                                                 David B. Coward
                                                   President

ATTEST:
       /s/ CINDY LEATHERS
       -------------------------
           Cindy Leathers
         Assistant Secretary

                                        HEALTHSOUTH CORPORATION
                                        By   /s/ WILLIAM W. HORTON
                                           -----------------------------
                                        Its    Senior Vice President
                                           -----------------------------

ATTEST:
       /s/ ANTHONY J. TANNER
      ----------------------------
           Anthony J. Tanner
              Secretary

                                        FSSCI ACQUISITION CORPORATION
                                        By  /s/ WILLIAM W. HORTON
                                           -----------------------------
                                        Its      Vice President
                                           -----------------------------

ATTEST:
       /s/ ANTHONY J. TANNER
      ----------------------------
           Anthony J. Tanner
              Secretary

                                                                       ANNEX B
                                                              August 5, 1996

CONFIDENTIAL

Board of Directors
Fort Sutter Surgery Centers, Inc.
2801 K Street, Suite 310
Sacramento, CA 95816

Members of the Board:

You have asked our opinion with respect to the fairness to the shareholders of Fort Sutter Surgery Center, Inc., ("FSSCI" or the "Company"), from a financial point of view and as of the date hereof, of the Purchase Price Value (as defined below) to the shareholders of FSSCI, in connection with the proposed merger of FSSCI with a wholly-owned subsidiary of HEALTHSOUTH Corporation ("HEALTHSOUTH"), pursuant to the draft Agreement and Plan of Merger, dated as of August 1, 1996 (the "Agreement"). We understand that FSSCI is the owner of 49% of the limited partnership interests in Fort Sutter Surgery Centers, L.P., which operates two ambulatory surgery centers (the "Surgery Centers"). Under the terms of the Agreement, the outstanding shares of the common stock of FSSCI will be converted into shares of the common stock of HEALTHSOUTH in connection with the statutory merger of the HEALTHSOUTH subsidiary with and into FSSCI (the "Merger"), based on a total purchase price for FSSCI (other than amounts to be received by FSSCI from HEALTHSOUTH with respect to another partnership interest held by FSSCI, as to which we express no opinion) of $9.1 million (the "Purchase Price Value"). We have been advised that the Merger is intended to qualify as a tax-free reorganization for federal income tax purposes. The terms and conditions of the Merger are set out more fully in the Agreement.

For purposes of this opinion we have (i) reviewed financial information on the Surgery Centers furnished to us by FSSCI, including certain internal financial analyses and forecasts prepared by the management of FSSCI and the Surgery
Centers; (ii) reviewed publicly available information; (iii) held discussions with the management of FSSCI and the Surgery Centers concerning the businesses, past and current business operations, financial condition and future prospects of the Surgery Centers; (iv) reviewed the Agreement; (v) compared the financial terms of the Merger with other transactions which we deemed relevant; and (vi) made such other studies and inquiries, and reviewed such other data, as we deemed customary and relevant.

In connection with our opinion, we have not independently verified any of the foregoing information and have relied on all such information being complete and accurate in all material respects. Furthermore, we did not obtain any independent appraisal of the properties or assets and liabilities of the Surgery Centers or of FSSCI. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of the Surgery Centers which we have reviewed, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best available estimates and judgments of the respective managements of FSSCI and the Surgery Centers and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of FSSCI and the Surgery Centers. In addition, we have relied on estimates and judgments of the managements of FSSCI and the Surgery Centers as to the future financial performance of the Surgery Centers. Further, we have assumed that the historical financial statements of the Surgery Centers that we have reviewed have been prepared and presented in accordance with generally accepted accounting principles. While we believe that our review, as described within, is an adequate basis for the opinion that we express, this opinion is necessarily based on market, economic, and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof.

Our opinion is limited to the fairness of the Purchase Price Value to the shareholders of FSSCI. We do not express any opinion regarding the current or future value of the shares of HEALTHSOUTH common stock to be issued in the Merger, nor do we express any opinion regarding the fairness of the Merger to HEALTHSOUTH or to its shareholders.

Robertson, Stephens & Company may, from time to time, trade in the shares of the common stock of HEALTHSOUTH. Furthermore, Robertson, Stephens & Company will receive a fee in connection with the rendering of this opinion.

Our opinion is for the exclusive use of the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement distributed in connection with the Merger.

Based on and subject to the foregoing considerations, it is our opinion, as investment bankers, that, as of the date hereof, the Purchase Price Value is fair to the shareholders of FSSCI from a financial point of view.

                                Very truly yours,

                                ROBERTSON, STEPHENS & COMPANY LLC

                                By: Robertson, Stephens & Company Group, L.L.C.

                                Authorized Signatory

                                                                       ANNEX C

                          NON-COMPETITION AGREEMENT

   NON-COMPETITION AGREEMENT, made and entered into as of the _______ day of _____________, 1996, by and among HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), FORT SUTTER SURGERY CENTER, L.P., a California limited partnership (the "Partnership"), and each person identified on Schedule A attached hereto (individually, a "Shareholder" and collectively, the "Shareholders").

                             W I T N E S S E T H:

   WHEREAS, the Partnership's sole business consists of the ownership and operation of an outpatient surgery center (which business, as conducted as of the date hereof, is referred to herein as the "Partnership Business") in Sacramento, California;

   WHEREAS, immediately prior to the transaction described in the following recital, the Shareholders were the shareholders of Fort Sutter Surgery Center, Inc., a California corporation ("FSSCI"), which is a limited partner of the Partnership;

   WHEREAS, contemporaneously with the execution and delivery of this Agreement, a wholly-owned subsidiary of HEALTHSOUTH has been merged with and into FSSCI (the "Merger") under the provisions of that certain Plan and Agreement of Merger, dated August 13, 1996, among HEALTHSOUTH, FSSCI Acquisition Corporation and FSSCI (the "Plan of Merger"), pursuant to which the Shareholders have received shares of HEALTHSOUTH Common Stock as consideration for such merger;

   WHEREAS, HEALTHSOUTH and the Partnership recognize the knowledge and experience of the Shareholders as it relates to the business of the Partnership, and desire to prevent the Shareholders from competing with the Partnership Business by entering into an agreement restricting the ability of the Shareholders to compete with HEALTHSOUTH and the Partnership in the Partnership Business during a five-year period; and

   WHEREAS, the Shareholders are agreeable to restrictions on their ability to compete against HEALTHSOUTH and the Partnership in the Partnership Business in accordance with the terms of this Agreement.

   NOW, THEREFORE, in consideration of the premises, the execution, delivery and performance of the Plan of Merger, the mutual promises and covenants herein and therein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HEALTHSOUTH, the Partnership and each undersigned Shareholder hereby agree as follows:

   1. Non-Competition of the Shareholders. During the term of this Agreement, each undersigned Shareholder shall not, without the prior written consent of the President, a division President or an Executive Vice President of HEALTHSOUTH Corporation, directly or indirectly (other than as a holder of less than 5% of the outstanding amount of any securities listed on a national securities exchange or designated as a Nasdaq National Market security), own, operate, be employed by, be an agent of, act as a consultant for, financially support or have a proprietary interest in, any enterprise or business which is similar to the Partnership Business, in any part of the area within a 10-mile radius of 2801 K Street, Sacramento, California. Each undersigned Shareholder acknowledges that the Partnership Business draws patients and business from all of such area and agrees that such geographic scope is reasonable. Each undersigned
Shareholder agrees to execute and deliver such certifications and other instruments as HEALTHSOUTH and the Partnership may reasonably request in order to show compliance with the terms of this Agreement. Notwithstanding the foregoing, no Shareholder shall be deemed to be in violation of this Section 1 by reason of (a) engaging in the private practice of medicine (including performing surgery and related procedures), (b) serving on the medical staff of any healthcare facility, (c) providing medical services (including performing surgery and related procedures) at, or referring patients for treatment at, any healthcare facility whatsoever or (d) possessing or maintaining such securities or business interests, or engaging in such activities as such Shareholder shall have disclosed in writing to HEALTHSOUTH prior to the date hereof.

   2. Confidential Information. At no time during the term of this Agreement or after the date that this Agreement shall terminate shall any undersigned Shareholder, directly or indirectly, disclose to others (except as required by law), or use, any secret or confidential information, knowledge or data (oral, written or in machine-readable form) of HEALTHSOUTH or its affiliates relating to the Partnership Business, including, but not limited to, this Agreement and information concerning (a) the business, affairs, protocols, manuals, patients or operations of HEALTHSOUTH or its affiliates relating to the Partnership Business, (b) any trade secrets, new product developments, special or unique processes or methods of HEALTHSOUTH or its affiliates relating to the Partnership Business, or (c) any marketing, sales, advertising or other concepts or plans of HEALTHSOUTH or its affiliates relating to the Partnership Business. The foregoing covenant shall include all such information, knowledge or data whether or not developed by any Shareholder, the Partnership, FSSCI or by others or obtained by HEALTHSOUTH or any of its affiliates from third parties, and irrespective of whether or not such information, knowledge or data have been identified by HEALTHSOUTH or any of its affiliates as secret or confidential, unless and until, and then to the extent and only to the extent that, such information, knowledge or data becomes available to the public otherwise than by the act or omission of any Shareholder or has been disclosed to a Shareholder by a source not known to the Shareholder to have an obligation of non-disclosure to HEALTHSOUTH. All documents, records, notes, computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, reports, customer lists, patient lists, referral sources, photographs, catalogs and other writings, whether copyrightable or not, relating to or dealing with the business, customers or patients of HEALTHSOUTH or its affiliates, and those of others entrusted to HEALTHSOUTH or its affiliates, which were or are prepared or created by any Shareholder or which may come into their possession, are the property of HEALTHSOUTH, and upon termination of this Agreement, each undersigned Shareholder agrees to return all such matters and writings, and all copies thereof, to HEALTHSOUTH.

   3. Term. This Agreement shall be effective as of the effective date (under California law) of the Merger and shall terminate upon the earlier of (i) the fifth anniversary of the date hereof or (ii) the date on which neither HEALTHSOUTH nor the Partnership (nor any of their respective affiliates) is conducting the Partnership Business (or any like business) within the geographic region described in Section 1 hereof.

   4. Specific Performance. Each undersigned Shareholder acknowledges that the rights and privileges granted to HEALTHSOUTH and the Partnership herein are of a special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach by any Shareholder of this Agreement will cause HEALTHSOUTH and the Partnership great and irreparable injury and damage. Accordingly, each undersigned Shareholder hereby agrees that HEALTHSOUTH and the Partnership or their respective subsidiaries or affiliates, or any of them, shall be entitled to remedies of injunction, specific performance or other equitable relief, without bond, to prevent or cure a breach of this Agreement. This provision shall not be construed as a waiver of any other rights or remedies HEALTHSOUTH and the Partnership may have for damages or otherwise.

   5. Partial Invalidity. The parties have entered into this Agreement in good faith and for the reasons set forth in the recitals hereto and assume and intend that this Agreement is legally binding. If, for any reason, this Agreement is not binding because of its geographic scope or because of its term, then the parties agree that this Agreement shall be deemed effective for the widest geographic area and/or the longest period of time as may be legally enforceable.

   6. Enforcement Costs. In the event that either any Shareholder, on the one hand, or HEALTHSOUTH or the Partnership, on the other hand, shall file any action to enforce the terms of this Agreement against the other party or to obtain performance by the other party hereunder, the non-prevailing party in such action shall pay all reasonable costs incurred by the prevailing party in connection with such action, including reasonable attorneys' fees and court costs.

   7. Binding Effect and Modifications. This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, personal representatives, executors, administrators, successors and assigns of the parties to this Agreement. This Agreement and the other agreements executed and delivered contemporaneously with or pursuant to the Plan of Merger contain the entire agreement of the parties and supersede any and all prior written agreements between the parties, and all prior and contemporaneous oral statements with respect to the transaction contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

   8. Section Captions and Counterparts. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

   9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

   10. No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by HEALTHSOUTH solely as a convenience and that all parties hereto have read and fully negotiated all the language used in this Agreement. The parties acknowledge and agree that because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of or against any party by reason of such party's role in drafting this Agreement.

   IN WITNESS WHEREOF, the undersigned parties have hereunto set their hands as of the day and year first above written.

                                   HEALTHSOUTH CORPORATION
                                   By:
                                       -------------------------
                                   Its:
                                       -------------------------

                                   FORT SUTTER SURGERY CENTER, L.P.
                                   by HEALTHSOUTH Surgery Centers -- West, Inc.
                                   its general partner
                                   By:
                                       -------------------------
                                   Its:
                                       -------------------------

                              [Counterpart signatures of Shareholders follow]

                                                                       ANNEX D

                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION 1300. Right to Require Purchase "Dissenting Shares" and "Dissenting Shareholder" Defined.

   (a)If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

   (b)As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

   (1)Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

   (2)Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

   (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

   (4)Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c)As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  Demand for Purchase.

   (a)If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b)Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c)The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  Endorsement of Shares.

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  Agreed Price-time for Payment.

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  Dissenter's Action to Enforce Payment.

   (a)If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision

(i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b)Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c)On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  Appraisers' Report-Payment-Costs.

   (a)If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b)If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c)Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  Dissenting Shareholder's Status as Creditor.

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  Dividends Paid as Credit Against Payment.

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  Continuing Rights and Privileges of Dissenting Shareholders.

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  Termination of Dissenting Shareholder Status.

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a)The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

   (b)The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c)The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

   (d)The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  Suspension of Proceedings for Payment Pending Litigation.

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  Exempt Shares.

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  Attacking Validity of Reorganization or Merger.

   (a)No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b)If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c)If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate filed in the Office of the Secretary of the State of Delaware on June 13, 1995, contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

   Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

   HEALTHSOUTH has entered into agreements with all of its directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law.


   See Item 22 of this Registration Statement on Form S-4.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits:

   EXHIBIT
     NO.                                                 DESCRIPTION
- ------------  -------------------------------------------------------------------------------------------------
(2)           Plan and Agreement of Merger, dated August 13, 1996, among HEALTHSOUTH Corporation, FSSCI
              Acquisition Corporation and Fort Sutter Surgery Center, Inc. attached to the Prospectus-Proxy
              Statement as Annex A, is hereby incorporated herein by reference.

(5)           Opinion of Haskell Slaughter & Young, L.L.C. as to the legality of the shares of HEALTHSOUTH
              Common Stock being registered.

(8)           Opinion of Haskell Slaughter & Young, L.L.C. as to the description in the Prospectus--Proxy
              Statement of certain federal income tax consequences of the Merger.


   EXHIBIT
     NO.                                                 DESCRIPTION
- ------------  -------------------------------------------------------------------------------------------------
(23)-1        Consent  of Ernst & Young  LLP.  See pages  immediately  following Signature pages to the
              Registration Statement.
(23)-2        Consents of Haskell Slaughter & Young, L.L.C. (included in the opinions filed as Exhibits (5)
              and (8)).
(23)-3        Consent of Robertson, Stephens & Company (included in Annex B to the Prospectus-Proxy
              Statement).
(24)          Powers of Attorney. See signature pages.
(99)          Fort Sutter Surgery Center, Inc. Proxy.


ITEM 22. UNDERTAKINGS.

   (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

   (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on September 25, 1996.

                                   HEALTHSOUTH Corporation
                                   By /s/ RICHARD M. SCRUSHY
                                      --------------------------
                                          Richard M. Scrushy
                                      Chairman of the Board and
                                       Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                           TITLE                       DATE
- -------------------------------  -------------------------------- ---------------------

/s/ RICHARD M. SCRUSHY              Chairman Of The Board             September 25, 1996
- ---------------------------         and Chief Executive Officer
Richard M. Scrushy                  and Director

            *                       Executive Vice President and      September 25, 1996
- ---------------------------         Chief Financial Officer
Aaron Beam, Jr

            *                       Senior Vice President             September 25, 1996
- ---------------------------         and Controller (Principal
William T. Owens                    Accounting Officer)

            *                       Director                          September 25, 1996
- ---------------------------
James P. Bennett

            *                       Director                          September 25, 1996
- ---------------------------
Anthony J. Tanner

            *                       Director                          September 25, 1996
- ---------------------------
P. Daryl Brown

            *                       Director                          September 25, 1996
- ---------------------------
Phillip C. Watkins, M.D


                                      II-3


           SIGNATURE                           TITLE                        DATE
- -------------------------------  --------------------------------  ---------------------
            *                       Director                          September 25, 1996
- ---------------------------
George H. Strong

            *                       Director                          September 25, 1996
- ---------------------------
C. Sage Givens

            *                       Director                          September 25, 1996
- ---------------------------
Charles W. Newhall III

            *                       Director                          September 25, 1996
- ---------------------------
Larry R. House

            *                       Director                          September 25, 1996
- ---------------------------
John S. Chamberlin

            *                       Director                          September 25, 1996
- ---------------------------
Richard F. Celeste

            *                       Director                          September 25, 1996
- ---------------------------
Joel C. Gordon

            *                       Director                          September 25, 1996
- ---------------------------
Raymond J. Dunn, III



                                                     *By: /s/ RICHARD M. SCRUSHY
                                                        ------------------------
                                                              Richard M. Scrushy
                                                              Attorney-in-fact



                                      II-4